As filed with the Securities and Exchange Commission on December 14, 2006

Registration No. 333- 135685

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Amendment Number 1 to

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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AIRGUIDE, INC.

(Name of Small Business Issuer in Its Charter)

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Oklahoma	4953	20-4898182
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code Number)	Identification No.)

1105 N. Peoria

Tulsa, Oklahoma 74116

(918) 858-1050

(Address and Telephone Number of Principal Executive Offices and

Principal Place of Business)

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John Heskett

 501 S. Johnstone, Ste 501

 Bartlesville, Oklahoma 74003

(918) 336-1773

 (Name, Address and Telephone Number of Agent for Service)

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Copies to:

Nicholas J. Malino, CEO

AMEREX Companies, Inc.

1105 N. Peoria

Tulsa, Oklahoma 74116

(918) 858-1050

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Approximate date of proposed sale to the public: As soon as practicable, after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.

[x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.001 par value per share, underlying warrants issued in connection with a financing (3)	4,188,167	$0.01	$41,882	$3.48
Common Stock, $.001 par value per share, underlying a convertible note issued in connection with a financing (4)	13,600,000	$0.50	$6,800,000	$727.60
Common Stock, $.001 par value per share, issued in connection with a financing (5)	900,000	$0.15	$135,000	$14.45
TOTAL	18,688,167		$$6,976,882	$744.93 (6)

(1)  Also registered hereby are such additional and indeterminable number of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes, as well as anti-dilution provisions applicable to the convertible notes and warrants.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(3) Represents shares of common stock issuable upon the assumed exercise of warrants issued in connection with our private financing on November 21, 2005 and line of credit on August 31, 2006.

(4) Represents shares of common stock issuable upon the assumed conversion of the principal and accrued interest on an aggregate $6,800,000 of our convertible promissory note bearing interest at ten percent (10%) issued in connection

(5) Represents shares of common stock issued in connection with a bridge loan on September 2, 2005.

(6) $744.93 previously paid.

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion,  Dated December 14, 2006

AIRGUIDE, INC.

18,688,167 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of 18,688,167 shares of our common stock by the selling stockholders named on page 43.  These shares include up to 13,600,000 shares of common stock issuable upon the conversion of a note and up to 4,188,167 shares of common stock issuable upon the exercise of warrants and 900,000 shares currently outstanding.

The selling stockholders may offer and sell such shares publicly or through private transactions at prevailing market prices or at negotiated prices.  We will not receive any proceeds from any sales made by the selling stockholders but will receive proceeds in the amount of approximately $32,507 assuming the exercise of all of the warrants held by certain of the selling stockholders, subject to certain of the warrants being exercised under a “cashless exercise” right.  We will bear all expenses, other than selling commissions and fees of the selling stockholders, in connection with the registration and sale of the shares being offered by this prospectus.

Our common stock is traded and quoted on the Over the Counter Bulletin Board (the "OTCBB") under the symbol "   AGDC." On December 13, 2006, the last reported sale price of our common stock was $ 0.17 per share.  As of December 14, 2006 we had 18,773,594 shares of common stock outstanding.

The purchase of the securities offered through this Prospectus involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is December 14, 2006

You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications.  Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.  We have not sought the consent of the sources to refer to their reports in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including “Risk Factors” and the Consolidated Financial Statements, before making an investment decision. Unless otherwise indicated, all references to our company include our subsidiaries.

Our Business

We are engaged, through our wholly-owned subsidiaries, in the industrial and municipal waste management services industry and the environmental remediation and abatement services industry.

Our waste management services include transportation, treatment, storage, processing, collection, testing, consolidation and disposal of hazardous and non-hazardous industrial and household waste.  We assist municipalities in the collection and proper disposal of household hazardous waste and provide various waste management services to governmental agencies. We provide emergency response service to hazardous and non-hazardous waste incidents such as transportation accidents and removal of hazardous and non-hazardous substances from clandestine methamphetamine production facilities following seizure and decommissioning by law-enforcement authorities. We also provide a service known as “Lab Packs” – a specialized repackaging, treatment and disposal services for laboratory chemicals and household hazardous wastes.

Our industrial waste management services are conducted through AMEREX Companies, Inc, an Oklahoma corporation and our wholly-owned subsidiary, which we refer to herein as Amerex, and Waste Express, Inc., a Missouri corporation and wholly-owned subsidiary of Amerex.

Amerex conducts waste related services including, transportation of waste materials, field service remediation and decontamination of equipment, lab pack services and treatment of all types of industrial and municipal wastes.  Waste Express is a treatment, storage and disposal facility of hazardous waste regulated by the U.S. Environmental Protection Agency, which we refer to herein as EPA, and licensed by the EPA under the Resource Conservation and Recovery Act of 1976, as amended, which we refer to herein as RCRA, and the Missouri Hazardous Waste Management Law, which we refer to herein as MHWML.

Industry Overview

The demand for industrial waste management services has resulted primarily from the adoption and enforcement of increasingly stringent federal, state and local environmental laws and regulations over the past 30 years. These laws and regulations have significantly increased the costs and potential liabilities associated with the handling of industrial wastes. Under these laws and regulations, a broad list of industrial wastes are classified as "hazardous," and generators of hazardous wastes retain potential legal liability for the proper treatment of such wastes through and including their ultimate disposal. In response to these laws and regulations, many generators of both hazardous and non-hazardous wastes have chosen not to maintain their own treatment and disposal facilities nor to develop the technical expertise necessary to assure regulatory compliance. These generators have instead sought to have their waste streams managed by firms that possess collection, transportation, recycling, treatment, disposal and waste-tracking capabilities and have the expertise and financial capacity necessary to comply with applicable environmental laws and regulations.

Our Strategy

To diversify our customer base and greater utilize our existing facilities and equipment, we intend to:

· maximize utilization of existing facilities by increasing daily operations from 5 to 7 days a week and daily work shifts from one to three eight-hour shifts;

· add water treatment services to our waste management services;

· convert our Pryor, Oklahoma property into our second RCRA licensed waste management facility;

· add sales personnel;

· pursue strategic acquisitions; and

· upgrade the quality and efficiency of treatment services and ensure regulatory compliance.

History and Recent Developments

CDX.com (“CDX.com CO”) was incorporated in the State of Colorado in June, 1978, and it engaged in the manufacture and sale of computerized pulmonary diagnostic equipment used in the medical profession.  CDX.com CO manufactured some of the pulmonary diagnostic equipment that it sold, as well as selling equipment manufactured by third parties.  In addition to pulmonary diagnostic equipment, CDX.com CO also sold items related to testing equipment as well as maintenance and service agreements.  CDX.com CO also was a reseller of certain products used in the physician market, e.g., blood pressure cuffs and laryngoscopes.  CDX.com CO’s principal customers were primary care physicians, group practices, clinics, and medical centers.

On November 18, 2000, Tampa Bay Financial, Inc., a Florida corporation, acquired control of CDX.com CO and changed its business from the sale of computerized pulmonary diagnostic equipment and bio-hazard control products to international communications, doing business under the name of DataStream Global Communications.  At approximately the same time, and as part of the restructuring of the company in the fall of 2000, CDX.com CO sold substantially all of its assets used in connection with its pulmonary diagnostic equipment sales to Cyberdiagnostics, Inc.  The transferred assets included all furniture, fixtures, equipment, inventory, plans, permits, licenses, approvals and trade names, as well as the company’s books, records, signage and goodwill associated with the pulmonary diagnostic equipment sales business.  As consideration for that sale, Cyberdiagnostics, Inc. assumed all of CDX.com’s liabilities and indemnified it against all claims relating to the assets it acquired.

In January of 2001, CDX.com CO reorganized again.  Effective January 26, 2001, Pensat International Communications, Inc., merged into CDX.com CO’s wholly-owned subsidiary, Pensat, Inc (“Pensat”).  The result of the January reorganization and the reason for it was that CDX.com CO, through its Pensat subsidiary, acquired a telecommunications business that was operated as a global Integrated Communications Provider (ICP) with sales and network operations in the U.S., Spain, Brazil, and Syria.  CDX.com CO operated its newly-acquired ICP network through its Pensat subsidiary.  Pensat’s services included voice, Internet, and data services delivered over common network facilities.  Pensat filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in October 2001 and, as indicated in its filing, terminated its operations in the United States.  On May 14, 2002, a motion was made to convert the bankruptcy to Chapter 7, and there were no active operations at that time. From the date its subsidiary Pensat ceased both foreign and domestic operations, there was no corporate activity for CDX.com CO outside of the Pensat Bankruptcy proceeding, which proceeding was converted to Chapter 7 by Order of the Court entered January 28, 2003.

On June 4, 2005, Michelle Harrington was elected to serve as CDX.com CO’s sole officer and director.  On June 6, 2005, CDX.com CO was directed by order of the Third Judicial District Court for Utah County, Utah to issue 300,000,000 shares of common stock to Michelle Harrington.  This stock was issued as payment for debt owed by CDX.com CO  to Harrington for transfer agent services under a judgment dated May 10, 2005, and as a result, Ms. Harrington acquired control of CDX.com CO.

On July 22, 2005, the CDX.com CO Board of Directors accepted the resignation of Michelle Harrington as sole officer and director, and appointed James Frack as sole officer and director. The resignation of Michelle Harrington and appointment of James Frack were not based on any disagreement with CDX.com CO.

CDX.com CO reorganized again in July of 2005: The first part of the July 2005 reorganization involved redomiciling CDX.com CO as an Oklahoma corporation.  This was done as follows:  On July 28, 2005, CDX.com CO implemented a reverse stock split, reducing all of its outstanding stock to 1/1000th of its prior value.  Also on July 28, 2005, CDX.com CO filed Restated Articles of Incorporation in Colorado.  CDX.com CO then entered into an Agreement of Merger with CDX.com Merger, Inc. (“CDX.com Merger OK”), an Oklahoma corporation organized on July 26, 2005 for the purpose of re-domiciling CDX.com CO.  CDX.com Merger OK was the survivor under the merger. The common stock of CDX.com Merger OK had identical rights, terms and privileges as the common stock of CDX.com CO.

The second part of the July 2005 reorganization involved establishing Airguide, Inc. (“Airguide”), an Oklahoma corporation organized on July 26, 2005 as a wholly-owned subsidiary of the newly-re-domiciled CDX.com Merger OK, as a holding company for CDX.com Merger OK.  Simultaneous with the designation of Airguide as the holding company, CDX.com Merger OK was merged into the new Oklahoma Corporation named CDX.com, Inc. (“CDX.com OK”), a corporation created on July 26, 2005 as a subsidiary of Airguide. This was achieved through a three-party merger agreement between CDX.com Merger OK, Airguide, and CDX.com OK.  Under this three-party agreement, the previous public shareholders of CDX.com Merger OK were entitled the same number of shares of Airguide that they had previously held in CDX.com Merger OK, and their ownership of Airguide stock occurred by operation of the terms of the three-party agreement, without any action required on their part. Airguide became the public company as a result of the three-party merger, and Airguide had the same public stockholder base that CDX.com Merger OK previously had.

Prior to the July 2005 Reorganization, Airguide was only a subsidiary and did not operate, manage, control, or receive any assets or benefits from its parent.  Neither at the time of the July 2005 Reorganization, nor thereafter, did Airguide operate, manage, finance, receive assets, transfer assets, guarantee debts or obligations, nor take any action with respect to its subsidiary CDX.com, Inc. OK.  Airguide’s actions were designed to comply with Oklahoma laws allowing for a merger between parent and subsidiary corporations in which the liabilities of the parent are transferred by sale of an indirect subsidiary under a holding company formation. Even though the indirect subsidiary, in this case CDX.com OK, had liabilities of the parent company, there is a commercial value for such a company. Accordingly, Airguide held CDX.com OK as an investment, with no action being taken by Airguide as controlling stockholder while the stock was held on its books prior to being sold.  Airguide sold the CDX.com OK stock on August 1, 2005, and that sale was for the purpose of realizing Airguide’s investment.

On December 23, 2005, Amerex, a privately held company, entered into an agreement with James Frack, our former president, treasurer, sole director, and principal stockholder, calling for the relinquishment of 100,000 shares or 15.5% of our outstanding common stock then owned by him, upon our entering into an agreement to and consummating our acquisition of Amerex.

On July 5, 2006, we executed a share exchange of our common stock and acquired 100% of the issued and outstanding capital stock of Amerex, pursuant to a Share Exchange Agreement dated July 5, 2006. Pursuant to the agreement, the stockholders of Amerex received 19,760,074 shares of our common stock in exchange for all of the issued and outstanding capital stock of Amerex, the 100,000 shares of our common stock issued to James Frack were cancelled, and all warrants and convertible notes of Amerex were exchanged for our warrants and convertible notes.  In connection with the issuance of our common stock to the former stockholders of Amerex, the stockholders of Amerex beneficially became the owners of 97.3% of our issued and outstanding voting securities.

Recent Acquisitions

On September 2, 2005, we purchased the assets of Enhanced Operating Company, LLC, which we refer to herein as EOC, relating to the development of an oil/water separation technology business. We are currently in the process of evaluating technologies that can be utilized in this process. The primary assets purchased in this transaction were storage tanks and vessels, piping, motors and pumps and, including approximately 25 acres of property located in Harrison County, Texas, in consideration for 250,000 restricted shares of our common stock, and all EBITDA profit in excess of 30% annually over a three-year period until $1,000,000 is paid. The contract for this acquisition required us to make a cash infusion of $250,000 in working capital to construct the necessary enhancements to the site and the purchased assets to launch for the business operations of EOC. These enhancements consist of acquisition of a salt/water separation technology which will allow us to clean the production water to groundwater levels and to construct the piping and valves needed to integrate the oil/water separation system which we purchase separately and the water/salt separation technology which we have yet to acquire. The $250,000 also includes necessary testing which needs to be accomplished prior to the implementation of the system being acquired. The contract also required us to enter into a three year employment agreement with Michael Eppler, then president of EOC, at a monthly salary of $10,000 and a sign-on bonus of $50,000. This employment agreement was terminated in November 2006 and we agreed to pay Mr. Eppler through November 30, 2006.

On September 12, 2005, we acquired all of the outstanding capital stock of Waste Express, Inc. from its sole stockholder. The purchase price consisted of cash in the amount of $275,000 and an installment note in the amount of $235,000, with interest at six percent (6%). The purchase agreement also required us to pay a fee equal to the greater of $2,500 or one percent (1%) per annum of seller’s current $200,000 line of credit securing Waste Express’ regulatory closure plan until it secures such plan. On November 10, 2006 we replaced the seller’s line of credit securing the closure plan and replaced the collateral with our own Line of Credit for $230,000. See “Business – Acquisitions -- The Waste Express, Inc., Acquisition.”

On September 13, 2005, we purchased certain assets consisting primarily of oil/water separation devices, a mobile laboratory, a mobile treatment unit, and an International Vac Truck from NES Technology LLC, which we refer to herein as NES, and Industrial Waste Services LLC, which we refer to herein as IWS, in consideration for the issuance of 500,000 restricted shares of our common stock to the members of these two companies, including, Richard Coody, a member of our board of directors, and the assumption of outstanding liabilities.  Since NES had very limited operations prior to our acquisition of its assets and since subsequent to the acquisition, we did not provide services to any of the same the clients who were serviced by NES and since neither the management nor the location were continuous subsequent to the acquisition nor was the NES trade name or project history utilized by us after the acquisition we accounted for this transaction as an acquisition of assets.

The assets and real property from these acquisitions were used to establish our business operations in Tulsa, Oklahoma in November 2005 and to begin our planned construction in the fourth quarter of 2006 of a facility to store and treat oily water from producing oil wells in Harrison County, Texas, with operations expected to commence in the first quarter of 2007. On October 31, 2006 management decided to reevaluate this project and may decide to discontinue or terminate the project and focus on further developing our core businesses.

We used the proceeds from the Hypothecators note and the PTF note to purchase certain assets of EOC, NES and IWS.  See “Recent Financings” below for a description of the Hypothecators and PTF notes.

In February 2006, Amerex Acquisition Corp., a wholly-owned subsidiary of Amerex, acquired approximately 168 acres of heavily developed industrial property in Pryor, Oklahoma from Kaiser Aluminum and Chemical Corporation in consideration for $700,000 in cash and delivery of $800,000 into an escrow account with JP Morgan Chase Bank to provide financial assurance for the removal of all asbestos and asbestos containing materials from the property within 18 months following closing.  We expect that we will be able to complete the asbestos removal within the required time period. We were also required to deposit $400,000 with the Oklahoma Department of Environmental Quality through Guaranteed Abstract Company, a title company located in Tulsa, Oklahoma, to provide financial assurance of our ability to close the two injection wells on the Pryor property.

On April 28, 2006, we purchased certain assets of Environmental Remediation Services, Inc., herein referred to as ERS, consisting primarily of several vacuum trucks, truck equipment, trailer equipment, personal safety equipment, forklifts, tractors, and miscellaneous tools to be used in connection with our emergency response services. The purchase was considered a purchase of assets rather than the purchase of a business since the main purpose was to acquire the assets and to repurpose them to service our existing customers.  The purchase price for the assets consisted of cash in the amount of $1,200,000 and our entering into a one-year consulting agreement with Kenneth Duckworth, the sole owner of ERS. To ensure our performance under the consulting agreement, we were required to fund an Irrevocable Standby Letter of Credit in the amount of $600,000 with American Bank and Trust of Tulsa, Oklahoma for the benefit of Kenneth Duckworth, with $150,000 to be released at the end of each quarterly period subsequent to closing until drawn down in full.

Recent Financings

On November 21, 2005, we entered into a financing arrangement with CAMOFI Master LDC, an affiliate of Centrecourt Asset Management LLC, which agreement was amended on February 23, 2006.  Under the arrangement as amended, we issued CAMOFI Master LDC a two-year convertible note in the aggregate principal amount of $6,800,000, with interest at ten percent (10%) per annum payable monthly, convertible into 13,600,000 shares of its common stock at a conversion price of $0.50 per share, exclusive of any accrued interest on the note, and a five-year warrant to purchase 2,266,667 shares of our common stock at an exercise price of $0.01 per share.  The terms of the note provided for funds to be drawn down in three tranches, with the first tranche of $2.5 million drawn down on November 21, 2005.  Pursuant to the financing arrangement, we defaulted on our obligation to timely file a registration statement for the shares underlying the note and warrant and CAMOFI Master LDC agreed to waive all penalties for a five-year warrant to purchase 984,000 shares of our common stock at an exercise price of $0.01 per share.  We have also failed to provide CAMOFI with periodic financial reports required under our agreement, which failure has been waived to date without penalty. The shares of our common stock underlying the CAMOFI Master LDC note and the warrants are being registered for resale pursuant to the registration statement of which this prospectus is a part.  The obligations under the CAMOFI Master LDC note are secured by a first priority security interest in our assets.

On August 12, 2005, we entered into a loan agreement with DCI USA Inc., which we refer to herein as DCI, pursuant to which DCI agreed to loan us $400,000 in consideration for two one-year promissory notes, one in the amount of $300,000 and the other in the amount of $100,000, each note bearing interest at fifteen percent (15%) per annum, and a warrant to purchase 800,000 shares of our common stock at $.50 per share.  Prior to September 12, 2005, DCI informed us that they were unable to provide any funding and that Hypothecators Mortgage Company, herein referred to as Hypothecators, agreed to fund the $300,000 note on the same terms as the note we were to issue DCI, without any warrants.   On September 12, 2005 we issued Hypothecators the $300,000 note in consideration for $300,000, which we repaid in full on November 27, 2005 with the proceeds of the CAMOFI Master LDC financing.  On September 12, 2005, we also issued a promissory note in the amount of $100,000 to NY2K International Corp. in consideration for $100,000, on the same terms as the note we were to issue DCI, without any warrants, and secured by our property located in Harrison County, Texas.  We determined that we did not immediately require the proceeds of the $100,000 note and returned the funds without interest on the same day received.

On September 2, 2005, we issued a one-year promissory note in the amount of $450,000, with eight percent (8%) interest, to Professional Traders Fund LLC, which we refer to herein as PTF, in consideration for $450,000.  $230,840 of the note was repaid on November 29, 2005 with proceeds from the CAMOFI Master LDC financing, and $233,778 was repaid on March 2, 2006, representing principal and accrued interest. Under the PTF financing, we agreed to issue restricted and free trading shares of our common stock to PTF, with the number of shares to be issued and the timing of such issuance to be based upon the timing of repayment of the note.  Based on the timing of repayment, we issued PTF 900,000 shares of our common stock, all of which are being registered for resale pursuant to the registration statement of which this prospectus is a part. We defaulted on the timely issuance of such shares and are currently negotiating with PTF for a reduction or waiver of penalties. If we are not able to reach an agreement, we will be subject to a monthly penalty of $3,650 until the registration statement of which this prospectus is a part becomes effective.

On August 31, 2006 we entered into an agreement with CAMOFI Master LDC for a line of credit with a maximum borrowing equal to the lesser of $1.5 million or 80% of account receivable aged less than 90 days in consideration for the issuance to CAMOFI Master LDC of a five-year warrant to purchase 750,000 shares of our common stock at an exercise price of $0.01 per share. This line of credit is secured by our accounts receivable.  125% of the number of shares underlying the warrant (937,500 shares) are being registered for resale pursuant to the registration statement of which this prospectus is a part.

Corporate Information

Our principal executive office is located at 1105 North Peoria, Tulsa, Oklahoma 74116 and our phone number is 918-858-1050.

The Offering

Common Stock Outstanding (1)	18,773,594 shares (2)
Common Stock Offered	Up to 18,688,167 shares
Proceeds

The selling stockholders will receive the proceeds from the sale of shares.  We will not receive any of the proceeds from the sale of shares offered by this prospectus.

We will, however, receive proceeds upon the exercise of the warrants which, if all such warrants are exercised in full would be $41,882.

We will pay the expenses of registering the shares.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
OTCBB Symbol	AGDC

(1)  As of November 10, 2006

(2)  The total number of outstanding shares of common stock above:

·   excludes 13,600,000 shares of common stock issuable upon conversion of the CAMOFI Master LDC note exclusive of any accrued interest on the note;

·   excludes 4,188,167 shares of common stock issuable upon the exercise of the CAMOFI Master LDC warrants, which warrants have an exercise price of $0.01 per share; and

·   includes 900,000 shares of common stock issued to PTF in connection with a bridge loan on September 2, 2005.

Summary Financial Information

Our results of operations for the periods prior to our acquisition of Amerex are not material to the results of operations of Airguide as we had been inactive for the five years prior to the Amerex acquisition. Therefore, the consolidated financial information presented below is for Amerex prior to our acquisition.

We derived the following summary selected consolidated financial data from our audited consolidated financial statements and from our unaudited consolidated financial statements for the period ending September 30, 2006.  Historical results are not necessarily indicative of the results to be expected in the future.  You should read the summary selected consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

	December 31, 2005	September 30, 2006

Cash	$729,871	$335,566
Restricted cash	$3,500,000	$1,405,366
Total Current Assets	$4,386,704	$3,969,138
Total Assets	$6,728,967	$9,815,054
Note payable & current Portion of Long Term Debt	$495,917	$1,387,000
Total Current Liabilities	$975,333	$5,886,737
Working Capital/(Deficit)	$3,411,371	$(1,917,599)
Long Term Debt	$3,722,967	$4,010,490
Stockholders Equity	$2,030,667	$(82,173)

	From Inception	Nine Months
	Through 12/31/05	Ended 9/30/06

Revenue	$230,503	$4,744,854
Gross Margin	$88,733	$1,809,366
Gross Margin percentage	38%	38%
SG&A Expenses	$457,085	$2,567,569
SG&A Expenses as a percentage of revenue	198%	54%
Operating loss	$(368,352)	$(758,203)
Net Non Operating Expense	$259,967	$2,008,434
Net Loss from continuing operations	$(628,319)	($2,766,637)
Income from discontinued operations		41,479
Net loss	$(628,319)	$(2,725,158)

RISK FACTORS

Investing in our common stock involves a high degree of risk.  In addition to the other information in this prospectus, including our financial statements and related footnotes, you should carefully consider the following risk factors before you purchase any of our common stock.  If any of the following risks actually occur, our business, financial condition and operating results would be harmed.  As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

Our limited operating history makes evaluation of our business and our future prospects difficult.

Our business is at an early stage of operation and there is no meaningful historical financial or other information available upon which you can base your evaluation of our business and its prospects. We have generated $230,503 in revenue for the period ending December 31, 2005; we acquired all the capital stock of Waste Express on September 12, 2005.

We have a history of losses and may continue to incur losses in the future.

To date, we have been unable to generate revenue sufficient to be profitable. We had a net loss of $628,319, or $628.32 per share, for the period of inception through December 31, 2005. We expect to incur losses for the immediate foreseeable future. There can be no assurance that we will achieve the level of revenues needed to be profitable in the future or, if profitability is achieved, that it will be sustained. Due to these losses, we have a continuing need for additional capital.

We may require additional funding for our future growth, which, if raised through issuance of additional shares of our equity securities, could dilute existing stockholders’ equity interests; it is uncertain whether such additional funding will be available on favorable terms, if at all.

Our future growth will depend, to a large extent, on our ability to secure and invest in projects which require a high amount of capital investment. In order to obtain additional capital to develop these growth opportunities, we may be required to issue additional shares of our equity securities. If new shares offered to new and/or existing stockholders are issued, they may be priced at a discount to the then prevailing market price of our shares, in which case, existing stockholders’ equity interests may be diluted. If we fail to utilize the new equity to generate a commensurate increase in earnings, our earnings per share will be diluted, and this could lead to a decline in our share price. Any additional debt financing may, apart from increasing interest expense, contain restrictive covenants with respect to dividends, future fund-raising exercises and other financial and operational matters. No assurance can be given that funding will be available when needed or that it will be available on favorable terms, if at all.

The significant leverage of our debt may require us to allocate a substantial portion of our operating profit to service our debt and may make future borrowing more difficult.  As a result, we may not be able to expend the resources necessary to react to changes in our business, which could place us at a competitive disadvantage and have adverse consequences upon our business.

Our substantial level of our debt could have important consequences to our stockholders, including the following: (i) a substantial portion of the net cash provided by our operations will be committed to the payment of our interest expense and principal repayment obligations and will not be available to us for operations, capital expenditures, acquisitions or other purposes; (ii) our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited; (iii) we will be more highly leveraged than certain of our competitors which may place us at a competitive disadvantage and limit our flexibility in reacting to changes in our business.  See “Recent Financings” describing the CAMOFI Master LDC Note and CAMOFI Line of Credit. Our ability to make scheduled payments or to refinance our indebtedness obligations depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions, financial, business and other factors beyond our control.

Limitations imposed by CAMOFI Master LDC and CAMOFI Line of Credit indebtedness are significant and our failure to comply with them could have a negative impact on our operations and financial condition.

The documents governing our indebtedness to CAMOFI Master LDC and CAMOFI Line of Credit contain significant covenants that limit our ability to engage in various transactions.  These covenants significantly restrict our ability to borrow additional funds, which we may require for continuing our operations.  We are prohibited from additional borrowing that would place any lender senior to our CAMOFI Master LDC debt or CAMOFI Line of Credit, which could deter potential lenders from entering into a financing arrangement with us.  If we are unable to obtain additional financing when required our operations could be negatively impacted.

Failure to comply with these restrictions and limitations could result in the acceleration of our CAMOFI Master LDC or CAMOFI Line of Credit indebtedness, which we would be unable to repay.  See following Risk Factor: “ CAMOFI Master LDC maintains a first priority security interest in all of our assets…”

CAMOFI Master LDC maintains a first priority security interest in all of our assets and in the assets of our subsidiaries under the convertible note we issued to CAMOFI Master LDC.  If an event of default occurs under the convertible note, it could lead to the acceleration of our entire debt obligation to CAMOFI Master LDC, which we would be unable to pay and therefore lead to a loss of our assets. Default of the CAMOFI Line of Credit could lead to the acceleration of the entire debt obligation, back interest, and additional collection fees.

If an event of default in respect of the CAMOFI Master LDC note would occur, CAMOFI Master LDC may elect that the CAMOFI Master LDC note be immediately due and payable in an amount equal to 125% of the principal amount of the CAMOFI Master LDC note, plus accrued interest thereon at the rate of 20% per annum. If we default on the CAMOFI Master LDC note and CAMOFI Master LDC demands all payments immediately due and payable, we would not have the cash required to pay such indebtedness.  As a result, we may be forced to restructure, file for bankruptcy, sell assets or cease operations, any of which would put your investment dollars, and the value of our common stock, at significant risk. Further, our obligation under the CAMOFI Master LDC note is secured by substantially all of our and our subsidiaries current and future assets. Failure to fulfill our obligations under the CAMOFI Master LDC note and related agreements could lead to a loss of these assets, which would be detrimental to our operations.  The following events constitute events of default under the note:

· failure to pay interest and principal payments when due;

· a breach of any material covenant or term or condition of the note, in any agreement made in connection therewith or in any other material agreement, lease, document or instrument to which the we or our subsidiaries are bound;

· a breach of any material representation or warranty made in the note or in any agreement made in connection therewith;

· an assignment for the benefit of creditors is made by us or any of our subsidiaries;

· a custodian or the like is appointed for us or any of our subsidiaries for any substantial part of our or our subsidiaries’ property which shall remain undischarged or unstayed for a period of 60 days;

· we are unable to pay any of our debts as they become due;

· any form of bankruptcy or insolvency proceeding instituted by or against us or any of our subsidiaries;

· our failure to timely deliver registered shares of our common stock when due upon conversions of the note;

· our common stock is not eligible for quotation or trading is suspended for 5 consecutive trading days; or

· a change in control.

Loss of certain key personnel could limit our ability to maintain relationships with our customers and continue to operate our business, which would have a negative impact on our financial condition.

We depend upon key personnel who may terminate their employment with us at any time, and we will need to hire additional qualified personnel. Our success depends, to a significant degree, upon the continued services of key management and technical personnel, including Nicholas Malino, our chief executive officer and a member of our board of directors, Richard Coody, our president and a member of our board of directors, and Craig McMahon, our vice president of operations. Our key personnel may terminate their employment with us at any time. The loss of any of these individuals or other key personnel could have a negative impact on our relationships with our customers and impair our operations, revenues, prospects, and our ability to raise additional funds.     There are several key employees who have developed unique and longstanding relationships with one or more of our major customers, and whom, if no longer employed by the Company may redirect some or all of these customers’ service requirements to other providers or otherwise, diminish the Company’s relationship with the customer so as to reduce the amount of services that we are currently providing. In addition, our covenants under the CAMOFI Master LDC indebtedness require the continued employment of Mr. Coody and Mr. Malino. In the event that either of these employees terminates their employment, a condition of default would occur and may result in the acceleration of our debt under this agreement which we could not pay.

Our future success depends on our ability to retain and expand our staff of qualified personnel, including environmental specialists and technicians, sales personnel, and engineers. Without qualified personnel, we may incur delays in rendering our services or be unable to render certain services. We cannot be certain that we will be successful in our efforts to attract and retain qualified personnel as their availability is limited due to the demand for hazardous waste management services and the highly competitive nature of the hazardous waste management industry. We do not maintain key person insurance on any of our employees, officers, or directors.

We face intense competition and our failure to meet this competition could adversely affect our business.

The market for industrial waste management services is highly competitive. We compete with many other firms, including large multinational firms having substantially greater financial, management and marketing resources than we have. Competitive factors include quality and diversity of services, technical qualifications, reputation, geographic presence, price and the availability of key professional personnel. There are numerous methods of handling and disposing of hazardous and non-hazardous waste, of which our facilities and technology are one of the available systems. There can be no assurance that a different or new technology may not supplant us in the market. Further, we cannot guarantee that in the event that we are successful in the deployment of our systems in the marketplace, the predominant companies in the field, which have substantially greater resources and market visibility than us, will not try to develop similar systems. See “Business--Competition.”

If we are not able to secure new customers our revenues and profitability may decline and the return on your investment may be reduced.

Our business is project-based, though certain projects customers are bound to us for the contractual periods other customers are non-recurring customers and we do not expect them to continue to be our customers because of the nature of the industry. If we fail to secure projects from new customers, our revenues and profitability may decline and the return on your investment may be reduced.   There can be no assurance that we will:

· obtain additional contracts for projects similar in scope to those previously obtained from our clients;

· be able to retain existing clients or attract new clients;

· provide services in a manner acceptable to clients;

· offer pricing for services which is acceptable to clients; or

· broaden our client base so that we will not remain largely dependent upon a limited number of clients that will continue to account for a substantial portion of our revenues.

We are dependent upon two key customers.  Our failure to maintain, renew, or replace these customers could significantly reduce our revenues and therefore negatively impact our financial condition, which would adversely affect your investment.

In 2005, 20% of our total revenues were derived from our contract with a national provider of industrial cleaning, parts washing, waste management and recycling services, which we refer to herein as our Industrial Services Customer, for waste treatment projects.  For the first 9 months of 2006, 34% of our revenues were derived from a contract we were awarded by the United States Department of Justice, Drug Enforcement Administration for clandestine drug lab clean ups in ten contract regions covering eleven states (North Texas, Oklahoma, Kansas, Iowa, Missouri, Arkansas, Illinois, Indiana, Ohio, Tennessee and Alabama), and 27% of our revenues were from our contracts with three Industrial Services Customers.  Together, these four clients contributed 61% of our revenues during that period.   Our contract with the DEA was issued for up to 24 months starting January 9, 2006 and may be cancelled by either the DEA or us at any time.  Although our contract with our Industrial Services Customer, entered into on October 10, 2005 for one year, is automatically renewed for additional one-year terms, our Industrial Services Customer may terminate the contract at anytime, with or without cause, upon thirty days’ prior written notice.  Both of these contracts are requirements contracts, meaning that the customers place orders for our services and supplies as they require them.  There are no minimum services they are required to place and the DEA’s contract may not exceed approximately $7,250,000 for all regions.

If we fail to maintain, renew, or replace these contracts, our revenues could be significantly reduced, and therefore negatively impact our financial condition and your investment in us.

Our customers may make claims against us and/or terminate our services, in whole or in part, prematurely should we fail to implement projects that fully satisfy their requirements and expectations, which may harm our reputation, reduce our profitability and therefore negatively impact our financial condition.

 Failure to implement projects that fully satisfy the requirements and expectations of our customers or defective system structures or services as a result of design or workmanship or due to acts of nature may lead to claims against us and/or termination of our services, in whole or in part, prematurely. This may arise from a variety of factors including unsatisfactory design or implementation, staff turnover, human errors or misinterpretation of and failure to adhere to regulations and procedures. This may harm our reputation, reduce our profitability and therefore negatively impact our financial condition.

We have exposure to credit risks of our customers.  Defaults in payment by our customers will affect our financial position and our profitability.

Defaults in payment by our customers will affect our financial position and our profitability. As of December 31, 2005 our accounts receivables of $140,678 accounted for approximately 3% of our current assets. Our financial position and profitability are dependent on the credit worthiness of our customers. We are unable to provide assurance that risks of default by our customers would not increase in the future, or that we will not experience cash flow problems as a result of such defaults. Should these develop into actual events, our operations will be adversely affected and our profitability may be reduced.

We may not be able to protect our processes, technologies and systems against claims by other parties, which could reduce our competitive advantage and profitability and therefore adversely affect our financial condition.

We have not purchased or applied for or obtained licenses to use any patents as we are of the view that it may not be cost-effective to do so. For processes, technologies and systems for which we have not applied for or purchased or been licensed patents, we may have no legal recourse to protect our rights in the event that they are replicated by other parties. If our competitors are able to replicate our processes, technologies and systems at lower costs, we may lose our competitive edge and our profitability may be reduced, and therefore adversely affect our financial condition.

We may face claims for infringement of third-party intellectual property rights.  As a result, we would incur substantial costs and spend substantial amounts of time in defending ourselves against such claims, which could adversely affect our operations and business.

Although management is not aware of any issues of infringement, there is no assurance that third parties will not assert claims to our processes, technologies and systems. In such an event, we may need to acquire licenses to, or to contest the validity of, issued or pending patents or claims of third parties. There can be no assurance that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we would incur substantial costs and spend substantial amounts of time in defending ourselves in or contesting suits brought against us for alleged infringement of another party’s patent rights. As such, our operations and business may be adversely affected by such civil actions.

We expect to expend significant resources to develop and/or license technologies for water treatment services.  We can give no assurance of successful development or licensing or acceptance of such contemplated technologies and may incur substantial losses as a result, which will have a negative impact on our financial condition.

We are in the early stage of developing and/or licensing technologies for water treatment services involving the separation of salt and oil from production water, which is water produced during the process of extracting crude oil from wells.  We believe that we have identified a technology for this purpose and are in the process of performing due diligence and negotiating a licensing agreement with the holder of the rights to the technology, although there is no assurance that we will be able to obtain this license or any other license or on commercially acceptable terms. If we are unable to obtain a license for the technology for this separation process, we may be unable to successfully develop the necessary technology, and even if successfully developed, we may not be able to practically implement the process.  The unavailability of key components for this process may delay its construction and implementation. Costs of the components of the process may be higher than we anticipate and therefore not cost effective to implement.  Further, if the process is successfully developed and implemented, it is possible that the technology will not be accepted by our prospective customers and/or newer technologies may become available by others rendering our process obsolete.  As a result, we may incur substantial losses, which will have a negative impact on our financial condition.

We may rely on subcontractors for some of our projects.  Failure on the part of subcontractors to properly perform contracted services could compromise our relationships with our customers and thereby adversely affect our business.  In addition, our profitability may be reduced if we are not able to secure competitive rates from our subcontractors.

As we may, from time to time, subcontract some parts of our services to subcontractors, we face the risk of unreliability of work performed by them. Should any of our subcontractors default on their contractual obligations and work specifications, our ability to deliver service to our customers in accordance with quality and/or timing specifications may, in turn, be compromised. Furthermore, if we are unable to secure competitive rates from our subcontractors, our profitability may be reduced.

If we cannot maintain adequate insurance coverage, we will be unable to continue certain operations, which would adversely affect our business and financial condition.

Our business exposes us to various risks, including claims for causing damage to property and injuries to persons that may involve allegations of negligence or professional errors or omissions in the performance of our services. Such claims could be substantial. We believe that our insurance coverage is presently adequate and similar to, or greater than, the coverage maintained by other companies in the industry of our size. If we are unable to obtain adequate or required insurance coverage in the future or, if our insurance is not available at affordable rates, we would violate our permit conditions and other requirements of the environmental laws, rules, and regulations under which we operate. Such violations would render us unable to continue certain of our operations. These events would prevent us from being able to perform a significant portion of our business services and have an adverse effect on our financial condition.

We are subject to extensive governmental regulation with which it is frequently difficult, expensive and time-consuming to comply.

The waste management industry is subject to extensive EPA, state and local laws and regulations relating to the collection, packaging, labeling, handling, documentation, reporting, treatment and disposal of regulated waste. Our business requires us to comply with these extensive laws and regulations and also to obtain and maintain permits, authorizations, approvals, certificates or other types of governmental permission from all states and some local jurisdictions where we operate or conduct operations.

We believe that we currently comply in all material respects with all applicable laws, regulations and permitting requirements. State and local regulations change often, however, and new regulations are frequently adopted. Changes in the applicable regulations could require us to obtain new approvals or permits, to change the way in which we operate. We might be unable to obtain the new approvals or permits that we require, and the cost of compliance with new or changed regulations could be significant. In the event we are not in compliance, we can be subject to fines and administrative, civil or criminal sanctions or suspension of our business.

Potential liabilities arising out of environmental laws and regulations may harm our reputation and financial condition.

All facets of our business are conducted in the context of a rapidly developing and changing statutory and regulatory framework. Our operations and services are affected by and subject to regulation by a number of federal agencies including the EPA and the Occupational Safety and Health Administration, which we refer to herein as OSHA, as well as applicable state and local regulatory agencies.

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which we refer to herein as the Superfund Act, addresses the cleanup of sites at which there has been a release or threatened release of hazardous substances into the environment. Increasingly, there are efforts to expand the reach of the Superfund Act to make hazardous waste management companies responsible for cleanup costs of Superfund sites not owned or operated by such management companies by claiming that such management companies are “owners” or “operators” (as those terms are defined in the Superfund Act) of such sites or that such management companies arranged for “treatment, transportation or disposal” (as those terms are defined in the Superfund Act) of hazardous substances to or in such sites. Several recent court decisions have accepted such claims. Should we be held responsible under the Superfund Act for cleanup costs as a result of performing services or otherwise, we might be forced to bear significantly more than our proportional share of such cleanup costs if other responsible parties do not pay their share.

The Resource Conservation and Recovery Act of 1976, as amended, which we refer to herein as RCRA, is the principal federal statute governing hazardous waste generation, treatment, transportation, storage and disposal. RCRA or EPA approved state programs are at least as stringent, govern waste handling activities involving wastes classified as “hazardous.” See “Environmental Regulation -- Federal Regulation of Hazardous Waste.” Substantial fees and penalties may be imposed under RCRA and similar state statutes for any violation of such statutes and regulations.

Although we believe that we generally benefit from increased environmental regulations and from enforcement of those regulations, increased regulation and enforcement also create significant risks for us. The assessment, analysis, remediation, transportation, handling and management of hazardous substances necessarily involve significant risks, including the possibility of damages or personal injuries caused by the escape of hazardous materials into the environment, and the possibility of fines, penalties or other regulatory action. These risks include potentially large civil and criminal liabilities to customers and to third parties for damages arising from performing services for customers. See “Environmental Regulation.”

Potential liabilities involving customers and third parties may harm our reputation and financial condition.

In performing services for our customers, we potentially could be liable for breach of contract, personal injury, property damage (including environmental impairment), and negligence, including claims for lack of timely performance or for failure to deliver the service promised (including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties). The damages available to a customer, should it prevail in its claims, are potentially large and could include consequential damages.

Industrial waste management companies, in connection with work performed for customers, also potentially face liabilities to third parties from various claims including claims for property damage or personal injury stemming from a release of hazardous substances or otherwise. Claims for damage to third parties could arise in a number of ways, including: through a sudden and accidental release or discharge of contaminants or pollutants during transportation of wastes or the performance of services; through the inability, despite reasonable care, of a remedial plan to contain or correct an ongoing seepage or release of pollutants; through the inadvertent exacerbation of an existing contamination problem; or through reliance on reports prepared by such waste management companies. Personal injury claims could arise contemporaneously with performance of the work or long after completion of projects as a result of alleged exposure to toxic or hazardous substances. In addition, increasing numbers of claimants assert that companies performing environmental remediation should be adjudged strictly liable for damages even though their services were performed using reasonable care, on the grounds that such services involved “abnormally dangerous activities.”

Customers of industrial waste management companies frequently attempt to shift various liabilities arising out of disposal of their wastes or remediation of their environmental problems to contractors through contractual indemnities. Such provisions seek to require the contractors to assume liabilities for damage or personal injury to third parties and property and for environmental fines and penalties (including potential liabilities for cleanup costs arising under the Superfund Act). Moreover, the EPA has increasingly constricted the circumstances under which it will indemnify its contractors against liabilities incurred in connection with cleanup of Superfund sites. While such restrictions might have some adverse impact upon us, such impact should be immaterial because projects relating to the cleanup of Superfund sites have historically represented less than 2% of our business. See “Business--Services.”

Although we attempt to investigate thoroughly each company that we acquire, there may be liabilities that we fail or are unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners, and for which we, as a successor owner, might be responsible. We seek to minimize the impact of these liabilities by obtaining indemnities and warranties from sellers of companies which may be supported by deferring payment of or by escrowing a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amounts, or duration, the financial limitations of the indemnitors or warrantors or other reasons.

Changes in environmental regulations and enforcement policies could subject us to additional liability and adversely affect our ability to continue certain operations.

Because the environmental industry continues to develop rapidly, we cannot predict the extent to which our operations may be affected by future enforcement policies as applied to existing laws, by changes to current environmental laws and regulations, or by the enactment of new environmental laws and regulations. Any predictions regarding possible liability under such laws are complicated further by current environmental laws which provide that we could be liable, jointly and severally, for certain activities of third parties over whom we have limited or no control.

If environmental regulation or enforcement is relaxed, the demand for our services may decrease, which would negatively impact our operations and financial condition.

The demand for our services is substantially dependent upon the public's concern with, and the continuation and proliferation of, the laws and regulations governing the treatment, storage, recycling, and disposal of hazardous, non-hazardous, and industrial waste. A decrease in the level of public concern, the repeal or modification of these laws, or any significant relaxation of regulations relating to the treatment, storage, recycling, and disposal of hazardous waste and industrial waste would significantly reduce the demand for our services which would result in reduced revenue and greater competition for the remaining services which may possibly put downward pressure on our pricing model and have a material adverse effect on our operations and financial condition. We are not aware of any current federal or state government or agency efforts in which a moratorium or limitation has been, or will be, placed upon the creation of new hazardous waste regulations that would have a material adverse effect on us; however, no assurance can be made that such a moratorium or limitation will not be implemented in the future.

RISKS RELATED TO THIS OFFERING

Our executive officers, directors and principal stockholders have substantial control over our business, and their interests may not be aligned with the interests of our other stockholders.

As of the date of this prospectus, our officers and directors, together with their affiliates, will beneficially own approximately 98.74% of our outstanding common stock. Accordingly, these stockholders, acting together, will be able to exert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets.  In addition, these stockholders may dictate the day-to-day management of our business.  This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination or a sale of all or substantially all of our assets.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.  As a result, we may face regulatory action and investors and others may lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (SOX 404), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We were not subject to these requirements for the fiscal year ended September 30, 2006. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as a required part of our Annual Report on Form 10-KSB beginning with our report for the fiscal year ended December 31, 2007, unless and as either as either of such requirements are extended by the Securities and Exchange Commission to a later date.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy.  Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

If we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, we may face regulatory action and investors and others may lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, which as a smaller public company may be disproportionately high.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new SEC regulations and stock market rules, are creating uncertainty for development companies such as us.  These new and changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards will likely result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.  In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm’s audit of that assessment will require the commitment of significant financial and managerial resources.  We expect these efforts to require the continued commitment of significant resources.  Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties.  As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could slow down our business.  If we are unable to fully comply with new or changed laws, regulations and standards, or if our efforts differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed and our stock price may suffer.

There is only a limited market for our common stock, which could cause our investors to incur trading losses and fail to resell their shares at or above the price they paid for them, or to sell them at all.

Our common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB) under the symbol “AGDC.”  On December 14, 2006, the last reported sale price of our common stock was $ .17 per share.  Prior to August 21, 2006, our common stock was quoted on the pink sheets under the symbol “AGDC.”  Our common stock is not actively traded and there can be no assurance that an active trading market will be developed or maintained.  See “Market for Our Common Stock.”

The OTCBB is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than NASDAQ or other national or regional exchanges.  Securities traded on the OTCBB are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts.  The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB.  Quotes for stocks included on the OTCBB are not listed in newspapers. Consequently, prices for securities traded solely on the OTCBB may be difficult to obtain and are frequent targets of fraud or market manipulation.  Dealers may dominate the market and set prices that are not based on competitive forces.  Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our common stock.  Moreover, the dealer's spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our common stock on the OTCBB if the stock must be sold immediately and may incur an immediate “paper” loss from the price spread.

Due to the foregoing, demand for shares of our common stock on the OTCBB may be decreased or eliminated and holders of our common stock may be unable to resell their securities at or near their original acquisition price, or at any price.

Investors must contact a broker-dealer to trade OTCBB securities.  As a result, you may not be able to buy or sell our securities at the times you wish.

Even though our securities are quoted on the OTCBB, the OTCBB may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the OTCBB, trades are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place an order to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

Sales of a substantial number of shares of our common stock may cause the price of our common stock to decline.

We have registered for resale 18,688,167 shares of our common stock, consisting of shares issuable upon the conversion of a convertible note, exercise of outstanding warrants and currently outstanding shares, that are not currently freely tradeable. If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon conversion of the convertible note and exercise of outstanding warrants, the market price of our common stock could fall.  These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Authorized additional shares of our common stock available for issuance may dilute current stockholders.

We are authorized to issue 100,000,000 shares of our common stock. As of the date of this prospectus, there are 18,773,594 shares of common stock issued and outstanding and no shares of preferred stock authorized, issued or outstanding. However, the total number of shares of our common stock outstanding does not include shares of our common stock reserved in anticipation of the exercise of warrants described herein or conversion of the CAMOFI Master LDC note. Further, in the event that any additional financing should be in the form of, be convertible into or exchanged for equity securities, investors may experience additional dilution.

Penny stock regulations may impose certain restrictions on the marketability of our securities , which may adversely affect the ability of purchasers in this offering to resell our securities.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market.  The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.  Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

Investors should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

· Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

· Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

· “Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

· Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

· The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We have never paid dividends and we do not anticipate paying dividends in the future.  If you require dividend income, you should not rely on an investment in our company.

We do not believe that we will pay any cash dividends on our common stock in the future. We have never declared any cash dividends on our common stock, and if we were to become profitable, it would be expected that all of such earnings would be retained to support our business. Since we have no plan to pay cash dividends, an investor would only realize income from his investment in our shares if there is a rise in the market price of our common stock, which is uncertain and unpredictable.  In addition, our agreement with CAMOFI Master LDC requires that we obtain their consent prior to paying any dividends.  If you require dividend income, you should not rely on an investment in our company.

NOTES ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents to which we refer you and incorporate into this prospectus by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 9. These and other factors may cause our actual results to differ materially from any forward-looking statements. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this report.

We cannot give any guarantee that these plans, intentions or expectations will be achieved. All forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described in the “Risk Factors” section of this prospectus. Listed below and discussed elsewhere in this prospectus are some important risks, uncertainties and contingencies that could cause our actual results, performances or achievements to be materially different from the forward-looking statements included in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

·	our ability to finance our operations on acceptable terms, either through the raising of capital, the incurrence of convertible or other indebtedness or through strategic financing partnerships;
·	our ability to retain members of our management team and our employees;
·	our ability to retain existing clients or attract new clients;
·	our ability to adapt to the rapid technological change constantly occurring in the areas in which we provide services
·	our ability to offer pricing for services which is acceptable to clients; and
·	the competition that may arise in the future.

The foregoing does not represent an exhaustive list of risks. Please see “Risk Factors” above for additional risks which could adversely impact our business and financial performance. Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the Selling Stockholders. We will receive approximately $41,882 if the warrant holder exercises, for cash, all of the warrants covering the shares included in this prospectus. We currently intend to use any proceeds received by us from the exercise of the warrant holder’s warrants to reduce debt and/or general working capital. We cannot estimate how many, if any, warrants and options may be exercised as a result of this offering.

We have agreed to pay all costs and fees relating to the registration of the common stock covered by this prospectus, except for any discounts, concessions, or commissions payable to underwriters, dealers, or agents incident to the offering of the shares covered by this prospectus. We anticipate that these expenses will be approximately $180,000.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2006,  which reflects the merger of Amerex Companies, Inc. with Airguide, Inc., issuance of 900,000 shares to a lender being registered as part of this registration statement and issuance of 17,330,000 shares to employees and other parties under agreements.  We have not presented the pro forma impact of shares issuable upon conversion of the convertible notes or exercise of warrants being registered as part of this registration statement, since it is uncertain if and when such shares will be issued.

September 30, 2006
Actual

Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 18,773,471 shares issued and outstanding	$ 18,773
Additional paid-in capital	3,252,531
Accumulated deficit	(3,353,477)
Total Capitalization	$ (82,173)

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. The following discussion should be read in conjunction with "Selected Financial Data" and our financial statements and notes thereto included elsewhere in this prospectus.

OVERVIEW

Prior to our acquisition of Amerex Companies, Inc. we had no operating business.  Amerex Companies, Inc. and its subsidiaries are in the business of providing services to customers who wish to efficiently manage their industrial and household hazardous waste. These services consist primarily of collecting, treating, storing and ultimately disposing of their hazardous and industrial waste. Amerex Companies, Inc. also provides services to municipalities in managing collection days on which residents of the sponsoring municipality may bring their household hazardous waste such as paint, insect control chemicals, batteries, and light bulbs to staging areas which Amerex establishes. Amerex would then collect and sort the collected material and dispose of them properly.  Amerex also provides emergency response services to industrial and municipal clients to mitigate or remove hazardous materials following motor vehicle accidents, industrial mishaps, chemical spills and similar emergencies. These services are performed from the Company’s Tulsa, Oklahoma location. Waste Express, Inc. an operating subsidiary of Amerex Companies, Inc. has been issued a Part B license under the Resource Conservation and Recovery Act and operates a treatment storage and disposal facility for Amerex Companies, Inc. The majority of Amerex Companies, Inc. revenues are currently derived from disposal and treatment of hazardous waste.  The company is currently a party to a contract with the United States Department of Justice, Drug Enforcement Administration. In this project, we remove potentially hazardous chemicals and other materials from methamphetamine production laboratories subsequent to their being shut down by law enforcement agents of the Drug Enforcement Administration. After the potentially hazardous materials are removed from the premises, Amerex personnel transport them to our licensed facility in Kansas City, Missouri where they are sampled, tested, and their components are characterized. Based upon these characterizations, Amerex then treats and disposes of the components in accordance with prevailing laws and regulations.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. On an on-going basis, management evaluates our estimates and assumptions, including but not limited to those related to revenue recognition and the impairment of long-lived assets, goodwill and other intangible assets. Management bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

1. Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred and services have been provided, the price is fixed and determinable, and collection is reasonably assured. The Company’s primary source of revenue is through the treatment and disposal of hazardous waste. Revenue for this service is recognized when the service has been provided.

2. Other intangibles

Other Intangibles consist primarily of permits acquired through acquisitions which are initially recorded based upon their estimated fair value, and permits obtained through operations which are stated at cost. Permit fair values are determined through the use of external independent appraisals. Permits are amortized on a straight like basis over 10 years. The company tests the valuation for impairment annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company’s valuation for all other intangibles is not material.

3. Share-based compensation

The Company records share-based payments to nonemployees based on the estimated value of those payments, generally measured at the date performance is complete and expensed over the performance period.  The Company records share-based payments to employees based on the estimated value of those payments, which are expensed over the requisite service periods.  The measurement date for share-based payments to employees is the grant date for awards that qualify as equity and the settlement date for awards considered as liabilities.  The estimated value of share-based payments for options, warrants and similar obligations is determined using a Black-Scholes model and assumptions regarding stock price volatility, discount rate and exercise period.  The estimated value of the Company’s shares of common stock at a measurement date was largely determined based upon recent equity transactions and negotiations with its primary lender, as applicable.

BASIS OF PRESENTATION

Our results of operations for the periods prior to our acquisition of Amerex Companies, Inc. are not material to the results of operations of AirGuide as we had been inactive for the 5 years prior to this acquisition. In addition, the acquisition of Amerex Companies, Inc. will be treated as a reverse acquisition for accounting purposes, and future filings with the SEC will reflect the historical financial statements of Amerex Companies, Inc. for periods prior to the acquisition.   Therefore, unless otherwise noted, consolidated financial information presented in this document are of Amerex Companies, Inc. for the pre-acquisition period.

The following is an overview of the Company's financial operations. Additional information regarding the matters presented is provided in the more detailed discussions that follow. We have also included information with respect to the nine-month period ending September 30, 2006, as reflected in the unaudited financial statements for the nine-month period ending September 30, 2006 presented in an exhibit to this document.  We have prepared these statements ourselves and they have not been audited by our independent auditors. We refer to the nine-months ended September 30, 2006 as the “Stub Period”.

RESULTS OF OPERATIONS

Revenues

For the period of inception (May 2, 2005) through December 31, 2005, we had total revenues of $230,503, as compared to revenue for the nine month stub period of $4,744,854. This increase was primarily a result of the commencement of the Drug Enforcement Administration contract which accounted for approximately $1,635,000 or 34% of our revenue for the nine months ended September 30, 2006. This project began on January 9, 2006 and did not affect the revenue for the period ending December 31, 2005.  Additionally, the Company benefited in the current year period from a full nine months of operating activity as compared to the period of inception through December 31, 2005 for which the Company began its operations and only operated  for approximately eight months. The Company also significantly expanded its commencement of operations through the acquisition of Waste Express in September 2005 and which resulted in only four months of activity of this operation in the period of inception through December 31, 2005. The Company had three industrial customers providing revenues of $542,000 (11%), $463,000 (10%) and $289,000 (6%), respectively, during the nine months ended September 30, 2006. We expect that the Drug Enforcement Administration contract will continue to significantly contribute to revenue during the fourth quarter of 2006 since we are expecting to be awarded blanket purchase orders, which we refer to as BPOs for three additional states – Georgia, Florida, and Mississippi. Although these states historically have had a high number of methamphetamine facilities, there are an unknown number of other providers who have also received BPOs for these states and it is not possible to estimate the amount of additional work that will result from this. We have also recently been engaged as a subcontractor to a prime contractor who has been engaged by a large international retailer to remove potentially hazardous waste from their stores. This potentially hazardous waste consists of items that the retailer had intended for resale but was either damaged, spilled, opened or in some way had its packaging compromised. These wastes consist of materials such as pesticides, paint, light bulbs, and certain cosmetics and cleaning chemicals.

Cost of Services Provided

During the period ending December 31, 2005 our total cost of services provided was $141,770 or 62% of total revenues for a gross profit of $88,733 or 38%. During the Stub Period our total cost of services amounted to $2,935,488 or 62% of total revenue as a result of increased revenue for a gross profit of $1,809,366 or 38%.   The Company engaged in one major project that began on June 28, 2006 and will conclude in November 2006. This project, when completed, will have contributed approximately $1 million in revenue of which a portion was performed in the third quarter of 2006 and the remaining majority of the work will be performed in the fourth quarter of 2006. This project is estimated to have contributed to gross margin at a rate of less than 10%. This project was a major contributor to the decline in gross margin for the period and management anticipates that it will also result in significantly lower than normal gross margins for the fourth quarter. Following the completion of this project, the Company does not anticipate any major changes to its gross margin percentage in the foreseeable future at this time, since the majority of our direct expenses are costs of disposal of the materials that we collect.  The Company does not anticipate that the continued increase in the cost of fuel will materially impact our business. Approximately 5% of our total direct costs thus far have come from truck rental expenses.  We currently do not always have a sufficient number of vehicles to serve our customers at certain times, which requires us to rent vehicles at a higher cost than the fully-burdened cost of running our own trucks. We are currently negotiating leasing arrangements which would include vehicle maintenance and our expectation is that this will eliminate the rental expenses and the cost of the lease would reduce total costs to 2.0-2.5%.

SG&A Expenses

During the period ending December 31, 2005 our other operating expenses (which includes general and administrative, professional fees, amortization and depreciation expenses) were $457,085 resulting in an operating loss of $368,352. For the Stub Period our other operating expenses rose to $2,567,569 on increased revenues and our operating loss increased to $758,203. SG&A expenses for the nine month Stub Period ended September 30, 2006 represents 54% of revenue. The increase in our operating losses occurred mainly as a result of the increase of SG&A expenses.  This resulted from non cash compensation provided to various employees and consultants as well as the addition of sales personnel, who typically require a two to three month period of time to establish new contracts for the Company.  When new contracts have been established, there is also usually a lead time of several weeks before billable work begins. In addition, as a government agency, the DEA work requires us to incur additional costs related to record keeping and administration which typically exceeds the level of effort related to record keeping and administration typically required for private clients or as subcontractors on projects performed for government agencies. Therefore as a result of these factors the Company has not yet realized the revenue benefits of increased sales personnel. Additionally, SG&A expenses have increased as a percentage of revenue for headcount additions for non-sales related activities, professional service expenses and depreciation of assets associated with the Companies recent asset acquisitions. After salaries, our largest indirect expense was for accounting and legal services. We expect that much of these expenses were a result of its initial audit and the initial audit of our subsidiary Waste Express, Inc. Neither company had undergone previous audits and much additional work had to be performed by our independent auditors and our financial consultant that we do not expect to have to be repeated in subsequent audits. Therefore, we expect that this expense will decrease significantly. Likewise, professional legal fees are expected to decrease significantly in subsequent periods as much of these services were related to the acquisition of Amerex Companies, Inc and its subsidiaries, and to the production of the prospectus and amendments. In addition, we expect that expenses related to non-cash compensation will also decrease. During our development stage we hired all of our key managers and other key personnel and provided certain incentives in the form of our common stock. Most of our key positions have been filled and while we may offer such incentives to certain employees in the future we anticipate that the size of the distributions will be significantly smaller than they were this period. The Company also significantly expanded its commencement of operations through the acquisition of Waste Express in September 2005 and which resulted in only four months of activity of this operation in the period ended December 31, 2005.

Non-Operating Expenses

During the period ending December 31, 2005, our net non-operating expenses were $259,967 resulting in a net loss of $628,319. During the Stub Period our net non-operating expenses rose to $2,008,434, due to increased amortization of the debt discount and deferred financing fees over the nine month stub period in 2006 compared to approximately only a five-week period in 2005, as well as increased interest paid and accrued as a result of increased debt during the latter period, and our accrual of $147,600 in estimated penalties to CAMOFI Master LDC for failure to timely file a registration statement as provided in the note agreement.  On June 23, 2006, we executed an agreement with CAMOFI Master LDC pursuant to which we issued 984,000 shares of our common stock to settle all such penalties. Non-operating expenses for the stub period were partially offset by other income primarily due to the revaluation of the Company’s share-based liabilities based upon current values of the Company’s stock. The Company has recorded a net loss of $2,725,158 for the nine months ended September 30, 2006. We expect that our interest expenses resulting from our future borrowing will increase, however, we expect to be reasonably able to avoid future penalties.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2005 our cash and cash equivalents amounted to $729,871, which did not include restricted cash of $3,500,000 and our accounts receivable was $140,678.  Our total current assets as of December 31, 2005 were $4,386,704.  As of September 30, 2006 our cash and cash equivalents were $355,566 and restricted cash was $1,405,336.  Our accounts receivable rose to $2,153,056 as of September 30, 2006, which included unbilled receivables of $566,437. Our total current assets as of September 30, 2006 were $3,969,138.  The reduction in the total current assets occurred as a result of asset acquisitions and greater debt related expenses, partially offset by increased accounts receivable resulting from increasing revenue.

At December 31, 2005 the Company had current liabilities of $975,333 comprised of the current portion of long term debt, accounts and notes payable, accrued expenses and accrued share-based liabilities. Current liabilities increased to $5,886,737 as of September 30, 2006 due to acquisition activities, increased operations, and costs associated with the CAMOFI financing.  As such, the Company maintained positive working capital of $3,411,371 as of December 31, 2005 and negative working capital of $1,917,599 as of September 30, 2006.

For the period of inception through December 31, 2005 and for the nine months ended September 30, 2006 the Company used cash in operations of $433,260 and $830,111 respectively.  For the period of inception through December 31, 2005 the Company realized an overall increase in cash and cash equivalents primary due to cash provided by financing activities of $5,500,632 partially offset by net cash used in investing activities of $4,337,501 and the aforementioned use of cash in operating activities of $433,260.  For the nine months ended September 30, 2006 the Company realized a decrease in cash and cash equivalents of $394,305, primarily due to cash used in investing activities of $607,621 and the aforementioned use of cash in operating activities of $830,011, partially offset by cash provided by financing activities of $1,043,327.

The Company's management has previously attracted additional funding in the form of subordinated debt and a line of credit. However, there is no guarantee that the capital raised is sufficient to execute its business plan. To the extent that the capital raised is not sufficient, the Company's business plan and its plans for operations will be required to be substantially modified.  The Company is currently addressing its liquidity and negative working capital issues as of September 30, 2006 by the following actions:

•

The Company continues to implement plans to increase revenues.

•

The Company continues to implement plans to further reduce operating costs as a percentage of revenue by improved process control and greater productivity.

•

The Company will seek alternatives measures of financing which may include equity financing or additional subordinated debt

•

Full utilization of its line of credit

However, there is no guarantee that any of these strategies will enable the Company to meet its financial obligations for the foreseeable future which could have a material adverse effect on our business, results of operations and financial condition

DEBT AND CREDIT FACILITIES

On August 12, 2005, we entered into a loan agreement with DCI USA Inc., which we refer to herein as DCI, pursuant to which DCI agreed to loan us $400,000 in consideration for two one-year promissory notes, one in the amount of $300,000 and the other in the amount of $100,000, each note bearing interest at fifteen percent (15%) per annum, and a warrant to purchase 800,000 shares of our common stock at $.50 per share.  Prior to September 12, 2005, DCI informed us that they were unable to provide any funding and that Hypothecators Mortgage Company, herein referred to as Hypothecators, agreed to fund the $300,000 note on the same terms as the note we were to issue DCI, without any warrants.   On September 12, 2005 we issued Hypothecators the $300,000 note in consideration for $300,000, which we repaid in full on November 27, 2005 with the proceeds of the CAMOFI Master LDC financing.

On September 2, 2005, we issued Professional Traders Fund LLC, which we refer to herein as PTF, a one-year promissory note in the amount of $450,000, in consideration for $450,000.  Under terms of the note, interest at the rate of eight percent (8%) would accrue for the term of the note and the entire facility would be payable along with accrued interest on September 1, 2006. $230,840 of the note was repaid on November 29, 2005 with proceeds from the CAMOFI Master LDC financing, and $233,778 was repaid on March 2, 2006, representing principal and accrued interest.

On September 12, 2005, we issued a promissory note in the amount of $100,000 to NY2K International Corp. in consideration for $100,000.  This note is due on September 12, 2006, bears interest at the rate of fifteen percent (15%) per annum, and is secured by our property located in Harrison County, Texas.  This note was paid off on September 12, 2005.

On September 12, 2005, we acquired all of the stock of Waste Express, Inc., a Missouri corporation. Waste Express is in the business of transporting, storing and disposing of hazardous and non-hazardous industrial and household waste. Waste Express operates from a single facility in Kansas City, Missouri and is licensed to perform its services under Part B of the RCRA and the MHWML. Waste Express is a wholly owned subsidiary of AMEREX Companies, Inc.

We used the proceeds from the Hypothecators Note and the PTF Note to purchase certain assets of NES, IWS of Tulsa, Oklahoma and Enhanced Operating Company of Lehigh, Texas. The purchase price of the NES and IWS assets was $433,000, of which $250,000 was the estimated value of 500,000 shares of the Company’s common stock to be issued to the sellers.  The purchase price of the Enhanced Operating Company assets was $190,000, of which $125,000 was the estimated value of 250,000 shares of the Company’s common stock to be issued to the sellers.  Assets and real property of these purchases were used to establish our business operations in Tulsa, Oklahoma and to begin construction of a facility to store and treat oily water from producing oil wells in Leigh, TX. The Tulsa operation began in November 2005 and the facility in Texas is anticipated to begin operations in the first quarter of 2007.

On November 21, 2005, we executed an agreement with CAMOFI Master LDC, an affiliate of Centrecourt Asset Management LLC, for a 10% Senior Convertible Note due on November 21, 2007. Under the terms of this agreement we will pay interest only for the first 9 months of the agreement and then will pay interest and principal through the remaining term of the loan. The principal amortizes over 5 years and since the term of the loan is 2 years there is a terminal balloon payment.  We can draw down the total amount of the note in three tranches (intervals). The first tranche of 2.5 million was drawn down at the closing of the transaction and the proceeds were used to pay off the Hypothecators note and partially paid off the PTF note and for working capital. On February 23, 2006, this agreement was modified to increase the principal balance from $6,000,000 to $6,800,000, this was as a result of additional costs associated with the purchase of the Pryor Facility. On March 5, 2006 we drew down $2.6 million which was used to purchase the Pryor Facility and for working capital. One April 28, 2006 we drew down the remaining $1.65 to fund the purchase of the ERS assets and for working capital.

On August 31, 2006 we entered into an agreement with CAMOFI Master LDC for a line of credit in consideration for the issuance to CAMOFI Master LDC of a five-year warrant to purchase 750,000 shares of our common stock at an exercise price of $0.01 per share. This line of credit closed on September 21, 2006 and is secured by our accounts receivable.  The maximum borrowing on this line is the lesser of $1.5 million or 80% of accounts receivable aged less than 90 days. We are also required to register shares in the amount of 125% of the number of shares underlying the warrant.

We will continue to evaluate additional funding options including equipment financing, banking facilities, loans, government-funded grants and private and public equity offerings. We may also require funds for future acquisitions that would complement our existing business. Some of these financings may result in substantial dilution to current equity holders.

CONTRACTUAL OBLIGATIONS

The following table sets forth contractual obligations as of December 31, 2005:

	Total	Less than 1 year	1-3 years	More than 5-years
Long Term Debt Obligations	$6,705,000	$408,000	$6,297,000	0
Interest Obligations	$1,157,100	$654,300	$502,800	0

The following table sets forth our contractual obligations as of September 30, 2006

	Total	Less than 1 year	1-3 years	3-5 years
Long Term Debt Obligations	$7,366,666	$1,387,000	$5,979,666	0
Interest Obligations	$990,300	$ 778,000	$212,300	$0
Operating Lease Obligations	$344,250	$ 81,000	$162,000	$101,350

DESCRIPTION OF BUSINESS

General

We are engaged, through our subsidiaries, in the industrial and household waste management services industry and the environmental remediation and abatement services industry.

Our industrial waste management services are conducted through AMEREX Companies, Inc, an Oklahoma corporation and our wholly-owned subsidiary, which we refer to herein as Amerex, and Waste Express, Inc., a Missouri corporation and wholly-owned subsidiary of Amerex..

Waste Express is a treatment, storage and disposal facility of hazardous waste regulated by the U.S. Department of Environmental Protection and licensed by the U.S. Department of Environmental Protection under the Resource Conservation and Recovery Act, of 1976, as amended, which we refer to herein as RCRA, and the Missouri Hazardous Waste Management Law, which we refer to herein as MHWML. Amerex conducts waste related services including, transportation of waste materials, field service remediation and decontamination of equipment, lab pack services and treatment of all types of industrial and municipal wastes.

All of our lab-packing, treatment, storage, processing, collection, testing, consolidation and disposal of hazardous, non-hazardous industrial and household waste are performed out of our Kansas City, Missouri facility.  Emergency response services are conducted principally in our Tulsa, Oklahoma and Kansas City, Missouri facilities.  Household hazardous waste collection events for municipalities are arranged out of our Tulsa, Oklahoma facility.  Logistics for the removal and transportation of potentially hazardous and non-hazardous waste is conducted out of our Tulsa, Oklahoma facility although the treatment, storage, processing, testing and consolidation of these wastes are conducted out of our Waste Express facility in Kansas City, Missouri. Logistics for the collection of hazardous and non hazardous industrial waste and industrial wastewater is also arranged through our facility in Portland, Oregon.

Industry Background

The demand for industrial waste management services has resulted primarily from the adoption and enforcement of increasingly stringent federal, state and local environmental laws and regulations over the past 30 years. These laws and regulations have significantly increased the costs and potential liabilities associated with the handling of industrial wastes. Under these laws and regulations, a broad list of industrial wastes are classified as "hazardous," and generators of hazardous wastes retain potential legal liability for the proper treatment of such wastes through and including their ultimate disposal. In response to these laws and regulations, many generators of both hazardous and non-hazardous wastes have chosen not to maintain their own treatment and disposal facilities nor to develop the technical expertise necessary to assure regulatory compliance. These generators have instead sought to have their waste streams managed by firms that possess collection, transportation, recycling, treatment, disposal and waste-tracking capabilities and have the expertise and financial capacity necessary to comply with applicable environmental laws and regulations.

Our Services

Transportation, treatment and disposal

We transport, treat and dispose of wastes for commercial and industrial customers, health care providers, educational and research organizations, other waste management companies and governmental entities. The wastes handled include substances which are classified as “hazardous” because of their corrosive, ignitable, infectious, reactive or toxic properties, and other substances subject to federal and state environmental regulation. Wastes are collected from customers and transported by us to and between our facilities for treatment or bulking for shipment to final disposal locations. In providing this service, we utilize a variety of specially designed and constructed tank trucks and semi-trailers, as well as other third-party transporters, including railroads. Liquid waste is frequently transported in bulk, but may also be transported in drums. Heavier sludge or bulk solids are transported in sealed, roll-off containers or bulk dump trailers.

Waste types processed or transferred in drummed or bulk quantities include:

· flammables, combustibles and other organics;

· acids and caustics;

· cyanides and sulfides;

· solids and sludge;

· industrial wastewaters;

· PCB materials and electrical light ballasts;

· medical waste;

· other regulated wastes; and

· non-hazardous industrial waste.

Before we receive hazardous waste from a customer, detailed paperwork and analysis are completed to document the nature of the waste. A representative sample of the expected waste is analyzed in our owned laboratory in order to establish a waste profile and to enable us to recommend the best method of treatment and disposal. Prior to unloading at our treatment facility, a representative sample of the delivered waste is tested and analyzed to insure that it conforms to the customer's waste profile record. Once the wastes are characterized, compatible groups are consolidated to achieve economies in storage, handling, transportation and ultimate treatment and disposal. At the time of acceptance of a customer's waste at our facility, a unique computer “bar code” identification character is assigned to each container of waste, enabling us to use sophisticated computer systems to track and document the status, location and disposition of the waste.

Disposal options include reclamation, fuels blending, incineration, aqueous treatment, and secure chemical landfills. Reclamation includes metal recycling, product replacement and recycling of various materials to remove impurities and conform to product specifications. Fuel blending consists of blending liquids and solids to form a burnable material as a replacement fuel to be used in permitted cement kiln operations.  Incineration is the destruction of various toxic or hazardous materials to remove the hazardous properties in a permitted thermal unit.  Aqueous treatment is the neutralization or fixation of characteristically hazardous materials.  Secure chemical landfills includes both hazardous and non-hazardous permitted facilities placement of materials in lined and monitored landfills.

Field services

We provide a wide range of environmental field services to maintain industrial facilities and process equipment, as well as clean up or contain actual or threatened releases of hazardous materials into the environment. These services are provided primarily to large chemical, petroleum, transportation, utility, industrial and waste management companies, and to governmental agencies. Field services refers to the dispatching our personnel and equipment to a customer’s site for the purpose of picking up their hazardous and industrial waste and transporting it to our transfer facility. Field services is the initial transportation phase of our services and also consist of completing the requisite documentation consisting of manifests describing the material being removed, its state and quantity.  Next, we properly contain the material consistent with prevailing regulations and lade it upon our rolling stock which may be a roll-off truck, trailer or some specialized containment such as specially-lined contain vehicles for certain materials. Our field services also include property posting appropriate signage on a conspicuous location on the outside of the vehicle to comply with prevailing regulations, typically of the specific State’s Department of Transportation. We identify, evaluate, and solve our customers' environmental problems, on a planned or emergency basis, by providing a comprehensive interdisciplinary response to the specific requirements of each project.

Lab packs

We provide specialized repackaging, treatment and disposal services for chemicals and hazardous wastes. Such chemicals and wastes are put into Lab packs, which are packages smaller than a 55-gallon drum, generally less than five gallons or 50 pounds. Our Lab pack operation services a wide variety of customers, including:

· engineering and research and development divisions of industrial companies;

· larger companies whose primary business is the collection of hazardous and non-hazardous materials from industries, cash washes, oil change centers, and automotive repair shops;

· college, university and high school labs;

· clandestine methamphetamine laboratories following closure by the Drug Enforcement Agency;

· state and local municipalities; and

· municipal residents through household hazardous waste collection days.

We provide a team of qualified personnel with science degrees and special training to collect, label and package waste at the customer's site. Lab packs are then transported to one of our facilities for consolidation into full-size containers, which are then sent for further treatment or disposal as part of our treatment and disposal services.

Project management

An increasingly important area of our operations is the management of complex environmental remediation projects. These projects may include surface remediation, groundwater restoration, site and facility decontamination, and emergency response. An interdisciplinary team of managers, chemists, engineers, and compliance experts design and implement result-oriented remedial programs, incorporating both off-site removal and on-site treatment, as needed. The remedial projects group functions as a single source management team, relieving the customer of the administrative and operational burdens associated with environmental remediation. As a full- service environmental services provider, we eliminate the need for multiple subcontractors.

These projects vary widely in scope, duration and revenue, and they are typically performed under service agreements with the customer. Environmental remediation projects may be undertaken in conjunction with or lead to contracts for additional remediation work or for hazardous waste management services, and typically involve our analytical laboratory and engineering group.

Surface remediation

Surface remediation projects arise in two principal areas: the planned cleanup of hazardous waste sites and the cleanup of accidental spills and discharges of hazardous materials, such as those resulting from transportation and industrial accidents. In addition, some surface remediation projects involve the cleanup and maintenance of industrial lagoons, ponds and other surface impoundments on a recurring basis. In all of these cases, an extremely broad range of hazardous substances may be encountered.

Surface remediation projects generally require considerable interaction among engineering, project management and analytical services. Following the selection of the preferred remedial alternative, the project team identifies the processes and equipment for cleanup. Simultaneously, our health and safety staff develops a site safety plan for the project. Remedial approaches usually include physical removal, mechanical dewatering, stabilization or encapsulation.

Groundwater restoration

Our groundwater restoration services typically involve response to above-ground spills, leaking underground tanks and lines, hazardous waste landfills and leaking surface impoundments. Groundwater restoration efforts often require complex recovery systems, including recovery drains or wells, air strippers, biodegradation or carbon filtration systems, and containment barriers. These systems and technologies can be used individually or in combination to remove a full range of floating or dissolved organic compounds from groundwater. We internally design and fabricate most mobile or fixed site groundwater treatment systems.

Site and facility decontamination

Site and facility decontamination involves the cleanup and restoration of buildings, equipment and other sites and facilities that have been contaminated by exposure to hazardous materials during a manufacturing process, or by fires, process malfunctions, spills or other accidents. Our projects have included decontamination of electrical generating stations, electrical and electronics components, transformer vaults and commercial, educational, industrial, laboratory, research and manufacturing facilities.

Emergency response

We undertake environmental remediation projects on both a planned and emergency basis. Emergency response actions may develop into planned remedial action projects when soil, groundwater, buildings, or facilities are extensively contaminated. We have established specially trained emergency response teams which operate on a 24-hour basis from service centers covering 5 states. Our emergency response teams operate out of our Tulsa, OK facility. We have engaged a stable of subcontractors who address the needs of emergency situations which are too distant geographically to permit us to provide a timely response from this facility.  In these cases, after the emergency situation is addressed we utilize resources out of either our Tulsa, OK or Kansas City, MO facilities to remove the potentially hazardous material from the subcontractor’s site and to relocate it to our Kansas City, MO facility for characterization, treatment and disposal. Many of our remediation activities result from a response to an emergency situation by one of our response teams. These incidents can result from transportation accidents involving chemical substances, fires at chemical facilities or hazardous waste sites, transformer fires or explosions involving PCBs, and other unanticipated developments when the substances involved pose an immediate threat to public health or the environment, such as possible groundwater contamination.

Emergency response projects require trained personnel, equipped with protective gear and specialized equipment, prepared to respond promptly whenever these situations occur. To meet the staffing requirements for emergency response projects, we rely in part upon a network of trained personnel who are available on a contract basis for specific project assignments. Our health and safety specialists and other skilled personnel closely supervise these projects during and subsequent to the cleanup. The steps performed by us include rapid response, containment and control procedures, analytical testing and assessment, neutralization and treatment, collection, and transportation of the substances to an appropriate treatment or disposal facility.

Analytical services

Analytical services consist primarily of analytical testing, engineering services and personnel training. Many of our principal services as described above involve the selection and application of various technologies. Our analytical testing laboratories perform a wide range of quantitative and qualitative analyses to determine the existence, nature, level, and extent of contamination in various media. Our engineering staff identifies, evaluates and implements the appropriate environmental solution.

Analytical testing and engineering services

We provide analytical testing and engineering services as technical support to complement our primary services. For example, if we are engaged to perform an entire environmental remediation project, we will first perform a site or situation assessment. A site assessment begins with the determination of the existence of contamination. If present, the nature and extent of the contamination is defined by gathering samples and then analyzing them at our laboratory in Kansas City, Missouri in order to establish or verify the nature and extent of the contaminants. Our engineering staff then develops, evaluates and presents alternative solutions to remedy the particular situation. Often treatment systems are completely designed, engineered and fabricated by us in house. We then implement the mitigation and decontamination program mutually selected by the customer and us.

Analytical testing and engineering services are also provided as a separate service if a customer requires an analysis with respect to certain material, or if a customer is searching for an appropriate solution to an environmental problem or if an environmental assessment is required to allow a transfer of property.

We operate an EPA-qualified and state-certified analytical testing laboratory in Kansas City, MO, which tests samples provided by customers to identify and quantify toxic pollutants in virtually every component of the environment. Our laboratory staff evaluates the properties of a given material to identify and characterize the waste materials prior to acceptance for treatment and disposal, and operates mobile laboratory facilities for field use in emergency response and remedial action situations.

Personnel training

We provide comprehensive personnel training programs for our employees and those of our customers on a commercial basis. Such programs are designed to promote safe work practices under potential hazardous environmental conditions, whether or not toxic chemicals are present, in compliance with stringent regulations promulgated under RCRA and the OSHA. We provide such training at our Tulsa, Oklahoma facility including a tank for confined space entry, exit, and extraction, an air-system demonstration maze, respirator fit testing room, leak and spill response equipment, and a layout of a mock decontamination zone, all designed to fulfill the requirements of OSHA’s Hazardous Waste and Emergency Response Standards.

We typically only track revenues in our service segments.  Disposal, which includes waste treatment, characterization, analytical services, lab-packs, and actual disposal, made up approximately 43% of our total revenue from January 1, 2006 through July 2006.  Field services, which includes transportation and personnel training, comprised approximately 50% of our revenue from January 1, 2006 through July 31, 2006.  Emergency services are tracked separately and contributed approximately 1% of our revenues during this same period. We expect that emergency services will comprise a greater portion of our sales in the future, as this line of business is developed. All other services collectively contributed approximately 6% of our total revenues from January 1, 2006 to July 31, 2006.

Acquisitions

The Waste Express, Inc., Acquisition

On September 12, 2005 we acquired all of the outstanding capital stock of Waste Express, Inc., a Missouri corporation, pursuant to a stock purchase agreement we entered into with Steven R. Clancy, Waste Express’ then sole stockholder. Waste Express was incorporated in 1995 and since its inception has operated as a multi-waste treatment and disposal facility licensed by the U.S. Department of Environmental Protection under RCRA and the MHWML. As a stock purchase, we acquired all of the assets, tangible and intangible, associated with the business, including licenses, permits and customer and vendor contracts.  We also assumed all liabilities associated with the business, including obligations for services performed or to be performed by Waste Express.

The purchase price for Waste Express consisted of cash in the amount of $275,000 and an installment note in the amount of $235,000, with interest at six percent (6%) per annum.  The purchase agreement also required us to pay a fee equal to the greater of $2,500 or one percent (1%) per annum of seller’s current $200,000 line of credit securing Waste Express’ regulatory closure plan until it secures such plan. The cash amount of the purchase price was contingent upon Waste Express’ estimated accumulated reserved liabilities for the disposal of on-site waste not exceeding $80,000 as of September 9, 2005.  The actual amount of reserve for estimated disposal costs as of September 9, 2005 was $108,000, and in lieu of reducing the cash portion of the purchase price to $247,000, the seller agreed to waive the fee for securing the regulatory closure plan through September 30, 2006. The principal amount of the note was contingent upon Waste Express having no more than $115,000 in total liabilities as of September 9, 2005, less reserves for disposal, and $75,000 or more in current (aged less than 60 days) accounts receivable as of September 9, 2005. The actual total liabilities were $77,162 and the actual current accounts receivable were $76,784 , reducing the principal amount of the note to $225,000. The amount of the note may be further reduced in the event that any of the booked accounts receivable are deemed uncollectible prior to the final payment. Installment payments on the note are calculated at eight percent (8%) of quarterly gross revenues collected or generated from the operation of the business of Waste Express in excess of $270,000 quarterly until paid in full. To date, Waste Express has not achieved the gross revenue targets for any quarterly period since the closing of the acquisition and the full amount of the note remains outstanding. We expect these targets to be met in subsequent periods.

The acquisition of certain assets of NES Technology LLC and Industrial Waste Services LLC

On September 13, 2005, we purchased the assets of NES Technology LLC and Industrial Waste Services LLC consisting primarily of oil/water separation devices, a mobile laboratory, a mobile treatment unit, and an International Vac Truck relating to their planned business operations in industrial waste disposal and environmental management services, which were never commenced, in consideration for the issuance of 500,000 restricted shares of our common stock to the members of these two companies, including Richard Coody, a member or our board of directors, and the assumption of outstanding liabilities comprising two promissory notes to Summit Bank in the amount of $161,790.32 and past due rent.

The acquisition of certain assets of Enhanced Operating Company

On September 2, 2005, we acquired the assets of EOC relating to the development of an oil/water separation technology, comprising approximately 25 acres of property located in Leigh, Harrison County, Texas and improvements thereon consisting of two buildings and furnishings, six storage tanks and related piping, storage vessels and treatment units, in consideration for 250,000 restricted shares of our common stock, and all EBITDA profit in excess of 30% annually over a three-year period until $1,000,000 is paid.  In addition, the contract for this acquisition required us to make cash infusion of $250,000 in working capital for the business operations of EOC being acquired. To date, we have not developed the assets at this location. The contract also required us to enter into a three year employment agreement with Michael Eppler, then president of EOC, at a monthly salary of $10,000 and a sign-on bonus of $50,000.

The acquisition of certain assets of Kaiser Aluminum and Chemical Corporation

In February 2006, Amerex Acquisition Corp., a wholly-owned subsidiary of Amerex, acquired approximately 168 acres of heavily developed industrial property in Pryor, Oklahoma from Kaiser Aluminum and Chemical Corporation in consideration for $700,000 which amount was paid in cash at closing.  We also paid $800,000 into an escrow account with JP Morgan Chase Bank to provide financial assurance for the removal of all asbestos and asbestos containing materials from the property within 18 months following closing. We began the asbestos removal on August 21, 2006 and expect to complete the removal within the required time period. In addition, we are required to deposit $400,000 with the Oklahoma Department of Environmental Quality through Guaranteed Abstract Title Company in Tulsa, Oklahoma to provide financial assurance of our ability to close the two injection wells on the Pryor property.  This amount is currently being held in escrow for transfer to the Oklahoma Department of Environmental Quality where it will remain until closing of the wells. We intend to utilize these two injection wells, as discussed in “Our Strategy” below.

The acquisition of certain assets of Environmental Remediation Services, Inc.

On April 28, 2006, we purchased certain assets of Environmental Remediation Services, Inc., herein referred to as ERS, consisting primarily of several vacuum trucks, truck equipment, trailer equipment, personal safety equipment, forklifts, tractors, and miscellaneous tools to be used in connection with our emergency response services. The purchase price for the assets consisted of cash in the amount of $1,200,000 and our entering into a one-year consulting agreement with Kenneth Duckworth, the sole owner of ERS.  To ensure our performance under the consulting agreement, we were required to fund an Irrevocable Standby Letter of Credit in the amount of $600,000 with American Bank and Trust of Tulsa, Oklahoma for the benefit of Kenneth Duckworth, with $150,000 to be released at the end of each quarterly period subsequent to closing until drawn down in full.

Future or Planned Services

Water Disposal and Separation Services to the Oil and Gas Industry; Resale of the Remaining Crude Oil

We plan to provide services to the oil and gas industry, specifically production water (water produced during the process of drilling activities involving the recovery of crude oil) removal services for gas and oil well drilling firms. During the extraction of oil from producing wells, oil companies typically pump salty water into an oil well to enhance the well’s production of oil. This salty water is extracted along with the oil. The oil company removes most of the oil and then has the remaining salt water picked up for proper disposal, typically in vacuum trucks.  Within a hundred mile radius of our Harrison County, Texas property, there are numerous oil recovery operations, many of which use the technique of pumping salt water into wells to enhance production and recovery of oil, to whom we intend to offer our services.

Since there usually remains small amounts of oil when this water is picked up for disposal, in addition to picking up the water for disposal, we intend to develop or license technologies that will enable us to separate the remaining oil from the salt water for resale.  We believe that we have identified a technology for this purpose and are in the process of performing due diligence and negotiating a licensing agreement with the holder of the rights to the technology, as well as estimating the costs associated with installation.  We plan on performing these services from our Leigh, Harrison County, Texas property and expect to begin our planned construction of a facility utilizing new components and technologies and existing piping, vessels, and equipment on the site for this purpose in the fourth quarter of 2006, and be operational in the first quarter of 2007.   Based on the analysis of our engineers and representations made by equipment and technology vendors, we expect to be able to initially process 10,000 barrels of salt water/crude oil emulsions per day, resulting in obtaining between 200 and 500 barrels of oil per day. We intend to expand the capacity of the plant to 20,000 barrels of produced water per day in late 2007 or early 2008, resulting in reclaimed oil of between 1,000 barrels per day to 2,000 barrels per day.

We also plan on picking up oily residue in tank bottoms which is rich in oil but requires treatment to recover crude oil that can be sold to local refineries. To date we have expended approximately $422,000 on equipment such as oil/water separators and facility clean up and security. We anticipate that the Leigh, Texas facility will require another $300,000 to purchase or license the technology for the water/salt separation equipment and to complete installation of the oil/water separator and the salt/water separator. We plan to fund this final phase through a revolving term loan secured by our current accounts receivable with our current primary lender. We are currently in the process of negotiating this facility with the lender.

We are currently in the process of reevaluating this business and anticipate that we may terminate this project and allocate our resources to our core business services.

Expansion of our Waste Management Services to Include Water Treatment Services

We also plan to begin operating two water treatment works permitted for discharge to a POTW. POTW’s are publicly-owned treatment works such as public sewers or sewage lagoons.  These water treatment works will treat industrial wastewater and remove contaminants to levels that are allowed by the POTW.  We plan to construct two water treatment plants, one at our Tulsa, Oklahoma facility and one at our Kansas City, Missouri facility, and acquiring the necessary processing equipment, as well as seeking qualified personnel.  We are planning for the both of these to be begin construction in January of 2007 and to become operational toward the middle of the second quarter of 2007.  We estimate the cost to completion of the Tulsa facility to be between $250,000 to $300,000.  The facility will be located on our current leased location in Tulsa, Oklahoma.  We anticipate that this will be financed through a revolving term loan secured by our current accounts receivable with our current primary lender. We are currently in the process of negotiating this facility with the lender. We also anticipate that the cost of the Kansas City water plant will be approximately $800,000.  Although this facility will be nearly identical to the plant in Tulsa, we will incur additional expenses for the acquisition of real estate contiguous with our current Kansas City location and the demolition of several existing structures currently on the site.  Additional expenses will be incurred with the grading of this property and the construction of a 20,000 square foot steel building with a concrete slab to house the plant.  Our Tulsa facility already has sufficient land and a suitable building with a proper foundation, thus the difference in costs between the two plants. We intend to finance the construction of the Kansas City water plant through future offerings of our common stock.

Our Strategy

In order to maintain and enhance our position in the waste management industry, we have implemented a strategy of internal growth through the increased utilization of our existing facilities and properties, the expansion of our services, the addition of new sales offices and service centers, and external growth through strategic acquisitions.

Increased Utilization of Waste Management Facilities

In order to fully utilize our current waste management facility, we plan on increasing our hours of operation to operate 7 days a week and by adding two daily eight-hour work shifts to our existing daily shift.  We intend to begin adding these shifts during the fall of 2006.  Management expects that additional work will increase during the summer months especially from our second largest client – our Industrial Services Customer.

Conversion of Pryor, Oklahoma Property to a Waste Management Facility

We intend to convert our Pryor, Oklahoma property into our second RCRA Part B licensed waste management facility.  This property is situated on 168 acres and currently contains two deep Class I injection wells.  Class I injection well facilities dispose of industrial hazardous and non-hazardous waste and municipal (non-hazardous) waste. Subject to our obtaining a permit from the RCRA, we plan on using these wells as final disposal management units for treated waste materials to meet discharge parameters .    Discharge parameters refer to the level of concentration of various contaminants that can be disposed of in this type of injection well and are determined by the EPA and the Oklahoma Department of Environmental Quality. The steps in the RCRA waste management facility permitting process are complex and time consuming.  See “Environmental Regulation -- Licenses and Permits.”

According to the United States Environmental Protection Agency there are currently 272 active Class I injection facilities nationwide (51 are for disposal of hazardous waste and 221 are for disposal of non-hazardous waste). These Class I injection wells are scattered throughout the United States in 19 states, with the greatest concentration in the Gulf Coast, Great Lakes, and the Florida peninsula. Many of the owners of these wells are our competitors. See “Business – Competition.”

Our Pryor, Oklahoma property also currently contains an ammonia /urea fertilizer manufacturing plant, various large industrial buildings which were used for manufacturing, drying, mixing and bagging of fertilizer, concrete containment structures, other assets comprised mainly of salvageable metal , and rail access.

Our conversion began during the third quarter of 2006 with the commencement of the demolition of the existing fertilizer manufacturing plant. Our demolition plan is structured to recover the scrap metal and components, such as vessels and valves, which have been estimated by independent appraisers to contain approximately 6,000 tons of carbon steel, 1,000 tons of stainless steel and 400 tons of copper. The appraisers estimate the scrap value of these metals to be in excess of $3 million gross. The actual proceeds from the salvage and sale of these metals will be dependent upon the actual amount of salvageable metals, which will not be determinable until their decommissioning, demolition and removal, the timing of the demolition and the market price of the salvage metals at the time of sale.  The project is expected to be completed about March 31, 2007.  The prices of these commodities have varied considerably over the last five years. In addition, many specialty items, including component cores such as valves, flanges, pumps, electric motors, reformers, heat exchangers and other marketable items purchased with the property may have a commercial need as is and may therefore be sold as operable equipment rather than at scrap value. We estimate the salvage and reclamation process will take approximately seven months.

This property also contains rail access, a rail spur and a rail station which we plan on using to receive and deliver water and chemicals that we have treated or are going to treat from clients with access to the rail line and to final disposal sites if the particular material is not to remain on site.  We also expect that we will have the ability to provide railcar cleaning activities consisting of the decontamination of rail cars that have been contaminated as a result of spillage or the transportation of liquid waste within the rail car.

We expect this property to be fully operational as a waste management facility by the third quarter of 2009 and anticipate that the cost to completion will be approximately $1 million.  The extended timeframe in getting the facility operational is primarily as a result of the time required to secure the RCRA Part B permit which is expected to take approximately two years. We will also have to repermit the Class I injection wells in order that we may deposit hazardous materials. This repermitting process is anticipated to take approximately nine months and will be timed to coincide with the granting of the RCRA Permit.

Expansion of our Service Mix and Diversification of our Client Base

By expanding our current services to those described above under “Business – Future or Planned Services,” we expect to diversify our customer base and expand our revenue generating operations to aid in the protection from any economic down turns in our current service offerings.

Additional Sales Personnel

We intend to increase our sales force. We recently hired two seasoned business development specialists, one at our Tulsa facility and the other at our Waste Express facility.  We have identified and expect to have extended an offer of employment during the fourth quarter of 2006 to an additional seasoned business development specialist to work out of our Tulsa facility.

Strategic Acquisitions

Our longer range plans involve strategic acquisitions in the second or third quarter of 2007 of businesses and assets compatible and complimentary with ours, which allow for the consolidation of facilities and reduction of some material portion of indirect operating costs such as occupancy costs, back office support and insurance.

Marketing Strategy and Sales of our Services

We market our services on an integrated basis and, in many instances, services in one area of our business support or lead to a project undertaken in another area.

Through the year ending 2005, we acquired clients and projects through the relationships that our technical personnel and managers had developed during their tenure with our competitors with whom they were previously employed, and by responding to general solicitations for proposals from public and private agencies and firms. To add to our existing roster of clients, in January 2006 we hired a seasoned industry professional as our first business development specialist at our Tulsa facility, and in April 2006 engaged another seasoned industry professional, with numerous contacts made during her professional career as a business development specialist with several of our competitors, as our business development specialist at our Waste Express facility. Both of our business development specialists have monthly sales targets and report weekly and/or monthly to various management personnel. We also expect to extend an offer of employment to a third business development specialist to work out of our Tulsa facility during the fourth quarter of 2006.

Customers

We provide services to 296 customers in 18 states and typically do not have written contracts with them.  In addition to serving commercial and industrial customers such as waste collectors, manufacturers, health care providers, research organizations, and chemical companies, our customers include federal, state and local governmental agencies, and small quantity generators that have recurring needs for multiple services in managing their environmental exposure.

In 2005, 20% of our total revenues were derived from our contract with our Industrial Services Customer for waste treatment projects.  For the first 9 months of 2006, 34% of our revenues were derived from a contract we were awarded by the United States Department of Justice, Drug Enforcement Administration for clandestine drug lab clean ups in ten contract regions covering eleven states (North Texas, Oklahoma, Kansas, Iowa, Missouri, Arkansas, Illinois, Indiana, Ohio, Tennessee and Alabama), and 27% of our revenues were from our contracts with three Industrial Services Customers.  Together, these four clients contributed 61% of our revenues during that period.   Our contract with the DEA was issued for up to 24 months starting January 9, 2006 and may be cancelled by either the DEA or us at any time.  Although our contract with our Industrial Services Customer, entered into on October 10, 2005 for one year, is automatically renewed for additional one-year terms, our Industrial Services Customer may terminate the contract at anytime, with or without cause, upon thirty days’ prior written notice.  Both of these contracts are requirements contracts, meaning that the customers place orders for our services and supplies as they require them.  There are no minimum services they are required to place and the DEA’s contract may not exceed approximately $7,250,000 for all regions.

Subcontractors

We have formed a number of strategic partnerships with several environmental subcontractors to assist us in providing services under our contract with the DEA.  Many of these subcontractors have executed agreements with us to perform this work through the duration of our contract with the DEA.     The principal services these subcontractors provide consist of acting as responders for DEA engagements that are currently outside of our area of operation or where it is more economically practical.  All of our subcontractors are licensed as hazardous waste handlers in the areas in which they operate.  No subcontractor is considered critical in the sense that they possess special skills or licenses that could not be replaced in a reasonable period of time and without materially adverse effects on the economics of the project or the services we provide. Several of our subcontractors have also managed a number of customers requiring waste disposal services and therefore have been a source of new business.

Environmental Regulation

While our business has benefited substantially from increased governmental regulation of hazardous waste transportation, storage and disposal, the industrial waste management industry itself has become the subject of extensive and evolving regulation by federal, state and local authorities. We make a continuing effort to anticipate regulatory, political and legal developments that might affect its operations, but is not always able to do so. We cannot predict the extent to which any environmental legislation or regulation that may be enacted or enforced in the future may affect its operations.

We are required to obtain federal, state and local licenses or approvals for each of its hazardous waste facilities. Such licenses are difficult to obtain and, in many instances, extensive studies, tests, and public hearings are required before the approvals can be issued. We have acquired or are in the process of applying for all operating licenses and approvals required for the current operation of its business and has applied for or is in the process of applying for all licenses and approvals needed in connection with planned expansion or modifications of its operations.

Federal Regulation of Hazardous Waste

The most significant federal environmental laws affecting us are the RCRA , the Superfund Act and the Clean Water Act.

RCRA

The RCRA is the principal federal statute governing hazardous waste generation, treatment, transportation, storage and disposal. Pursuant to the RCRA, the EPA has established a comprehensive, “cradle-to-grave” system for the management of a wide range of materials identified as hazardous waste. States, such as Massachusetts, Connecticut, Illinois, and Maryland, that have adopted hazardous waste management programs with standards at least as stringent as those promulgated by the EPA, have been authorized by the EPA to administer their facility permitting programs in lieu of the EPA's program.

Every facility that treats, stores or disposes of hazardous waste must obtain a RCRA license from the EPA or an authorized state agency and must comply with certain operating requirements. Under the RCRA, hazardous waste management facilities in existence on November 19, 1980 were required to submit a preliminary license application to the EPA, the so-called Part A application. By virtue of this filing, a facility obtained Interim Status, allowing it to operate until licensing proceedings are instituted pursuant to more comprehensive and exacting regulations (the Part B licensing process). Interim Status facilities may continue to operate pursuant to the Part A application until the Part B licensing process is concluded. Our facility located in Kansas City, Missouri is subject to the RCRA licensing and has been issued a Part B license.

The RCRA requires that Part B licenses contain a schedule of required on-site study and cleanup activities, known as “corrective action,” including detailed compliance schedules and provisions for assurance of financial responsibility. The EPA estimates that there are approximately 4,300 facilities that treat, store or dispose of hazardous wastes, which can be compelled to take corrective action when necessary. Some facilities are very large and have extensive contamination problems which rival the largest Superfund sites. Other facilities have relatively minor environmental problems. Still others will not need remedial action at all. It is the EPA's policy to compel corrective action at the “worst sites first.” As a result, the EPA has developed a system for assessing the relative environmental cleanup priority of RCRA facilities, called the National Corrective Action Prioritization System, with a High, Medium or Low ranking for each facility. Our RCRA facility located in Kansas City, Missouri has does not required any remedial action and has never been assigned a ranking since no knows impairment of the property exists.

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, known as the “Superfund Act”

The Superfund Act provides for immediate response and removal actions coordinated by the EPA to releases of hazardous substances into the environment, and authorizes the government to respond to the release or threatened release of hazardous substances or to order persons responsible for any such release to perform any necessary cleanup. The statute assigns joint and several liability for these responses and other related costs, including the cost of damage to natural resources, to the parties involved in the generation, transportation and disposal of such hazardous substances. Under the statute, we may be deemed liable as a generator or transporter of a hazardous substance which is released into the environment, or as the owner or operator of a facility from which there is a release of a hazardous substance into the environment.

The Federal Water Pollution Control Act as amended by the Clean Water Act and subsequent amendments

This legislation prohibits discharges to the waters of the United States without governmental authorization. The EPA has promulgated “pretreatment” regulations under the Clean Water Act, which establish pretreatment standards for introduction of pollutants into publicly owned treatment works. In the course of its treatment process, our wastewater treatment facilities generate waste water which they discharge to publicly owned treatment works pursuant to permits issued by the appropriate governmental authority. The Clean Water Act also serves to create business opportunities for us in that it may prevent industrial users from discharging their untreated wastewaters to the sewer. If these industries cannot meet their discharge specifications, then they may utilize the services of an off-site pretreatment facility such as those of ours.

Other Federal Laws

Our operations are also subject to the Toxic Substances Control Act, the Clean Air Act, the U.S. Department of Transportation and the Interstate Commerce Commission. Health and safety standards under the Occupational Safety and Health Act are also applicable.

The Toxic Substances Control Act - authorizes the EPA to regulate over 60,000 commercially produced chemical substances, including the proper disposal of polychlorinated biphenyls, commonly known as PCBs, and has established a comprehensive regulatory program, under the jurisdiction of the EPA, which oversees the storage, treatment and disposal of PCBs.

The Clean Air Act - authorizes the EPA to regulate emissions into the air of potentially harmful substances.  According to industry sources, the five industries which produced in 2004 the largest amounts of industrial hazardous wastes (by dollar amount of spending paid for management services) in 2004 were chemicals (28.3%), oil (15.9%), paper and pulp (13.2%), primary metals (8.7%) and automotive (5.0%).      As a small industrial waste management firm, we have significant advantages over many of its competitors in terms of its ability to efficiently utilize its waste management facilities and to provide our customers with a heightened commitment to customer service and responsiveness. In addition, management has taken notice of an important and advantageous industry trends in the efforts by many generators of industrial wastes to decrease the number of service providers that they utilize to a select group of industry leaders in order to minimize potential liability inherent in using less qualified or less responsive firms.

The U.S. Department of Transportation and the Interstate Commerce Commission - our transportation operations are regulated by the U.S. Department of Transportation and the Interstate Commerce Commission, as well as by the regulatory agencies of each state in which we operate or through which our trucks pass.

State Regulation of Hazardous Waste

The Missouri Hazardous Waste Management Law (MHWML)

State authorization is a rulemaking process through which EPA delegates the primary responsibility of implementing the RCRA hazardous waste program to individual states in lieu of EPA. This process ensures national consistency and minimum standards while providing flexibility to states in implementing rules. Currently, 50 states and territories have been granted authority to implement the base, or initial, program. Many also are authorized to implement additional parts of the RCRA program that EPA has since promulgated, such as Corrective Action and the Land Disposal Restrictions. State RCRA programs must always be at least as stringent as the federal requirements, but states can adopt more stringent requirements as well.  The state of Missouri is authorized to implement the RCRA hazardous waste program in lieu of the EPA through the MHWML.

Just prior our acquisition of Waste Express, the facility was issued a Notice of Violation by the Missouri Department of Natural Resources for four violations:  exceeding storage capacity, exceeding the one year limit for storage of materials on site, exceeding the 24 hour restriction in the receiving area.   We completed corrective action during November and December of 2005, spending approximately $88,046, and our inspection by the Missouri Department of Natural Resources during the first quarter of 2006 was free from any violations. No violation notices have been issued since we have operated the facility.  Notwithstanding these violations, the facility has maintained a considerably clean inspection record throughout its years of operations.

The Oklahoma Department of Environmental Quality and the Oklahoma Department of Environmental Quality Land Management Division Rules and Regulations

Like Missouri, the state of Oklahoma is authorized by the United States Environmental Protection Agency to implement and oversee the regulations of the EPA regarding hazardous waste transportation, treatment, storage and disposal. The Oklahoma Department of Environmental Quality, herein referred to as the ODEQ, oversees the enforcement of the Code of Federal regulations and the rules and regulations of the Land Protection Division of the ODEQ. This agency will oversee the asbestos removal and the maintenance and eventual closure of the Class I injection wells that exist on the site of our Pryor, Oklahoma facility. The primary regulations that we will be subject to at this location are the Oklahoma Department of Environmental Quality Rules and Regulations sections 252:004 through Section 252:710 and in the Oklahoma Statutes, primarily Title 27A.

Licenses and Permits

Our waste treatment facility located in Kansas City, Missouri has been issued a RCRA Part B licenses which expires in February 2007. We have initiated the process of re-permitting the facility and will request expansion of the license to enable the facility to handle all EPA waste codes including medical and nuclear waste in addition to the hazardous and industrial waste codes which we are currently licensed to handle. Management believes that the re-permitting and license expansion processes will be granted by the Missouri Department of Natural Resources prior to the expiration of its current license because the facility has not undergone any changes with regard to the types of services that it offers nor has it modified any of the technical policies and procedures.

We have made substantial modifications and improvements to the physical plant and treatment and process equipment at this treatment facility, consistent with our strategy to upgrade the quality and efficiency of treatment services and to ensure regulatory compliance. These improvements also corrected a Notice of Violation which was issued prior to our acquisition of this facility.  This facility is inspected at least quarterly or even more often by the Missouri Department of Natural Resources.  Occasionally, the EPA as well as other city and county inspectors will perform inspections.

We began the process of obtaining a RCRA Part B license permit from the ODEQ for our Pryor, Oklahoma facility during the first quarter of 2006.

The steps in the RCRA permitting process are complex and time consuming and consist of the following:

Step 1 -- Starting the Process

Before a business even submits a permit application, it must hold an informal meeting with the public. The business must announce the "pre-application" meeting by putting up a sign on or near the proposed facility property, running an advertisement on radio or television, and placing a display advertisement in a newspaper. At the meeting, the business explains the plans for the facility, including information about the proposed processes it will use and wastes it will handle. The public has the opportunity to ask questions and make suggestions. The business may choose to incorporate the public's suggestions into its application. The permitting agency uses the attendance list from the meeting to help set up a mailing list for the facility.

Step 2 -- Applying for a Permit

After considering input from the preapplication meeting, the business may decide to submit a permit application. Permit applications are often lengthy. They must include a description of the facility and address the following:

· How the facility will be designed, constructed, maintained, and operated to be protective of public health and the environment.

· How any emergencies and spills will be handled, should they occur.

· How the facility will clean up and finance any environmental contamination that occurs.

· How the facility will close and clean up once it is no longer operating.

Step 3 -- Receipt and Review of the Application

When the permitting agency receives a permit application, it sends a notice to everyone on the mailing list. The notice indicates that the agency has received the application and will make it available for public review. The permitting agency must then place a copy of the application in a public area for review.

Simultaneously, the permitting agency begins to review the application to make sure it contains all the information required by the regulations described above  under “The Oklahoma Department of Environmental Quality and the Oklahoma Department of Environmental Quality Land Management Division Rules and Regulations.”    The proposed design and operation of the facility are also evaluated by the ODEQ and the Oklahoma Department of Environmental Quality Land to determine if the facility can be built and operated safely.

Step 4 -- Revisions, Revisions, Revisions

After reviewing the application, the permitting agency may issue a Notice of Deficiency (NOD) to the applicant. NODs identify and request that the applicant provide any missing information. During the application review and revision process, the permitting agency may issue several NODs. Each time the permitting agency receives a response from the applicant, it reviews the information and, if necessary, issues another NOD until the application is complete. Given the complex and technical nature of the information, the review and revision process may take several years.

Step 5 -- Drafting the Permit for Public Review

When the revisions are complete, the agency makes a preliminary decision about whether to issue or deny the permit. If the agency decides that the application is complete and meets appropriate standards, the agency issues a draft permit containing the conditions under which the facility can operate if the permit receives final approval. If the permitting agency determines that an applicant does not meet the standards, the agency tentatively denies the permit and prepares a "notice of intent to deny."

The permitting agency announces its decision by sending a letter to everyone on the mailing list, placing a notice in a local paper, and broadcasting it over the radio. It also issues a fact sheet to explain the decision. Once the notice is issued, the public has 45 days to comment on the decision. Citizens also may request a public hearing by contacting the permitting agency. The permitting agency may also hold a hearing at its own discretion. The agency must give 30-day public notice before the hearing.

Step 6 -- The End Result: A Final Permit Decision

After carefully considering public comments, the permitting agency reconsiders the draft permit or the notice of intent to deny the permit. The agency must issue a "response to public comments," specifying any changes made to the draft permit. The agency then issues the final permit, which is for a period of 10 years, or denies the permit.

Even after issuing a permit, the permitting agency continues to monitor the construction and operation of the facility to make sure they are consistent with state and federal rules and with the application.

Several additional steps can also take place after the original permit is issued:

· Permit Appeals. Facility owners and the public both have a right to appeal the final permit decision. The appeal is usually decided upon by administrative law judges.

· Permit Modifications. If a facility changes its management procedures, mechanical operations, or the wastes it handles, then it must secure a permit modification. For modifications that significantly change facility operations, the public must receive early notice and have a chance to participate and comment. For minor modifications, the facility must notify the public within a week of making the change.

· Permit Renewals. The permitting agency can renew permits that are due to expire. Permit holders that are seeking a permit renewal must follow the same procedures as a facility seeking a new permit.

· Permit terminations.  If a facility violates the terms of its permit, the permitting agency can terminate the permit.

Management of Risks

We follow a program of risk management policies and practices designed to reduce potential liability, as well as to manage customers' ongoing regulatory responsibility. This program includes employee training, environmental auditing, and policy decisions restricting the types of wastes handled. Training of personnel includes specialized training which is either performed in-house or at accredited institutions.  These include initially 40 hours of training in hazardous waste operations and emergency response. The program curriculum is provided by the U.S. Occupational Health and Safety Administration, commonly referred to as OSHA. We are currently approved by OSHA to provide such training as well as requisite annual 8-hour refresher courses. We also specialize in training for awareness and entry into confined space for employees who may be required to enter such areas. Our drivers are required to take a course in DOT hazardous materials training and be in possession of valid specialized licensing for the materials that they are carting and the type of vehicle that they are operating.  We evaluate all revenue opportunities and decline those which we believe involve unacceptable risks. We avoid handling high-hazard waste such as explosives, and frequently utilize specialty subcontractors to handle such materials when confronted at a job site.

We only dispose of wastes at facilities owned and operated by firms which we have approved as prudent and financially sound. Typically, we apply established technologies to the treatment, storage and recovery of hazardous wastes. We believe our operations are conducted in a safe and prudent manner and in substantial compliance with applicable laws and regulations.

Insurance

Both federal regulations require liability insurance coverage for all facilities that treat, store or dispose of hazardous waste as well as pollution liability in the amount of $2,000,000 per occurrence and $2,000,000 in aggregate per year.

Our pollution liability insurance policies cover potential risk in three areas: as a contractor performing services at customer sites, as a transporter of waste and while we handle waste at our facilities. XL Insurance Company provides contractor’s liability insurance of $1,000,000 per occurrence and $2,000,000 in the aggregate, covering off-site remedial activities and associated liabilities, and pollution liability coverage of waste in-transit with both single occurrence and aggregate coverage of $2,000,000. This coverage includes liability of $2,000,000 for pollution caused by sudden or accidental occurrences during transportation of waste to our facilities, from the time waste is picked up form the customer until its delivery to the final disposal site.

Competition

The market for industrial waste management services is highly competitive. We compete with numerous large and small companies, which are able to provide one or more of the industrial waste management services offered by us and have substantially greater financial, management and marketing resources than we do. Large competitors include Clean Harbors Environmental Services Inc., Duratek, Inc. and Perma-Fix Environmental Services, Inc.  There are also a large number of smaller competing companies that provide services similar to ours.  In the Tulsa area some of these firms are Envirosolve, Inc,. Controlled Waste, Inc., American Waste Control, Inc. and Freeman Waste Management, Inc. In the Kansas City area some of our local competitors are Baker Environmental Consulting, Inc., A T Abatement Services, Mac Bestos, Inc., and Cornerstone Services Group.

Competitive factors include quality and diversity of services, technical qualifications, reputation, geographic presence, price and the availability of key professional personnel.

Under applicable environmental laws and regulations (see “Business -- Environmental Regulation”), generators of hazardous wastes retain potential legal liability for the proper treatment of such wastes through and including their ultimate disposal. In response to these potential liability concerns, many large generators of industrial wastes and other purchasers of waste management services (such as general contractors on major remediation projects) have increasingly sought to decrease the number of providers of such services that they utilize. Waste management companies which are selected as “approved vendors” by such large generators and other purchasers are firms, such as us, that possess sound collection, recycling, treatment, transportation, disposal and waste tracking capabilities and have the expertise and financial ability necessary to comply with applicable environmental laws and regulations. By becoming an “approved vendor” of a large waste generator or other purchaser, we are eligible to provide waste management services to the various plants and projects of such generator or purchaser which are located in our service areas. However, in order to obtain such “approved vendor” status, it may be necessary for us to bid against other qualified competitors in terms of the services and pricing to be provided. Furthermore, large generators or other purchasers of waste management services often periodically audit a bidder’s facilities and operations to insure that its waste management services are performed in compliance with applicable laws and regulations and with other criteria established by the bidder and by such customers.

Our competitive advantage is our ability to offer a more comprehensive range of industrial waste management services than any of our competitors in our service territory, enhanced by the proximity of our facilities to hazardous waste generators, and the barriers to enter this industry from significant capital and licensing requirements.

There are numerous methods of handling and disposing of hazardous and non-hazardous waste, of which our facilities and technology are one of the available systems.  Different or new technology may supplant us in the market. Further, predominant companies in the field, which have substantially greater resources and market visibility than us, may try to develop systems similar to ours.

Intellectual Property

We have no patents, trademarks, copyrights, franchises, concessions, licenses or royalty agreements.

Employees

As of September 30, 2006, we employed approximately 19 full-time and 4 part-time employees.  Of our 23 employees, two are executive officers. None of our employees is covered by a collective bargaining agreement.  We consider our relationship with our employees to be good. Our services are limited to basic environmental procedures and, as such, our field staff does not require advanced degrees or specialized scientific expertise. They do, however, require specialized training pursuant to various federal, state and local regulations.  These include Class A Commercial Drivers Licenses with a Hazardous Materials Endorsement for our tractor trailer driver, Class D Commercial Drivers Licenses with Hazardous Materials Endorsements for operators of box trucks, and Class D Commercial Drivers Licenses with a Tanker Endorsement for our tanker drivers.  Personnel who are expected to stop, contain, and clean up on-site releases are required to have 24 hours of initial training.  Personnel who are involved in cleanups at waste sites-including Superfund sites, RCRA corrective action sites, or even voluntary cleanups involving hazardous substances-must have 40 hours of initial classroom instruction and annual 8-hour refresher courses, as well as confined space training for those employees who make encounter such situations.

Properties

Our principal executive offices and production facility are located on approximately 10 acres of leased space in Tulsa, Oklahoma, including six office, storage and special purpose buildings.  We also lease approximately 7,000 square feet of office space in Portland, Oregon and office space in New York City.  We own approximately 25.5 acres of property in Leigh, Texas, approximately 2.5 acres of property in Kansas City, Missouri, and approximately 168 acres of property in Pryor, Oklahoma.  We believe that these properties and facilities are adequate for our current operations.  All of our properties and facilities are insured.

Legal Proceedings

CONCESSIONS MANUFACTURING COMPANY, LLC

Between August 19, 2006 and August 28, 2006 several of our employees who were formerly affiliated with NES Technologies, LLC and National Environmental Solutions, LLC, as well as NES Technologies, LLC and National Environmental Solutions, LLC, were served with complaints from the District Court of Tulsa County, State of Oklahoma from Concessions Manufacturing Company, LLC f/k/a Concessions Manufacturing Company, Inc. alleging that the defendants owed Concessions Manufacturing Company, LLC $50,000.  The case is listed as CJ-05-7349.  During this same timeframe, we were also served with a complaint in the district Court of Tulsa County, State of Oklahoma on behalf of the plaintiff’s Concessions Manufacturing Company, LLC f/k/a Concessions Manufacturing Company, Inc. Amerex Companies, Inc. was named as a defendant along with several members of our board of directors and staff, and NES Technologies, LLC, a company with which Amerex Companies, Inc. concluded the acquisition of certain assets described elsewhere in this document, and two other unrelated defendants. The plaintiff’s contend that the one of the unrelated defendants entered into a verbal commitment to a promissory note in the amount of $37,845.30, and that subsequently that NES Technologies, Inc. and several of our employees and one director (previous to their employment with Amerex Companies, Inc.), and one present shareholder of Amerex Companies, Inc. (although he was not a shareholder at the time the alleged assumption of liability took place) assumed the note. Further, the plaintiffs also allege that Amerex tacitly assumed responsibility for the note subsequent to the acquisition of certain assets of NES Technologies, LLC on September 13, 2005. Management believes that the plaintiff’s case is without merit and will vigorously defend itself. In addition, management believes, and our independent auditors concur that this event is not material due the size of the claim and the quality of the claim.

ENVIROSOLVE L.L.C.

On December 15, 2005 a complaint with filed in the district court of Tulsa County, State of Oklahoma naming Amerex Companies, Inc. along with Universal Wireline Equipment, LLC, a Company controlled by Richard Coody a director, South Bridge Business Resources, Inc., a Company controlled by Ronald Brewer, one of our directors and our Chief Operating Officer, and Mr. Coody, Mr. Brewer and Mr. McMahon as individuals. Mr. McMahon is our Vice President of Operations by Envirosolve, LLC.

The complaint alleges, among other things, that Amerex Companies, Inc., was a party to a confidentiality agreement signed on 24 July 2004 by Mr. Coody on behalf of an unrelated company, Universal Wireline Equipment, LLC. The plaintiff who is a direct competitor of Amerex alleges that Amerex was obligated by the terms of the Universal/Envirosolve Confidentiality Agreement and that Amerex violated the terms of the Confidentiality Agreement and utilized proprietary information shared during Universal’s due diligence process resulting in damages to Envirosolve, LLC. Amerex was not informed of the existence of the Universal/Envirosolve Confidentiality Agreement, but notwithstanding such knowledge denies that it utilized any confidential information neither to the detriment or Envirosolve nor the benefit of Amerex.

Although the complaint was filed on December 15, 2005, and two on our directors and one employee were aware of the complaint the CEO and the remainder of the directors were not made aware of the action brought against us until September 29, 2006. The two directors and one employee failed to report the action to the CEO or to the board of directors as they considered it frivolous and without merit.

Based upon our initial investigation of the circumstances of the action, we believe that the suit is without merit and regardless intend to defend ourselves vigorously.

SELLING STOCKHOLDERS

Up to an aggregate of 18,688,167 shares of common stock may be offered under this prospectus, including up to 13,600,000 shares of common stock issuable upon conversion of a convertible note and up to 4,188,167 shares of common stock issuable upon the exercise of warrants.

All proceeds of this offering will be received by the selling stockholder for their own account. We may receive proceeds in connection with the exercise of the warrants, the underlying shares associated with which may, in turn, be sold by the selling stockholders. As used in this prospectus, the term “selling stockholders” includes their transferees, assignees, pledgees, donees or other successors.

The following table sets forth, to our knowledge, certain information about the selling stockholder as of November 10, 2006.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon conversion of the note and upon exercise of warrants held by the holder that are currently convertible or are exercisable or convertible or exercisable within 60 days after the date of the table are deemed outstanding.

To our knowledge, the selling stockholders have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them.

The percent of beneficial ownership for the selling stockholder is based on 18,773,594 shares of common stock outstanding as of November 10, 2006. Shares of common stock subject to warrants and other convertible securities that are currently exercisable or exercisable within 60 days of November 10, 2006, are considered outstanding and beneficially owned by a selling stockholder who holds those warrants or other convertible securities for the purpose of computing the percentage ownership of that selling stockholder but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.  None of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.

The following table sets forth information as of that date regarding beneficial ownership of our common stock by the selling stockholder both before and immediately after the offering. Actual ownership of the shares is subject to conversion of the convertible note and exercise of the warrants.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders.

After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock. Information about the selling stockholders may change over time.

Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares Beneficially Owned Prior to the Offering			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number		Percent (1)		Number	Percent(1)

CAMOFI Master LDC(2) 350 Madison Avenue New York, NY 10017	17,600,667	(3)	48.4%	17,600,667	0	0%

Professional Traders Fund (4) 1400 Old Country Road Suite 206 Westbury, NY 11590	900,000		4.8%	900,000	0	0%

(1)  Percentage ownership is based on 18,773,594 shares of our common stock outstanding as of November 10, 2006.

(2)  Richard Smithline has sole voting and investment control of CAMOFI Master LDC.

(3)  Includes 13,600,000 shares issuable upon conversion of a 10% senior convertible note due November 21, 2007 and 4,000,667 shares issuable upon exercise of warrants.

(4)  Howard Berger and Mark Swickle have shared voting and investment control of Professional Traders Fund.

PLAN OF DISTRIBUTION

The selling stockholders or any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

· ordinary brokerage transactions and transactions in which the Broker-dealer solicits purchasers;

· block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

· purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

· an exchange distribution in accordance with the rules of the applicable exchange;

· privately negotiated transactions;

· settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

· broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

· a combination of any such methods of sale;

· through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

· any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such brokers-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute its shares of our common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to use our best efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any rule of similar effect.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors are identified in the table below:

Name	Age	Year Became An Executive Officer or Director	Positions

Nick Malino	56	2006	Director and CEO
Ron Brewer	54	2006	Director and Chief Operating Officer (through December 1, 2006)
Brad Morris	44	2006	Controller
Richard Coody	52	2006	Director
Robert Roever	48	2006	Director
John Smith	56	2006	Director
Marwaan Karame	36	2006	Director

There are no material proceedings known to us to which any of our directors, officers or affiliates, or any owner of record or beneficially of more than 5% of any class of our voting securities, or any affiliate of such persons is a party adverse to us or has a material interest adverse to our interests. None of our directors received any additional compensation for his or her services as a director.  The following brief biographies contain information about our directors and our executive officers. The information includes each person’s principal occupation and business experience for at least the past five years. This information has been furnished to us by the individuals named. There are no family relationships known to us between the directors and executive officers. We do not know of any legal proceedings that are material to the evaluation of the ability or integrity of any of the directors or executive officers.

Nick Malino – Director and Chief Executive Officer.  Nick Malino became a member of our board of directors and our Chief Executive Officer on July 5, 2006 in connection with our acquisition of Amerex.  He has been a member of the board of directors of Amerex and its Chief Executive Officer since September 2005.  Since July 2001 he has been the Managing Director of Tango Equity, Inc., a New York City based financial advisory firm.  From November 1998 until November 2000, he was COO and CFO of Streamedia Communications, Inc., a New York City based Internet based media and media services firm.    From October 1992 to November 1998 he held the positions of president and CEO of ATC Group Services, Inc., a $160 million environmental engineering services company based in New York City. During Mr. Malino’s tenure at ATC, the company grew from $9 million in revenues and eight offices to $160 million in revenues and 73 offices, and led the environmental engineering and consulting sector in operating income for 12 consecutive quarters, with stockholder return exceeding 150% CAGR. From November 1981 to November 1992, he held the position of General Manager in the Laboratory Sciences division of MetPath, Inc., a subsidiary of Corning Inc., based in Teterboro, New Jersey and engaged in the business of providing clinical laboratory procedures for health care practitioners.  At MetPath, Mr. Malino was primarily involved in mergers and acquisitions.

Mr. Malino has raised over $250 million in various debt and equity offerings and has been directly involved in mergers and acquisitions both on the buy and sell side of public and private companies with total revenues of over half a billion dollars. He also has experience in management buyouts, leverage buyouts, initial public offerings, and public and private placements of debt and equity. Mr. Malino received a Master’s Degree in Biology in 1976 and an MBA in Finance in1981, both from the University of Bridgeport.

Brad Morris_ - Controller.   Brad Morris became our controller on August 14, 2006. From September 2004 to August 2006, Mr. Morris was a senior accountant for Vanguard Car Rental USA, a commercial and consumer car rental company under the National and Alamo brands, where he handled general ledger responsibilities and all self insurance plans. From September, 2003 to September 2004, he worked for the state income tax group of the Williams Companies, a national producer and transporter of natural gas, where he also worked on compliance issues. In 2002, Mr. Morris was employed as controller for American Digital Systems of Tulsa, Oklahoma, a sales, distribution and installation services company for consumer satellite television networks. Mr. Morris had a broad range of responsibilities at American Digital Systems, including day-to-day management of a staff of accountants responsible for the payroll, accounts receivable, accounts payable and general ledger functions, maintenance and control of the job costing system, and playing an active role in management of business affairs and developing and tracking budgets for multiple branch locations.  From 1994 to 2002, Mr. Morris was the controller for Omni Air International, an $80 million aerospace company based in Tulsa, Oklahoma.  Brad’s duties at Omni Air International included day-to-day management of a staff of accountants responsible for the routine payroll, accounts payable, accounts receivable, and general ledger functions. In addition, he was extensively involved with Omni Air’s transportation activities with the Department of Defense, and for ensuring that Omni Air was in compliance with all Department of Defense regulations in regard to financial matters, including all billing and reporting functions. On an annual basis Omni Air participated in the Department of Defense’s rate setting process. Mr. Morris has earned a M.S. and a B.S. in Accounting from Oklahoma State University in Stillwater, Oklahoma.

Richard Coody - Director .  Richard Coody became a member of our board of directors on July 5, 2006 in connection with our acquisition of Amerex.  He has been a member of the board of directors of Amerex and its President since September 2005.  Since 1980, Mr. Coody has served in management, as an executive officer and /or owner of technology driven companies within either the environmental or oil and gas industries. Mr. Coody’s technology experience began at Schlumberger, Ltd. , headquartered in New York City, that operated as an oilfield services company in the United States and abroad.     He served there from 1980 to 1993 as manufacturing manager of a manufacturing facility that produced all types of pressure pumping well service equipment. He was also responsible for forecasting production, planning manufacturing layout and flow controlling shop floor capacity and priorities, and meeting all company and industry safety standards.

Mr. Coody worked in China in 1986 on an extensive oil and gas well project between Schlumberger, Ltd. and the China Ministry of Petroleum Corporation (CMPC), a government owned company engaged in the business of well service high pressure pumping for oil and gas wells, that included conducting training sessions in design, assembly procedures, and in-plant manufacturing, as well as in-field training at rig and well site locations.

In 2002, Mr. Coody acquired Universal Wireline Equipment, a company founded in 1986 and engaged in the business of manufacturing well service logging equipment, including open-hole and cased-hole trucks and skids, and all types of slick line equipment. Located in Tulsa, Oklahoma, Universal Wireline Equipment Products, has been positioned to manufacture specialized and custom instruments and machinery for the oil production industry, such as small nitrogen injectors to push nitrogen into oil well fields to enhance recovery, and other standard oil field equipment and machinery that requires retrofitting or customization.

From 2000 to 2002, Mr. Coody held the positions of Vice President of Manufacturing and general manager at Cooper Rig Management Corporation, a company located in Houston, Texas and engaged in the business of manufacturing mobile drilling rigs, work-over rigs, wire line logging equipment, and hot oil equipment.

From 1999 to 2000, Mr. Coody held the position of Vice President at Serva Group, Inc. , consisting of five companies engaged in the business of the manufacture, design, distribution and sale of well service pressure pumping equipment, down-hole tools, and industrial clutches, with the main manufacturing plant located in China, and sales and engineering conducted in Wichita Falls, Texas. Mr. Coody’s responsibilities involved the development of a strategic marketing plan for Serva Group.

In 1993, Mr. Coody co-founded Tulsa Equipment Manufacturing, Inc. , located in Tulsa, Oklahoma and engaged in the business of manufacturing well service high pressure pumping equipment .    Serving as its Vice President of Manufacturing from 1993 to 1998, he was responsible for the design and management of the manufacturing of pressure pumping well service equipment. At Tulsa Equipment Manufacturing, Mr. Coody developed an operating manufacturing plant under ISO standards, which exceeded ISO quality standards and created an international market presence for Tulsa Equipment Manufacturing, with Dowell Schlumberger and BJ Services, Inc. as its main customers. Mr. Coody sold his interest in Tulsa Equipment Manufacturing to Varco ,  Inc. in 1998. Mr. Coody attended Tulsa Community College for mechanical engineering and Schlumberger School for petroleum engineering.]  See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

Robert Roever – Director .  Robert Roever was made a member of the board of directors of the company in July 5 2006. Mr. Roever has spent the last ten years in Investment Banking and finance in New York City.  Currently as President of Capitoline (2003-Present) that specializes in consulting small to mid cap public companies in all facets of business development including strategic financing alternatives , mergers and acquisitions , developing business plans , consult on corporate finance and Investment Banking. Additionally, Mr. Roever serves as an independent contract for Dodge Clark as of June, 2006 – present. He served as a Senior Vice President and Managing Director at multiple Broker Dealers with highlights at Invest Private (2001-2002) running the Private Equity Group and a Senior Vice President at Prime Charter (1999-2001) a boutique New York brokerage company. Mr. Roever has provided strategic advisory and financial service for companies in the apparel, energy, specialty construction, real estate and technology industries. Mr. Roever brings an expertise in strategic planning, product design and development, management with an emphasis on business development

Mr. Roever has won numerous awards in the retail industry and from 1985 to 1987 he won First Award to Honorable Mention from the NRMA (National Retail Merchants Association) and the ISP (Institute of Store Planners). Mr. Roever started his career at a regional specialty retailer, with his initial responsibility as a consultant to the company and then he assumed a management role. During this period the company grew from less than 25 locations in the north east to over 100 locations in 3 years and then went public on the American Stock Exchange.

John Smith, Esq. – Director.   John Smith has been a member of our board of directors since July, 5 2006. John has an extensive background in both law and management. Since 2000, Mr. Smith has served as General Counsel of the South Dakota Public Utilities Commission. From 1998 to 2000 , he served as General Counsel for Streamedia Communications, Inc. a publicly-traded NASDAQ company based in New York City, which provided B2B Internet-based content delivery and management systems. From 1989 to 1998, he was General Counsel and head of the M&A due diligence team for ATC Group Services, a $160 million publicly-traded (NASDAQ:NMS) environmental engineering and consulting firms based in New York City. ATC had 73 offices and 2,000 employees. He has represented these public corporations in numerous successful acquisition transactions. John also had a successful tenure as an operations manager, having maintained consistent profitability in the operations under his control. In addition to his business experience, John served as Department Secretary of the South Dakota Department of Environment and Natural Resources and his legal experience includes environmental, utility, natural resources, business, transaction, employment and contract law. Mr. Smith has earned a B.A. degree from Columbia University in New York City and a Juris Doctorate from the University of South Dakota in Vermilloin, South Dakota.

Marwaan Karame – Director.   Marwaan Karame has been a member of our board of directors since July 5, 2006.   Since November 2001, Marwaan Karame has consulted businesses for IDG Capital, Inc., an entity wholly-owned by him, in the areas of mergers and acquisitions and value based management. IDG Capital Group is a corporate finance advisory firm that assists companies in maximizing the long term wealth of shareholders and the value of their business through the related services of value based management consulting, middle market mergers and acquisitions, and venture catalyst consulting. From 2000 to 2001, Mr. Karame worked in investment banking for Donaldson, Lufkin & Jenrette (DLJ)/Credit Suisse First Boston (CSFB) advising companies in the areas of mergers and acquisitions, private placement, debt financing, and IPOs. From 1997 to 2000, he worked for Stern Stewart & Co., leading Fortune 500 companies to adopt a corporate governance system that aligned the interests of management with owners to create sustainable gains to shareholder wealth. From 1996 to 1997, Mr. Karame managed Ivey Business Consulting Group, a boutique business-consulting firm that served small to middle market companies. Mr. Karame has an MBA (1997) in Finance from the Richard Ivey School of Business, and a BS in Mathematics and Economics from St. Lawrence University.

Board Composition and Compensation

Our board of directors presently consists of six members: two of our executive officers, Nick Malino our CEO and Ron Brewer our COO; two affiliated individuals, Rick Coody and Robert Roever, who own approximately 17.67%, 23.70%, 34.65% and 20.59%, respectively, of the currently outstanding shares of our common stock, and two independent unaffiliated directors, John Smith, Esq., and Marwaan Karame, who owns approximately 2.13% of the currently outstanding shares of our common stock. We are currently paying our independent directors $1,000 plus expenses for each board meeting personally attended and $250 for each Board Meeting attended via telephone or Internet connection.  We currently do not offer compensation to our other board members for serving in such capacity, but anticipate compensating our all of our directors commencing July 2006 with some form of equity.  Such compensation, however, has yet to be determined.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Board Committees

The Board of Directors has standing Audit and Compensation Committees.

The Audit Committee reviews with our independent accountants the scope and timing of the accountants' audit services and any other services they are asked to perform, their report on our financial statements following completion of their audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee reviews the independence of the independent public accountants and makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Audit Committee consists of two independent directors. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers, reviews general policy matters relating to compensation and benefits of our employees and will review and make recommendations with regard to any employee stock option plans that may be considered.  Our Board of Directors intends to adopt an employee stock option plan before the end of 2006, subject to stockholder approval.  However, we have not yet identified a suitable plan, assessed the financial impact of any plan, or had any plan reviewed by the independent members of our board.

The Board of Directors appoints other committees as needed.

Code of Ethics

We are in the process of adopting a formal Code of Ethics at this time.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned during the years ended December 31, 2005, 2004 and 2003 by our current chief executive officer and our other most highly compensated executive officer whose annual compensation in the fiscal year ended December 31, 2005 exceeded $100,000.

SUMMARY COMPENSATION TABLE*

   Salary

Nicholas J. Malino, Chief Executive Officer (1)

Name and Current Position	Year	Annual Compensation		Long Term Compensation	All Other Compensation
Bonus
	2005 2004 2003	30,000 0 0	0 0 0	0 0 0	0 0 0
Ron Brewer, Chief Operating Officer (2)	2005 2004 2003	20,000 0 0	0 0 0	0 0 0	0 0 0
Craig McMahon, V.P. of Operations (3)	2005 2004 2003	25,000 0 0	0 0 0	0 0 0	0 0 0
Robert, Boyd, Manager of Environmental Services (4)	2005 2004 2003	0 0 0	0 0 0	0 0 0	0 0 0
Mark Thomas, Director of Industrial Services (5)	2005 2004 2003	3,000 0 0	0 0 0	0 0 0	0 0 0

* Salary reflects total compensation paid to these executives before our acquisition of Amerex.

(1)  Mr. Malino receives an annual salary of $180,000. See “Employee Agreements”

(2)  Mr. Brewer voluntarily resigned from the company on December 1, 2006.  See Form 8-K filed December 4, 2006.

(3)  Mr. McMahon receives an annual salary of $120,000. See “Employment Agreements.”

(4)  Mr. Boyd receives an annual salary of $60,000. See “Employment Agreements.”

(5)  Mr. Thomas receives an annual salary of $60,000. See “Employment Agreements.”

Employment Agreements

We entered into an employment agreement with Nicholas J. Malino, our Chief Executive Officer and member of our board of directors, on October 1, 2005.  The agreement has a one-year term, and continues on a month-to-month basis thereafter unless sooner terminated by us or Mr. Malino upon 30 days’ prior notice.  Mr. Malino’s compensation consists of an annual salary of $180,000, with a performance incentive payment agreement to be determined and agreed upon by us and Mr. Malino.

We entered into an employment agreement with Craig McMahon, our Vice President of Operations, on September 13, 2005.  This agreement had a two-year term, and continues on a month-to-month basis until it is terminated on by either the Company or Mr. McMahon with a 60-day notice, or upon termination by the Company for just cause. Compensation under this agreement was $120,000 plus a commission and an incentive bonus. On January 1, 2006, the Company and Mr. McMahon entered into another Employment Agreement superseding the September 13, 2005 agreement. The agreement has a two-year term, and continues on a month-to-month basis thereafter unless sooner terminated by us or Mr. McMahon upon 60 days’ prior notice. Mr. McMahon’s base salary will increase to $132,000 on July 1, 2006.  In addition, Mr. McMahon will receive 50,000 shares of our restricted stock plus a commission and incentive bonus based on performance.

We entered into an agreement with Robert Boyd, our Manager of Environmental Services, on September 13, 2005, which was replaced by a new agreement beginning January 1, 2006.  The agreement has a two-year term, and continues on a month-to-month basis thereafter unless sooner terminated by us or Mr. Boyd upon 30 days’ prior notice.  Mr. Boyd’s compensation consists of an annual salary of $72,000, with a performance incentive bonus and 50,000 shares of our restricted common stock.

We entered into an agreement with Mark Thomas, our Manager of Environmental Services, on September 13, 2005, which was replaced by a new agreement effective as on January 1, 2006.  The agreement has a two-year term, and continues on a month-to-month basis thereafter unless sooner terminated by us or Mr. Thomas upon 60 days’ prior notice.  Mr. Boyd’s compensation consists of an annual salary of $72,000, with a performance incentive bonus and 50,000 shares of our restricted common stock.

We do not have any annuity, retirement, pension or deferred compensation plan or other arrangements under which any executive officers are entitled to participate without similar participation by other employees.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL PERSONS

The following table sets forth certain information regarding the beneficial ownership of our common stock, our only class of outstanding voting securities as of November 10, 2006, based on 18,773,594 aggregate shares of common stock outstanding as of such date, by: (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock with the address of each such person, (ii) each of our present directors and executive officers, and (iii) all executive officers and directors as a group:

Name and Address of Beneficial Owner(1)(2)(3)	Amount of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned(1)

CAMOFI Master LDC 350 Madison Avenue New York, NY 10017	17,600,667(4)	48.4%
Nicholas J. Malino(5)	3,631,213(6)	17.67%
Richard Coody(7)	6,505,000	34.65%
Ron Brewer(8)	4,450,000	23.70%
Brad Morris(9)	-0-	0%
Robert Roever(7)	4,231,213(10)	20.59%
John Smith(7)	-0-	0%
Marwaan Karame(7)	400,000(11)	2.13%
All officers and directors as a group (7) persons)	15,655,000	98.74%

(1)

Beneficial ownership as reported in the table above has been determined in accordance with Instruction (1) to Item 403(b) of Regulation S-B of the Securities Exchange Act of 1934.

(2)

Each stockholder, director and executive officer has sole voting power and sole dispositive power with respect to all shares beneficially owned by him.

(3)

All addresses are c/o AMEREX Companies, Inc., 1105 N. Peoria, Tulsa, Oklahoma, 74116 ,

unless otherwise indicated.

(4)

Represents 13,600,000 shares of common stock issuable upon conversion of a 10% senior convertible note due November 21, 2007 and 4,000,667 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.01 per share, all of which shares are being registered for resale pursuant to the registration statement of which this prospectus is a part.

(5)

Nicholas J. Malino is our Chief Executive Officer and a member of our board of directors.

(6)

Includes 1,781,213 shares issuable upon exercise of a warrant issued to Mr. Malino.  All of our securities owned by Mr. Malino are subject to a one-year lock-up commencing on the effectiveness of this registration statement of which this prospectus is a part.

(7)

A member of our board of directors.

(8)

Ron Brewer was  our Chief Operating Officer and a member of our board of directors.

(9)

Brad Morris is our Controller.

(10)

Represents 2,450,000 shares issued to First Equity Trust, a trust for the benefit of Mr. Roever, and 1,781,213 shares issuable upon exercise of a warrant issued to Capitoline Advisory Group, Inc., an entity wholly-owned by Mr. Roever.  All of our securities owned directly or indirectly by Mr. Roever are subject to a one-year lock-up commencing on the effectiveness of this registration statement of which this prospectus is a part.

(11)

Represents shares issued to IDG Capital Group, Inc., an entity wholly-owned by Marwaan Karame, a member of our board of directors.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, no transactions have occurred since the beginning of our last fiscal year or are proposed with respect to which a director, executive officer, security holder owning of record or beneficially more than 5% of any class of our securities or any member of the immediate families of the foregoing persons had or will have a direct or indirect material interest:

On April 26, 2005 we entered into an agreement with Capitoline Advisory Group, Inc. to provide consulting services for capital raising for our business operations, pursuant to which we agreed to pay 10% of any funding actually closed with any capital providers referred to us by Capitoline Advisory Group, Inc. and related fees and expenses. We paid Capitoline $45,000 on September 1, 2005 in connection with the Hypothecators Note and $30,000 on September 19, 2005 in connection with the PTF Note.  These two payments above were made to Madison Equity, a d/b/a of Capitoline. We paid Capitoline $2,635 on October 7, 2005 for expenses and $250,000 for fees, $4,447 for expenses on November 29, 2005. During the nine months ended September 2006 the Company paid approximately $165,000 for fees and has remaining amounts in accounts payable and accrued expenses of approximately $306,000 for Capitoline. We also paid Capitoline $10,313 in expenses on April 10, 2006 and $15,000 in fees on May 17, 2006 for other consulting services.  Robert Roever, a member of our board of directors, is the sole principal of Capitoline Advisory Group, Inc

On December 1, 2005, we entered into a consulting agreement with Southbridge Business Resources, Inc. for services related to the acquisition of the real property and assets of EOC. On September 1, 2005 and September 16, 2005 we paid $22,500 and $15,000, respectively for fees and services under the agreement. Mr. Brewer, a member of our board of directors and our Chief Operating Officer, is the sole owner of Southbridge Business Resources.

On October 1, 2005 we entered into a consulting agreement with Richard Coody to render services to us as production process manager.  The agreement has a one-year tem, and continues on a month-to-month basis thereafter unless sooner terminated by us or Mr. Coody upon 30 days’ prior notice.  Mr. Coody’s compensation under this agreement is $5,000 per month, with a performance incentive payment agreement to be determined and agreed upon by us and Mr. Coody.  Mr. Coody is a member of our board of directors.

On November 1, 2005 we entered in a month-to-month lease with Capitoline Advisory Group, Inc. for one office, including use of all office equipment and furniture, in New York City at a monthly rent of $1,500.  Capitoline Advisory Group is wholly-owned by Robert Roever, a member of our board of directors.

On December 1, 2005 we entered into a sublease with Southbridge Business Resources, Inc. for office space at 406 South Boulder Avenue, Tulsa Oklahoma. The term of the lease is on a month to month basis and the rent is $1,875 per month. Ron Brewer, a member of our board of directors and our Chief Operating Officer, is the sole owner of Southbridge Business Resources. This lease was terminated on May 1, 2006.

On December 2, 2005 we issued a purchase order to Universal Wireline, Inc. for $60,000 for an oil water separator for our future use, which was paid for in advance and is currently being stored at Universal Wireline’s warehouse. On October 4, 2005 we issued a purchase order to Universal Wireline for $20,000 for equipment and machinery for our future use, which was paid for in advance and is currently being stored at Universal Wireline’s warehouse. Richard Coody, one of our directors, owns 33.3% of Universal Wireline.

In August of 2006 we entered into a month to month lease with Universal Wireline, Inc. for use of a 25 ton crane which we are using in the demolition and salvage of materials at our Pryor, OK facility. The cost per month is $5,000. Richard Coody, one of our directors, owns 33.3% of Universal Wireline.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share. As of November 10, 2006, there were 18,773,594 shares of our common stock issued and outstanding that were held by 939 stockholders of record, including shares held in street name.  We have no authorized shares of preferred stock and there are no preferred stockholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our Common Stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Upon liquidation, dissolution or winding up, the holders of shares of our Common Stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our Common Stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. In addition, our agreement with CAMOFI Master LDC requires that we obtain their consent prior to paying any dividends.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock with the exception of the following:

Pursuant to our financing arrangement with CAMOFI Master LDC, we issued CAMOFI Master LDC a warrant to purchase 2,266,667 shares of our common stock.  We also issued CAMOFI a warrant to purchase 984,000 shares of our common stock in consideration for a waiver of penalties related to our failure to file a timely registration statement in accordance with our financing arrangement.  The warrants have a five-year term and an exercise price of $0.01 per share.  The shares of our common stock underlying these warrants are being registered for resale pursuant to the registration statement of which this prospectus is a part.

Pursuant to our line of credit with CAMOFI Master LDC, we issued CAMOFI Master LDC a warrant to purchase 750,000 shares of our common stock. The warrants have a five-year term and an exercise price of $0.01 per share.  125% of the shares of our common stock underlying these warrants (937,500 shares) are being registered for resale pursuant to the registration statement of which this prospectus is a part.

Pursuant to our agreement with Capitoline Advisory Group, Inc., we were required to issue Capitoline Advisory Group a five-year warrant to purchase 3,959,400 shares of our common stock at an exercise price of $0.50 per share.  Capitoline requested that half of the shares subject to the warrant be issued to Nicholas J. Malino and we issued each of Capitoline Advisory Group and Mr. Malino a five-year warrant to purchase 1,781,213 shares of our common stock at an exercise price of $0.50 per share.   All of our securities owned directly or indirectly by Messrs. Roever and Malino, both members of our board of directors, are subject to a one-year lock-up.  Mr. Malino is also our Chief Executive Officer. Robert Roever is the sole owner of Capitoline Advisory Group.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

On November 21, 2005, we entered into a financing arrangement with CAMOFI Master LDC, an affiliate of Centrecourt Asset Management LLC, as amended on February 23, 2006.  Under the arrangement, we issued CAMOFI Master LDC a convertible note in the aggregate principal amount of $6,800,000 that will mature on November 21, 2007.  We can draw down the total amount of the CAMOFI Master LDC note in three tranches. The first tranche of $2.5 million was drawn down on November 21, 2005. The CAMOFI Master LDC convertible note bears interest at ten percent (10%) per annum.  The note is convertible into 13,600,000 shares of our common stock at a conversion price of $0.50 per share, exclusive of any accrued interest on the note.  The shares of our common stock underlying the CAMOFI Master LDC note are being registered for resale pursuant to the registration statement of which this prospectus is a part.

Transfer Agent and Registrar

Standard Registrar of Salt Lake City, Utah, is the transfer agent and registrar for our common stock.

DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation do not provide that we will indemnify an officer, director, or former officer or director. Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent permitted under the Oklahoma General Corporation Act.  At this time, we do not maintain officer and director liability insurance. We are currently soliciting quotations from several agencies and expect to secure such insurance prior to the end of 2006.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus 18,773,594 shares of our common stock are outstanding, held by approximately 939 record holders, including shares held in street name.  Of these shares, approximately 291,594 shares of common stock are freely tradable without restriction.  18,482,000 shares are restricted securities under Rule 144 of the Securities Act, in that they were issued in private transactions not involving a public offering.

Rule 144

In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCBB under the symbol “AGDC.”  On November 10, 2006, the last reported sale price of our common stock was $ 0.16 per share.  As of November 10, 2006, we had approximately 939 holders of record of our common stock, including shares held in street name.  Prior to August 21, 2006, our common stock was quoted on the pink sheets under the symbol “AGDC.”

The following table sets forth the high and low bid prices for our common stock for the period indicated as reported by the OTCBB.

Fiscal year ending December 31, 2006

	High	Low
Fourth Quarter through December 14, 2006	$.17	$.16
Third Quarter (August 21 through September 30, 2006)	$0.16	$0.16

The following tables set forth the high and low bid prices for our common stock for the periods indicated as reported on the Pink Sheets.

	High	Low
Second Quarter andthrough August 20, 2006	$0.15	$0.15
First Quarter	$0.15	$0.15

Fiscal year ending December 31, 2005

	High	Low
Fourth Quarter	$0.15	$0.15
Third Quarter	$0.15	$0.15
Second Quarter	$1.00	$1.00
First Quarter	$1.00	$1.00

Fiscal year ending December 31, 2004

	High	Low
Fourth Quarter	$0.20	$0.20
Third Quarter	$0.90	$0.90
Second Quarter	$0.10	$0.10

All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

On July 5, 2006 we acquired AMEREX Companies, Inc., in a reverse acquisition. Prior to that date we had virtually no active business operations.

Since our inception, we have not paid any dividends on our common stock, and we do not anticipate that we will pay dividends in the foreseeable future.  In addition, our agreement with CAMOFI Master LDC requires that we obtain their consent prior to paying any dividends.

LEGAL MATTERS

On September 29, 2006, company’s Chief Executive Officer was made aware of a lawsuit filed in December of 2005 against several parties, including Amerex Companies, Inc., one of the Company’s subsidiaries which was acquired in July 2006, and two of company’s directors and one employee.  The lawsuit was filed by Envirosolve LLC, a direct competitor of the company, and was filed in the Oklahoma State District Court in Tulsa County, Oklahoma, case number CJ—2005-07349.  The suit alleges misappropriation of trade secrets and violation of a confidentiality agreement.  Company wishes to disclose the existence of this lawsuit since it was not disclosed in any prior filings, and could be of interest to shareholders.  Company intends to defend against the suit, but does not believe it to have merit.

EXPERTS

Included in the Prospectus constituting part of this Registration Statement are consolidated financial statements of Airguide, Inc. and Subsidiaries (dba Amerex Companies, Inc. and Subsidiary) and financial statements of Waste Express, Inc., which have been audited by Sartain Fischbein + Co, an independent registered public accounting firm, to the extent and for the periods set forth in its reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. and in New York, NY and Chicago, IL.  Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. and in New York, NY and Chicago, IL at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov .

AIRGUIDE, INC.

WASTE EXPRESS, INC.

Report of Independent Registered Public Accounting Firm	F-25

Balance Sheets	F-26

Statements of Operations	F-28

Statements of Stockholders’ Equity	F-29

Statements of Cash Flows	F-30

Notes to Financial Statements	F-31

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS
Introduction	F-36

Pro Forma Statement of Operations for the year ended December 31, 2005	F-37

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Airguide, Inc.

We have audited the accompanying consolidated balance sheet of Airguide, Inc. (dba Amerex Companies, Inc.) and Subsidiary as of December 31, 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception (May 2, 2005) through December 31, 2005.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Airguide, Inc. (dba Amerex Companies, Inc.) and Subsidiary as of December 31, 2005, and the results of its operations and its cash flows for the period from inception (May 2, 2005) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

June 23, 2006

AIRGUIDE, INC. AND SUBSIDIARIES

(dba Amerex Companies, Inc. and Subsidiary)

CONSOLIDATED BALANCE SHEETS

(Unaudited)
September 30,	December 31
2006	2005

ASSETS

Current Assets:
Cash and cash equivalents	$ 335,566	$ 729,871
Restricted cash	1,405,336	3,500,000
Accounts receivable:
Trade, no allowance for doubtful accounts	2,153,046	140,678
Other current assets	75,190	16,155

Total Current Assets	3,969,138	4,386,704

Property and Equipment, at cost:
Land	580,024	46,226
Trucks, vehicles and rails	1,064,346	60,263
Buildings and improvements	508,557	116,981
Office equipment and fixtures	73,586	53,508
Shop equipment	915,643	426,033
Construction in progress	422,730	422,730
Assets held for sale	741,987	-

	4,306,873	1,125,741
Less accumulated depreciation	204,565	21,172

Net Property and Equipment	4,102,308	1,104,569

Other Assets	1,743,608	1,237,694

	$ 9,815,054	$ 6,728,967

The accompanying notes are an integral part of the financial statements.

AIRGUIDE, INC. AND SUBSIDIARIES

(dba Amerex Companies, Inc. and Subsidiary)

CONSOLIDATED BALANCE SHEETS

(Unaudited)
September 30,	December 31
2006	2005

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Note payable and current maturities of long-term debt	$ 1,387,000	$ 495,917
Borrowings under line of credit	915,275
Accounts payable	1,140,674	95,892
Environmental remediation liability	875,000	-
Accrued and other current liabilities	1,363,213	189,774
Obligations to issue equity instruments	205,575	193,750

Total Current Liabilities	5,886,737	975,333

Long-Term Debt	4,010,490	3,722,967

Total Liabilities	9,897,227	4,698,300

Stockholders' Equity:
Common stock -$1 par value; 1,000 shares		1,000
authorized, issued and outstanding
Common stock -$.001 par value;100,000,000
authorized, 18,773,471 issued and outstanding	18,773	-
Stock subscriptions receivable	-	(1,000)
Additional paid in capital	3,252,531	2,658,986
Accumulated deficit	(3,353,477)	(628,319)

Total Stockholders' Equity	(82,173)	2,030,667

	$ 9,815,054	$ 6,728,967

The accompanying notes are an integral part of the financial statements.

AIRGUIDE, INC. AND SUBSIDIARIES

(dba Amerex Companies, Inc. and Subsidiary)

CONSOLIDATED STATEMENTS OF OPERATIONS

2006	2005
(Unaudited)	Inception
Nine months	(May 2, 2005)
ended September 30,	Through
2006	December 31, 2005

Operating Revenue	$ 4,744,854	$ 230,503

Operating Expenses:

Cost of services provided	2,935,488	141,770
General and administrative	1,997,680	298,614
Professional fees	372,968	129,579
Amortization	17,375	7,720
Depreciation	179,546	21,172

Total Operating Expenses	5,503,057	598,855

Operating Loss	(758,203)	(368,352)

Other Income (Expense):

Remeasurement of obligations to issue equity instruments	135,625	-
Other income	21,260	8,448
Financing penalty fees	(168,188)	-
Interest expense	(527,308)	(83,080)
Amortization of debt financing costs	(486,576)	(36,033)
Amortization of debt discount	(983,247)	(149,302)

Net Other Expense	(2,008,434)	(259,967)

Net Loss from continuing operations	(2,766,637)	(628,319)

Income from discontinued operations	41,479

Net Loss	(2,725,158)	(628,319)

Loss Per Share	$ (1.92)	$ (0.98)

Average Weighted Shares Outstanding	1,418,723	643,594

The accompanying notes are an integral part of the financial statements.

AIRGUIDE, INC. AND SUBSIDIARIES

(dba Amerex Companies, Inc. and Subsidiary)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the Nine Months Ended September 30, 2006 (Unaudited) and Period from Inception

   (May 2, 2005) through December 31, 2005

		Stock	Additional
	Common	Subscriptions	Paid-In	Accumulated
	Stock	Receivable	Capital	Deficit	Total

Balance, May 2, 2005	$ -	$ -	$ -	$ -	$ -

Issuance of Stock	1,000	(1,000)	-	-	-

Obligations to issue common stock in connection with asset acquisitions	-	-	375,000	-	375,000

Issuance of common stock warrants and beneficial conversion feature on debt	-	-	1,961,668	-	1,961,668

Obligations to issue common stock warrants for debt financing costs	-	-	322,318	-	322,318

Net loss	-	-	-	(628,319)	(628,319)

Balance, December 31, 2005	1,000	(1,000)	2,658,986	(628,319)	2,030,667

Recapitalization in connection with reverse acquisition	(457)	1,000	(543)	-	-

Issuance of common stock warrants and beneficial conversion feature on debt	-	-	375,556	-	375,556

Obligation to issue common stock	-	-	236,762	-	236,762

Issuance of common stock	18,230	-	(18,230)	-	-

Net loss	-	-	-	(2,725,158)	(2,725,158)

Balance, September 30, 2006	$ 18,773	$ -	$3,252,531	$(3,353,477)	$ (82,173)

The accompanying notes are an integral part of the financial statements.

AIRGUIDE, INC. AND SUBSIDIARIES

(dba Amerex Companies, Inc. and Subsidiary)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)	Inception
Nine months	(May 2, 2005)
Ended September 30	Through
2006	December 31, 2005

Cash Flows From Operating Activities:
Net loss	$(2,725,158)	$ (628,319)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	1,666,744	214,227
Share-based compensation	236,761	-
Increase in accounts receivable trade	(2,012,368)	(63,914)
Increase in other assets	(226,037)	(10,348)
Increase in accounts payable	1,044,783	65,276
Increase (decrease) in other current liabilities	1,185,264	(10,182)

Net Cash Used In Operating Activities	(830,011)	(433,260)

Cash Flows From Investing Activities:
Purchase of property and equipment	(450,386)	(293,229)
Decrease (increase) in restricted cash	1,694,664	(3,500,000)
Purchase of other assets	-	(185,000)
Purchase of Waste Express, net of cash acquired	-	(359,272)
Disposal of property, plant & equipment	65,817
Cash paid for asset acquisitions	(1,917,716)	-

Net Cash Used in Investing Activities	(607,621)	(4,337,501)

Cash Flows From Financing Activities:
Proceeds from borrowings under long-term debt and
issuance of related common stock warrants	800,000	6,000,000
Proceeds from borrowings under short-term debt	1,024,525	850,000
Debt issue costs	(442,865)	(542,483)
Principal payments on short-term debt	(338,333)	(806,885)

Net Cash Provided by Financing Activities	1,043,327	5,500,632

Net (Decrease) Increase in Cash and Cash Equivalents	(394,305)	729,871

Cash and Cash Equivalents, beginning of period	729,871	-

Cash and Cash Equivalents, end of period	$ 335,566	$ 729,871

The accompanying notes are an integral part of the financial statements.

AIRGUIDE, INC. AND SUBSIDIARIES

(dba Amerex Companies, Inc. and Subsidiary)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)	Inception
Nine months	(May 2, 2005)
ended September 30	Through
2006	December 31, 2005

OTHER DISCLOSURES

Interest paid	$ 506,366	$ 30,884

NONCASH TRANSACTIONS

Common stock obligations in exchange for property
and equipment	$ -	$ 375,000

Assumption of debt for purchases of property
and equipment	$ -	$ 166,891

Debt financing costs paid through obligation to issue
common stock warrants	$ -	$ 322,318

The accompanying notes are an integral part of the financial statements.

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations:  Airguide, Inc. (dba Amerex Companies, Inc.) and Subsidiaries (the “Company”) is involved principally in providing waste management services to private companies, government agencies and municipalities located primarily in south central United States.

Basis of Presentation:  On July 5, 2006, Airguide, Inc. (“Airguide”) acquired 100% of the issued and outstanding capital stock of Amerex Companies, Inc. (“Amerex”), pursuant to a Share Exchange Agreement dated July 5, 2006, whereby the stockholders of Amerex received 19,760,074 shares of Airguide’s common stock in exchange for all of the issued and outstanding capital stock of Amerex.  In connection therewith, the stockholders of Amerex beneficially became the owners of 97.3% of Airguide’s issued and outstanding voting securities. The acquisition of Amerex Companies, Inc. has been treated as a reverse acquisition for accounting purposes and the Company’s financial statements reflect Amerex as the accounting acquirer of Airguide Inc.  Filings with the SEC will reflect the historical financial statements of Amerex Companies, Inc. for periods prior to the acquisition. Therefore, unless otherwise noted, consolidated financial information presented in this document are of Amerex Companies, Inc. for the pre-acquisition period.

The accompanying consolidated financial statements include the accounts of Airguide, Amerex and its wholly-owned subsidiary, Waste Express, Inc. (“Waste Express’).  All significant intercompany transactions and balances have been eliminated in consolidation, including $395,158 and $146,040 of payables of Waste Express due to Amerex Companies, Inc. as of September 30, 2006 and December 31, 2005, respectively.

Cash and Cash Equivalents, Including Restricted Cash:  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.  Cash equivalents do not include restricted cash.

Restricted cash on the accompanying balance sheet at December 31, 2005 represents cash held within an escrow account established in accordance with the terms of the Senior Secured Convertible Notes (see Note 3).  These restricted funds were made available to the Company in 2006 upon the satisfaction of certain conditions as defined in the Senior Secured Convertible Notes agreement, and were used in part for asset acquisitions occurring in 2006.  Restricted cash at September 30, 2006 consists of cash maintained as collateral for letters of credit issued by financial institutions on behalf of the Company expected to be released within one year.  $400,000 in restricted cash held within an escrow account as required by the Oklahoma Department of Environmental Quality in connection with certain environmental obligations is included in long-term other assets, since such cash will not be released within one year.

The Company maintains certain cash and restricted cash balances at financial institutions in excess of federally insured amounts.  At December 31, 2005, such excess amounts were $609,134 for cash and $3,400,000 for restricted cash. At September 30, 2006, such excess amounts were $214,829 for cash and cash equivalents and $1,705, 336 for restricted cash.

Accounts Receivable:  Accounts receivable consists of amounts due from customers for services provided.  Accounts receivable are uncollateralized obligations due under normal trade terms requiring payment within 30 days from the invoice date.  The Company establishes an allowance for doubtful accounts based on its best estimate of probable losses in the accounts receivable balance.  No allowance for doubtful accounts was considered necessary as of December 31, 2005 and September 30, 2006.  The Company generally does not charge interest on delinquent accounts unless a contract specifically indicates otherwise.

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment:  Property and equipment are carried at cost and depreciated using the straight-line method over their estimated useful lives ranging from 5 years for vehicles, 5 to 8 years for equipment and fixtures, and 10 to 15 years for buildings.  Gain or loss on disposal of such property and equipment is reflected in other income.  Maintenance and repairs are charged to expense as incurred, whereas major improvements are capitalized.

Construction in progress includes facilities and related equipment not yet placed in service and the costs of construction in progress on such facilities.

Assets held for sale are recorded at the lower of cost or estimated fair value less costs to sell and are not depreciated.

The Company accounts for any obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.”

Permit Costs:  The cost of the Company’s environmental permit is being amortized on a straight-line basis over its estimated useful life of 10 years.

Impairment of Long-Lived Assets:   The Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable.  The determination of whether an impairment has occurred is based on management’s estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets.  If an impairment has occurred, the Company determines the amount of the impairment by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.

Revenue Recognition:  Revenue is recognized when persuasive evidence of an arrangement exists, services are rendered, the price is fixed or determinable and collection is reasonably assured.

Income Taxes:  Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently payable plus deferred taxes arising from the temporary differences between income for financial reporting and income tax purposes.  Temporary differences giving rise to deferred tax assets and liabilities consist primarily of differences between the financial reporting bases and income tax bases of bank premises and equipment and other assets, the allowance for loan losses, and net operating losses.

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Debt Financing Costs and Discounts:  Costs associated with the issuance of debt as well as debt discounts are deferred and amortized over the term of the related debt instrument using the interest method.

Stock-Based Compensation:  The Company records share-based payments to nonemployees based on the estimated value of those payments, generally measured at the date performance is complete and expensed over the performance period.

The Company records share-based payments to employees based on the estimated value of those payments, which are expensed over the requisite service periods.  The measurement date for share-based payments is the grant date for awards that qualify as equity and the settlement date for awards considered as liabilities.

Prior to September 2005, the Company agreed to issue 12,755,000 shares of the Company’s common stock to three founding employees and 2,450,000 shares to a consultant for work performed in organizing the Company.  Since these individuals were legally entitled to receive the shares at that time as no further performance was required and since the Company was considered to have minimal value at the grant date, no compensation expense was recorded.  In 2006, the Company agreed to issue 375,000 shares of common stock to employees and 1,000,000 shares to nonemployees upon completion of a reverse merger with a public company.  All of these shares were issued during third quarter 2006.  The estimated value of awards at the grant date for employees and at the date of completion of performance for nonemployees is being recorded to expense over the requisite service periods.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

The determination of the adequacy of the allowance for doubtful accounts is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions.  The determination of accruals for environmental costs is based on cost estimates to be incurred that are susceptible to change as more information becomes available.  As a result, it is reasonably possible that the estimated bad debt and environmental expenses may change materially in the near future.  However, the amount of the change that is reasonably possible cannot be estimated.  The estimated useful life of the permit and determination of whether an impairment of the permit has occurred is based on management’s estimate of the cash flows to be derived from the permit, which are based in part on management’s assessment of the Company’s ability to maintain and renew its permit.

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates (Continued):  Exchanges of goods and services without a readily determinable value for share-based payments are based on the estimated values of the Company’s common stock and applicable share-based payment, as determined by the Company, which involves making certain assumptions and subjective judgments.  The estimated fair value of the Company’s common stock used in its valuation of share-based payments was $0.50 per share.  In 2005 valuations of stock warrants, the risk-free interest rate assumed was 4.3%.

New Accounting Pronouncements:   In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R (revised 2004), “Share-Based Payment”, which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.”  SFAS No. 123R requires compensation costs related to share-based payment transactions to be recognized in financial statements based on the fair value on the grant date of the equity or liability instruments used.  Compensation cost will be recognized over the period that an employee provides service for that award, resulting in a decrease in net earnings.  The Company early adopted the provisions of this Statement, as amended, effective at the inception of the Company.  SFAS No. 123R does not change the accounting for share-based payment transactions with parties other than employees, which are measured at the fair value of the goods or services received or the equity instruments issued, whichever is more reliably measurable.

In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29,” which is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  The Statement amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions.”  The guidance in APB Opinion No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged but includes certain exceptions to that principle.  SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  The Company will apply SFAS No. 153 as required.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB SFAS No. 3,” to change the requirements for the accounting for and reporting of a change in accounting principle.  The provisions of the Statement are effective for accounting changes made in fiscal years beginning after December 15, 2005.  This new standard could have a material impact on the Company’s results of operations, financial position or cash flows if and when accounting changes occur.

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loss per Share:  Loss per share is presented in accordance with SFAS No. 128 “Earnings Per Share”.  Weighted average outstanding shares for purposes of the loss per share calculations have been adjusted to reflect the capital structure of Airguide, Inc., the legal acquirer of Amerex on July 5, 2006.  Weighted average shares outstanding as of December 31, 2005 are 643,594.  Weighted average shares outstanding for the nine months ended September 30, 2006 were 1,418,723 and reflect the effects of the merger with Airguide, Inc. on July 5, 2006 and the issuance of shares during third quarter 2006 to employees, consultants and lender.

No outstanding stock obligations or warrants represent dilutive potential common shares for the periods January 1 through September 30, 2006 and from inception (May 2, 2005) through December 31, 2005.  As of December 31, 2005, the Company had outstanding common stock warrants to issue approximately 5,500,000 shares of common stock, and obligations to issue 1,000,000 restricted and 800,000 unrestricted shares of common stock to third parties, in addition to obligations to issue 12,755,000 shares of common stock to employees and 2,450,000 shares of common stock to a consultant.  These obligations to issue common stock were fulfilled in 2006.  These securities were not included in the computation of diluted earnings per share since to do so would have been antidilutive for the period presented.  In 2006, the Company issued additional warrants to issue 266,667 shares of common stock, committed to issue 984,000 shares of common stock to a lender (see Note 3), and issued 375,000 shares of common stock to employees and 1,000,000 shares of common stock to nonemployees in addition to issuing shares to fulfill obligations to issue common stock made in 2005 as discussed above.

2.  BUSINESS COMBINATION

On September 9, 2005, the Company acquired all of the outstanding stock of Waste Express, a waste management service company.  Components of the purchase price were as follows:

Cash paid	$296,281
Acquisition costs	63,073

Purchase price	$359,354

The allocation of the purchase price is as follows:

Property and equipment	$215,658
Intangible asset: permit	231,646
Receivables	76,764
Other current assets	5,887

Total assets	529,955

Accounts payable	30,168
Accrued liabilities	125,439
Debt assumed	14,994

Total liabilities	170,601

Purchase price	$359,354

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

2.  BUSINESS COMBINATION (CONTINUED)

The excess of the fair value of the net assets acquired over the purchase price was allocated among the noncurrent assets based on their estimated fair values.

The purchase agreement provides for contingent consideration to be paid to the prior owner to the extent that quarterly revenues of Waste Express exceed $270,000, with payments equal to 8% of any such excess up to a maximum amount of $235,000 plus 6% interest.  No amount was included in the purchase price for this consideration since the outcome of this contingency was uncertain as of the balance sheet date.  If and when payment of additional consideration occurs, the purchase price will be increased accordingly.

Results of operations of Waste Express for the period September 10, 2005 through December 31, 2005 are included in the Company’s financial statements.  The following unaudited pro forma financial information for 2005 presents the combined fiscal results of operations of the Company and Waste Express as if the acquisition of Waste Express had occurred as of the date of the Company’s inception (May 2, 2005).

Revenue	$420,810

Net loss	(88,806)

3.  NOTE PAYABLE AND LONG-TERM DEBT

Long-term debt consists of the following:

	September 30, 2006	December 31, 2005

Note payable to lender due August 2006, bearing interest at 8%, due on demand and collateralized by real estate. The note was paid in March 2006.	$ -	$ 225,000

Senior Secured Convertible Notes, bearing interest at 10%, interest payable monthly in arrears with 15 monthly principal payments of 1/60 th of the initial principal balance, beginning on September 1, 2006 with a final balloon payment due November 21, 2007.	7,366,666	6,600,000

	7,366,666	6,825,000

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

3.  NOTE PAYABLE AND LONG-TERM DEBT (CONTINUED)

	September 30, 2006	December 31, 2005

Unamortized debt discount on note payable	$ -	$ (137,083)

Unamortized debt discount on Senior Secured Convertible Notes	(1,969,176)	(2,469,033)

	5,397,490	4,218,884
Less note payable, net of debt discount, and current maturities of long-term debt	1,387,000	495,917

Long-term debt	$ 4,010,490	$ 3,722,967

Maturities of note payable and long-term debt are as follows as of September 30, 2006:

Scheduled Principal Repayments	Amount

Within one year (by September 30, 2007)	$1,387,000
One to two years	5,979,666

$7,366,666

Maturities of note payable and long-term debt are as follows as of December 31, 2005:

Scheduled Principal Repayments	Amount

Within one year (by December 31, 2006)	$ 633,000
One to two years	6,297,000

$6,930,000

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

3.  NOTE PAYABLE AND LONG-TERM DEBT (CONTINUED)

A roll forward of the total amortized debt discount is as follows:

Discount associated with premium on repayments	$ 600,000
Discount associated with warrants and beneficial conversion feature on senior secured convertible notes	1,961,668
Discount associated with warrants on note payable	193,750
Amortization of debt discount	(149,302)

Balance at December 31, 2005	2,606,116

Discount associated with premium on repayments of $800,000 increase in principal of senior secured convertible notes	80,001
Discount associated with additional warrants and beneficial conversion feature on increase in senior secured convertible notes	261,556
Amortization of debt discount for nine months ended September 30, 2006	(978,497)

Balance at September 30, 2006	$1,969,176

The Company entered into 10% Senior Secured Convertible Notes (the “Notes”) dated November 21, 2005 with CAMOFI MASTER LDC and a limited number of Qualified Institutional Investors.  Interest is payable monthly in arrears, in cash or, at the option of the Company and subject to certain conditions being met, in registered common stock.  The Notes are collateralized by a first lien on all current and future assets of the Company and its current and future subsidiaries.  The Notes are guaranteed by the current and future subsidiaries of the Company.  The agreement requires the Company to comply with certain nonfinancial covenants, including restricting the payment of dividends.

The stated principal of the Notes was $6,000,000.  However, the agreement provides for repayment of the principal according to the following premiums and schedule:  102% of principal for monthly principal repayments of 1/60 of stated principal beginning September 2006, 110% of optional principal prepayments prior to November 21, 2006, 112.5% of optional principal prepayments November 21, 2006 through April 20, 2007, 115% of any principal prepayments thereafter including the required repayment at November 21, 2007 maturity.  The effect of the premiums increases the effective interest paid on the amounts borrowed.  The debt at December 31, 2005 is stated at the amount due at that date (110% of $6,000,000) with a debt discount being amortized by the interest method and adjusted over time to equate the amount initially borrowed to the amount scheduled to be repaid.

The Notes are convertible at any time into common stock at a fixed conversion price.  The fixed conversion price to convert the debt to equity is set at $0.50 per share, subject to downward adjustment for any subsequent equity transactions at prices less than $0.50 per share.

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

3.  NOTE PAYABLE AND LONG-TERM DEBT (CONTINUED)

In connection with the issuance of the Notes, the holders of the Notes were issued five-year warrants to purchase 2,000,000 shares of common stock at an exercise price of $0.01 per share.  The warrants are exercisable on a cashless basis and include certain anti-dilution provisions.

In accordance with EITF Issue No. 98-5 and No. 00-27, the $6 million proceeds received were allocated to the Notes and warrants based on their estimated fair values, resulting in the recording of a debt discount and increase to additional paid-in capital for the allocated value of the warrants, which was $980,834.  The determination of the fair value assumed exercise at the end of 5 years and 17.44% stock price volatility.  Since the Notes possess a beneficial conversion feature, an additional debt discount and increase to additional paid-in capital of $980,834 were recorded based on the intrinsic value of the conversion feature.  Since the shares of the Company’s common stock were not readily convertible to cash at December 31, 2005 or September 30, 2006, neither the warrants nor beneficial conversion feature were subject to SFAS 133 derivative accounting.  In accordance with EITF 00-19 and SFAS 133, the classification and accounting for the warrants and beneficial conversion feature will be reevaluated at each reporting date.

A separate agreement with holders of the Notes provided that the Company would pay liquidated damages to the holders of the Notes if a registration statement was not filed and declared effective by certain dates in 2006.  Subsequent to December 31, 2005, the Company agreed to issue 984,000 shares of common stock to the holders of the Notes to settle such damages.  We recorded the estimated fair value of these shares of $147,600 as a liability and nonoperating expense as of September 30, 2006.  These shares are expected to be issued by December 2006.  Holders of the Notes will be entitled to additional liquidated damages for delays in the effectiveness of the registration statement to register the warrants and conversion shares beyond October 30, 2006.

On February 23, 2006, the 10% Senior Secured Convertible Notes Agreement was amended and restated.  In connection therewith, the aggregate outstanding principal balance of the Notes increased by $800,000 to $6,800,000 and additional five-year warrants for the purchase of 266,667 shares of common stock were issued.  The warrants were valued at $130,778 and the intrinsic value of the Notes’ beneficial conversion feature was $130,778.  The percentages and timing of premiums on principal repayment as originally stated were not changed.  The Company’s amortization of debt discounts was adjusted accordingly.

Subsequent to December 31, 2005, the Company was in noncompliance with certain covenants in the Notes agreement regarding delivery of financial information.  Management obtained a waiver from the holders of the Notes, waiving any covenant violations regarding delivery of financial information through October 30, 2006.

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

3.  NOTE PAYABLE AND LONG-TERM DEBT (CONTINUED)

Note Payable

In connection with the issuance of the note payable, the Company agreed to issue certain dollar amounts of restricted and unrestricted shares of common stock based on the timing of debt repayment.  The note payable agreement was modified on November 28, 2005, at which time the Company agreed to issue an additional $225,000 in unrestricted shares of common stock.  The allocated value of these shares was initially recorded as a stock obligation liability and debt discount.  See Note 7.

4.  OTHER ASSETS

Other assets consist of the following:

	September 30, 2006	December 31, 2005

Permit, net of accumulated amortization of $25,095 and $7,720 respectively	$ 206,551	$ 223,926

Debt financing costs, net of accumulated amortization of $525,245 and $36,033, respectively	940,555	828,768

Deposit held in escrow account as required by state in connection with certain environmental obligations	400,000	-

Other	196,502	185,000

	$1,743,608	$1,237,694

Permit represents an intangible asset for the unamortized cost of environmental permits held by the Company.  This permit is amortized over an estimated life of 10 years.  The permit is currently in the process of being renewed for a 10 year period.  Amortization expense was $17,375 and $7,720 for the nine months ended September 30, 2006 and period from inception (May 2, 2005) through December 31, 2005, respectively.

Capitalized debt financing costs are amortized over the term of the related debt.  Debt financing costs include cash payments of $293,000 and $542,483 for the nine months ended September 30, 2006 and period from inception (May 2, 2005) through December 31, 2005, respectively, for costs associated with the Senior Secured Convertible Notes, subsequent amendment and line of credit agreement .  Debt financing costs also include $306,000 and $200,000 of related debt financing costs accrued but not yet paid as of September 30, 2006 and December 31, 2005, respectively, and the estimated value of warrants to purchase approximately 3,500,000 shares of common stock at an exercise price of $0.50 per share with a 5-year term, issued to Capitoline Financial Group, which is owned by a director of the Company.  Amortization expense was $489,212 and $36,033 for the nine months ended September 30, 2006 and period from inception (May 2, 2005) through December 31, 2005, respectively.

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

5.  COMMITMENTS AND CONTINGENCIES

The Company is a party to various legal and regulatory proceedings arising in the ordinary course of its business, none of which, in management’s opinion, will result in judgments which would have a material adverse effect on the Company’s financial position.

6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities, the carrying amounts approximate fair market value due to their short maturities.

At September 30, 2006, the estimated fair value and carrying amount of the Company’s debt were as follows:

	Carrying Value	Fair Value

Senior Secured Convertible Notes	$5,397,490	$5,408,000

At December 31, 2005, the estimated fair value and carrying amount of the Company’s debt were as follows:

	Carrying Value	Fair Value

Note payable	$ 87,917	$ 225,000

Senior Secured Convertible Notes	$4,130,967	$5,019,000

The fair values of the Company’s debt instruments were estimated by the Company.  Fair value of the note payable was estimated to be its face value based on the terms of the agreement and its recent issuance.  Fair value of the Senior Secured Convertible Notes was estimated considering the value of the warrants issued in connection with the Notes, the recent issuance date of the Notes and current market conditions.  The estimated fair values may not be representative of actual values of the financial instruments that could have been realized at year-end or may be realized in the future.

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

7.  OTHER LIABILITIES

In connection with issuance of a note payable, the Company had agreed, as of December 31, 2005, to issue $400,000 in unrestricted shares and $125,000 in restricted shares of common stock.  This obligation was subsequently settled through an agreement to issue 500,000 shares of common stock to be registered for resale and 400,000 restricted shares.  The proceeds from the note payable were allocated between the note and obligation to issue stock based on their estimated fair values with $193,750 assigned to the stock obligation and recorded as a liability.  The liability was remeasured to its estimated fair value through September30, 2006.

8.  STOCKHOLDERS’ EQUITY

In connection with certain asset acquisitions, the Company agreed to issue 750,000 shares of restricted stock, valued at $375,000 in the aggregate, to the sellers of the assets.

In connection with financing consulting services performed in 2005 (see additional information in Note 12), the Company agreed to issue to a consultant a certain number of warrants based on the number of shares of common stock that may be directly or indirectly issued as a result of the consultant’s involvement.  The initial fair value of the estimated number of warrants to be issued was estimated to be $322,318 and recorded as debt finance costs - other assets and paid-in capital in 2005.

9.  SEGMENT REPORTING

The Company’s operating segments are defined as components for which separate financial information is available that is evaluated regularly by the chief operating decision maker.  The Company’s reportable segments consist of Waste Express and Amerex.  Amerex revenues for the nine months ended September 30, 2006 consist primarily of waste management services similar to those performed by Waste Express.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.  The Company manages its business segments primarily based on earnings before income taxes.

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

9.  SEGMENT REPORTING (CONTINUED)

Selected financial information for reportable segments for the nine months ended September 30, 2006 is as follows:

	Waste Express	Amerex	Eliminations	Consolidated

Revenues	$2,616,435	$2,128,419	-	$4,744,854
Operating income (loss)	351,195	(1,109,398)	-	(758,203)
Other income (expense)	(1,165)	158,051	-	156,886
Interest expense, penalties
and amortization of debt
costs and debt discount	(343)	(2,164,977)	-	(2,165,320)
Income (loss) from continuing operations	349,687	(3,116,324)	-	(2,766,637)
Income from discontinued operations		41,479		41,479
Net income (loss)	349,687	(3,074,845)		(2,725,158)
Segment assets	1,704,914	8,801,579	(691,439)	9,815,054
Expenditures for acquisitions
property and equipment	285,304	165,082	-	450,386

Selected financial information for reportable segments for the period from inception to December 31, 2005 is as follows:

	Waste Express	Amerex	Eliminations	Consolidated

Revenues	$199,729	$ 30,774	$ -	$ 230,503
Operating loss	(35,774)	(332,578)	-	(368,352)
Other income	122	8,326	-	8,448
Interest expense and
amortization of debt costs
and debt discount	(408)	(268,007)	-	(268,415)
Loss before taxes	(36,060)	(592,259)	-	(628,319)
Segment assets	596,894	6,637,467	(505,394)	6,728,967
Expenditures for
property and equipment	26,780	266,459	-	293,239

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

10.  INCOME TAXES

The Company had no income tax expense for the nine months ended September 30, 2006 and period from inception (May 2, 2005) through December 31, 2005.

Significant components of the net deferred tax asset are as follows:

	September 30, 2006	December 31, 2005

Deferred tax assets:
Estimated net operating loss carryforwards	$ 859,514	$ 184,124
Property and equipment	554	203

Gross deferred tax assets	860,068	184,327
Valuation allowance	(822,000)	(144,899)

	38,068	39,428
Deferred tax liabilities -
Intangible assets	(38,068)	(39,428)

Net deferred tax asset	$ -	$ -

The valuation allowance serves to reduce net deferred tax assets to an amount that will more likely than not be realized.

Estimated net operating losses generated in 2005 of $473,326 and during the nine months ended September 30, 2006 of $1,736, 221 will expire in 2025 and 2026, respectively.

A reconciliation of income taxes at the federal statutory rate to income tax expense for the nine months ended September 30, 2006 and period from inception (May 2, 2005) through December 31, 2005 is as follows:

	September 30,	December 31,
	2006	2005

Income tax benefit at statutory rate	$ 953,805	$ 219,912
Debt discount amortization	(382,483)	(58,078)
Meals and entertainment	(500)	(503)
State income taxes	106,279	24,504
Impact of acquisition on valuation allowance	-	(40,935)
Increase in valuation allowance	(677,101)	(144,899)

	$ -	$ -

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

11.  CONCENTRATIONS

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables with a variety of customers.  The Company generally does not require collateral related to receivables.  During the period from inception (May 2, 2005) through December 31, 2005, and the nine-months ended September 30, 2006, the Company had revenue from five and four customers comprising approximately 43% and 61% of total revenues, respectively.  At December 31, 2005 and September 30, 2006, accounts receivable from six and four customers comprised approximately 49% and 82% of total accounts receivable, respectively.

12.  RELATED PARTY TRANSACTIONS

During the period from inception (May 2, 2005) through December 31, 2005, the Company incurred and recorded consulting fees related to debt financings of $325,000 plus expenses, and agreed to issue warrants to purchase shares of common stock at an exercise price of $0.50 per share initially valued at $322,318, to a company for which the principal of that company also serves on the Company’s board of directors.  The number of warrants to issue is based on 10% of the number of shares, warrants and conversion shares that may be directly or indirectly issued upon the completion of transactions the consulting company helped arrange, and approximates 3,500,000 warrants. The warrants are expected to be issued by December 2006. The consulting company has agreed to give half of these warrants to the president of the Company.  In 2005, the Company also agreed to issue 2,450,000 shares of common stock to a trust of which this same board director is the beneficiary, as compensation for consultation assistance provided to the Company in connection with the Company’s formation and start-up.  No expenses were recorded in connection with this agreement, since the estimated fair value of the Company’s stock at the time the services were provided was minimal.

The initial estimated value of the warrants was recorded as capitalized debt financing costs, which is being amortized over the term of the related debt. The obligation to issue warrants has been recorded as equity at December 31, 2005 and September 30, 2006, based on the guidance in SFAS 123R, SFAS 150 and EITF 00-19 and considering that the number of warrants to issue was reasonably estimable and not denominated in dollars or tied to any variable.

During the nine months ended September 30, 2006, the Company recorded an additional $558,000 in consulting fees plus expenses as debt finance costs paid to this consulting company as well as $6,000 in rent and $15,000 in other consulting fees.

During the period from inception (May 2, 2005) through December 31, 2005, the Company also paid consulting fees of $37,500 to a company owned by an officer and board member of the Company.

In August 2006 the Company entered into a month-to-month lease with Universal Wireline, Inc. for use of a 25 ton crane in connection with the demolition and salvage of materials at our Pryor, OK facility. The cost per month is $5,000. One of the Company’s directors owns 33.3% of Universal Wireline, Inc.

AIRGUIDE, INC. (dba AMEREX COMPANIES, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM INCEPTION (MAY 2, 2005) THROUGH DECEMBER 31, 2005 (INFORMATION AS OF SEPTEMBER 30, 2006 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 IS UNAUDITED)

13.  SIGNIFICANT ASSET ACQUISITIONS AND DISCONTINUED OPERATIONS

On February 1, 2006, the Company acquired certain fixed assets located in Pryor, Oklahoma from Kaiser Aluminum and Chemical Company for $700,000 plus related costs of $12,071.  Properties acquired contain asbestos, which the Company has estimated the cost to remove to be $875,000, such estimate being recorded as an environmental remediation liability.  As part of the asset purchase agreement, the Company assumed all obligations for removing the asbestos within 18 months, and was required to provide an $800,000 letter of credit to the seller.  If the asbestos obligations have not been settled within the required period, the seller may draw upon the letter of credit for any costs incurred by the seller to complete the asbestos removal and any damages permitted to be recovered under the agreement.  The Company has placed $800,000 in a separate bank account as collateral to the bank issuing the letter of credit.  The $1,575,000 fixed asset cost was allocated to the individual assets based on their estimated fair values. The Company intends to sell selected assets with an assigned cost of $1,190,303, which is presented as assets held for sale at September 30, 2006 and included in the Amerex segment. Since these assets are considered as a separate asset group to be disposed, they are classified as a discontinued operation. The Company expects to sell the majority of these assets by March 31, 20. Net proceeds from the disposal of these assets are included in the caption “income from discontinued operations”. The Company intends to convert the property to be retained into a licensed waste management facility.

On April 27, 2006, the Company acquired trucks, vehicles and certain equipment from Environmental Remediation Specialists, Inc. for $1,200,000 plus related costs of $5,645.

14.  CREDIT FACILITY

On August 31, 2006, the Company entered into an agreement with CAMOFI Master LDC for a line of credit secured by the Company’s accounts receivable.  The maximum borrowing on the line of credit is the lesser of $1.5 million or 80% of total accounts receivable outstanding less than 90 days.  In connection with the line of credit, the Company will issue 750,000 warrants to purchase registered shares of the Company’s common stock, exercisable for 5 years at a price of $0.01 per share.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder

Waste Express, Inc.

We have audited the accompanying balance sheet of Waste Express, Inc. as of December 31, 2004 and the related statements of operations, stockholders’ equity and cash flows for the period from January 1, 2005 through September 9, 2005 and the year ended December 31, 2004.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waste Express, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the period from January 1, 2005 through September 9, 2005 and the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

June 23, 2006

WASTE EXPRESS, INC.

BALANCE SHEET

December 31,
2004

ASSETS

Current Assets:
Cash	$ 4,861
Accounts receivable:
Trade, no allowance for doubtful accounts	73,210
Other current assets	1,338

Total Current Assets	79,409

Property and Equipment, at cost:
Land	48,283
Trucks and vehicles	42,304
Buildings and improvements	197,404
Office equipment and fixtures	138,254
Shop equipment	110,519

536,764

Less accumulated depreciation	301,086

Net Property and Equipment	235,678

Intangible Asset, net	143,865

Other Assets	8,201

$ 467,153

The accompanying notes are an integral part of the financial statements.

WASTE EXPRESS, INC.

BALANCE SHEET

December 31,
2004

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current maturities of long-term debt	$ 25,809
Note payable to stockholder	74,020
Accounts payable	120,090
Other	68,813

Total Current Liabilities	288,732

Long-Term Debt	16,544

Total Liabilities	305,276

Stockholders' Equity:
Common stock - $1 par value; 2,000 shares authorized,
issued and outstanding	2,000
Additional paid in capital	1,912,685
Accumulated deficit	(1,752,808)

Total Stockholders' Equity	161,877

$ 467,153

The accompanying notes are an integral part of the financial statements.

WASTE EXPRESS, INC.

STATEMENTS OF OPERATIONS

Period from
January 1 to	Year Ended
September 9,	December 31
2005	2004

Operating Revenue	$442,168	$ 748,670

Operating Expenses:
Cost of services provided	297,016	530,969
General and administrative	169,752	381,496
Amortization	17,070	24,679
Depreciation	6,989	18,567

Total Operating Expense	490,827	955,711

Operating Loss	(48,659)	(207,041)

Other Income (Expense):
Other income	9,199	-
Interest expense	(8,228)	(13,815)

Total Other Income (Expense)	971	(13,815)

Net Loss	$ (47,688)	$(220,856)

Loss per Share	$(23.84)	$(110.43)

The accompanying notes are an integral part of the financial statements.

WASTE EXPRESS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common	Paid In	Accumulated
	Stock	Capital	Deficit	Total

Balance, December 31, 2003	$ 2,000	$ 1,912,685	$(1,531,952)	$382,733

Net loss	-	-	(220,856)	(220,856)

Balance, December 31, 2004	2,000	1,912,685	(1,752,808)	161,877

Contribution of stockholder note	-	72,120	-	72,120

Net loss	-	-	(47,688)	(47,688)

Balance, September 9, 2005	$ 2,000	$1,984,805	$(1,800,496)	$186,309

The accompanying notes are an integral part of the financial statements.

WASTE EXPRESS, INC.

STATEMENTS OF CASH FLOWS

January 1 to	Year Ended
September 9,	December 31
2005	2004

Cash Flows From Operating Activities:
Net loss	$(47,688)	$(220,856)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Depreciation and amortization	24,059	18,567
Gain on disposal of property and
equipment	(9,199)	-
(Increase) Decrease in accounts
receivable trade	(3,557)	50,033
(Increase) Decrease in other
current assets	1,338	426
(Increase) Decrease in other assets	2,393	17,818
(Decrease) Increase in accounts
Payable	(20,924)	64,588
(Decrease) Increase in other
current liabilities	55,893	59,751

Net Cash Provided by (Used in)
Operating Activities	2,315	(9,673)

Cash Flows From Financing Activities:
Proceeds from long term debt borrowings	-	20,000
Net advance from parent	-	-
Principal payments on long-term debt	(6,648)	(14,715)

Net Cash Provided by (Used in)
Financing Activities	(6,648)	5,285

Net Decrease in Cash	(4,333)	(4,388)

Cash, beginning of period	4,861	9,249

Cash, end of period	$ 528	$ 4,861

OTHER DISCLOSURES

Interest paid	$ 8,228	$ 8,636

The accompanying notes are an integral part of the financial statements.

WASTE EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM JANUARY 1, 2005 THROUGH SEPTEMBER 9, 2005 AND YEAR ENDED DECEMBER 31, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations:  Waste Express, Inc. (the "Company") provides waste transportation, storage and disposal services to private companies, government agencies and municipalities in the south central United States.  On September 9, 2005, Amerex Companies, Inc. (“Amerex”) acquired all of the outstanding common stock of the Company.  See Note 2 for discussion of the purchase.

Cash and Cash Equivalents:  For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable:  Accounts receivable consists of amounts due from customers for services provided.  Accounts receivable are uncollateralized obligations due under normal trade terms requiring payment within 30 days from the invoice date.  The Company establishes an allowance for doubtful accounts based on its best estimate of probable losses in accounts receivable.  No allowance for doubtful accounts was considered necessary as of September 9, 2005 and December 31, 2004.  The Company generally does not charge interest on delinquent accounts unless a contract specifically indicates otherwise.

Property and Equipment:  Property and equipment are carried at cost and depreciated using the straight-line method over their estimated useful lives.  Prior to September 10, 2005, the Company’s estimated useful lives were 5 years for automobiles, 5 to 7 years for equipment and fixtures, and 15 to 39 years for buildings and improvements.  Upon acquisition of the Company by Amerex, the Company reassessed the estimated useful lives of its property and equipment, resulting in lives of 5 years for automobiles, 5 to 7 years for equipment and fixtures, and 10 to 15 years for buildings and improvements.  Gain or loss on disposal of property and equipment is reflected in other income.  Maintenance and repairs are charged to expense as incurred, whereas major improvements are capitalized.

Impairment of Long-Lived Assets:   The Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable.  The determination of whether an impairment has occurred is based on management’s estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets.  If an impairment has occurred, the Company determines the amount of the impairment by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.

WASTE EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM JANUARY 1, 2005 THROUGH SEPTEMBER 9, 2005 AND YEAR ENDED DECEMBER 31, 2004

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes:  Prior to September 10, 2005, the Company elected S Corporation status under the Internal Revenue Code.  As such, the shareholder was taxed on his proportionate share of the Company's taxable income, and no income tax provision or liability has been included in the Company’s financial statements prior to September 10, 2005.  Beginning September 10, 2005, the Company’s operations will be included in Amerex’s consolidated income tax return.

Revenue Recognition:  Revenue is recognized when persuasive evidence of an arrangement exists, services are rendered, the price is fixed or determinable, and collection is reasonably assured.

Segment Reporting:   The Company’s operations are treated as one operating segment since profit and loss reports to the chief operating decision maker are aggregated.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

The determination of the adequacy of the allowance for bad debts is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions.  In addition, the determination of accruals for environmental costs is based on cost estimates to be incurred that are susceptible to change as more information becomes available.  As a result, it is reasonably possible that estimated bad debt and environmental expenses may change materially in the near future.  However, the amount of the change that is reasonably possible cannot be estimated.  The estimated useful life of the permit and determination of whether an impairment of the permit has occurred is based on management’s estimate of the cash flows to be derived from the permit, which are based in part on management’s assessment of the Company’s ability to maintain and renew its permit.

New Accounting Pronouncements:   In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and SFAS No. 3,” to change the requirements for the accounting for and reporting of a change in accounting principle.  The provisions of SFAS No. 154 are effective for accounting changes made in fiscal years beginning after December 15, 2005.  This new standard could have a material impact on the Company’s results of operations, financial position or cash flows if an accounting change occurs.

WASTE EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM JANUARY 1, 2005 THROUGH SEPTEMBER 9, 2005 AND YEAR ENDED DECEMBER 31, 2004

2.  PURCHASE TRANSACTION

On September 9, 2005, all of the Company’s outstanding common stock was purchased by Amerex.  Components of the purchase price were as follows:

Cash paid	$296,281
Acquisition costs	63,073

Purchase price	$359,354

The following represents the allocation of the purchase price as of September 10, 2005 based on the estimated fair values of the assets acquired and liabilities assumed by Amerex:

Property and equipment	$215,658
Intangible asset: environmental permit	231,646
Receivables	76,764
Other current assets	5,887
Total assets	529,955

Accounts payable	30,168
Accrued liabilities	125,439
Debt assumed	14,994

Total liabilities	170,601

Purchase price	$359,354

The excess of the fair value of the net assets acquired over the purchase price was allocated among the property, equipment and intangible asset based on their estimated fair values.

According to the terms of the purchase agreement, additional contingent consideration will be paid to the extent the Company generates quarterly revenues in excess of $270,000 with payments equal to 8% of any such excess up to a maximum of $235,000 plus 6% interest.

3.  RELATED PARTY TRANSACTIONS

Related parties consist of stockholders.  Accounts payable to Amerex at September 9, 2005 was approximately $146,000.  There were no accounts payable to the former stockholder at December 31, 2004.

At December 31, 2004, the Company had a $74,020 note payable to its stockholder.  This note was forgiven and effectively contributed as capital to the Company in connection with the purchase of the Company by Amerex.

WASTE EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM JANUARY 1, 2005 THROUGH SEPTEMBER 9, 2005 AND YEAR ENDED DECEMBER 31, 2004

3.  RELATED PARTY TRANSACTIONS (CONTINUED)

In November 2005, Amerex issued $6 million in senior secured notes, whereby the holders of the notes obtained a security interest in all of the assets of Amerex and the Company.  As part of this note agreement, the Company is subject to certain nonfinancial covenants, including restrictions on indebtedness and asset sales.

4.  LONG-TERM DEBT

Notes payable and long-term debt at December 31, 2004 consists of the following:

Borrowings under a $20,000 line of credit with a bank due October 2005, bearing interest at prime (5.25% at December 31, 2004) and collateralized by the assets of the company.	$ 20,000

Note payable to bank due June 2008 with monthly payments of $618, including interest at 7.49%, and collateralized by transportation equipment.	22,353

Note payable with former stockholder bearing interest at 7%, unsecured and due on demand.	74,020

116,373

Less current maturities	99,829

$ 16,544

5.  INTANGIBLE ASSET

Intangible asset as of December 31, 2004 consists of the following:

Permit, net of amortization of $226,135 at December 31, 2004	$143,865

Permit represents an intangible asset for the unamortized cost of environmental permits held by the Company.  Prior to September 10, 2005, this permit was amortized over an estimated useful life of 15 years.  Upon acquisition of the Company by Amerex, the Company reassessed the useful life of the permit, assigning a remaining useful life of 10 years as of September 10, 2005.

The permit is currently in the process of being renewed for a 10 year period.  Amortization expense was $17,070 and $24,679 for the period January 1, 2005 to September 9, 2005 and the year ended December 31, 2004, respectively.

WASTE EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS

PERIOD FROM JANUARY 1, 2005 THROUGH SEPTEMBER 9, 2005 AND YEAR ENDED DECEMBER 31, 2004

6.  COMMITMENTS AND CONTINGENCIES

The Company is a party to various legal and regulatory proceedings arising in the ordinary course of its business, none of which, in management’s opinion, will result in judgments which would have a material adverse effect on the Company’s financial position.

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company’s financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short maturities.  The carrying amounts of the Company’s debt at December 31, 2004 approximated their fair values based on their terms and maturities.

8.  CONCENTRATIONS

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables with a variety of customers.  The Company generally does not require collateral related to receivables.  During the period from January 1, 2005 through September 9, 2005, the Company had revenues from three customers comprising approximately 72% of total revenues.  At December 31, 2004, accounts receivable from four customers comprised approximately 43% of total accounts receivable.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statement of operations is based on, and should be read in conjunction with, the historical financial statements and notes thereto of Airguide, Inc. (dba Amerex Companies, Inc.) (“the Company”) and Waste Express (“Waste Express”) included elsewhere in this registration statement. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below and described in the notes to the pro forma condensed combined financial statements.

On July 5, 2006, Airguide, Inc. (“Airguide”) acquired 100% of the issued and outstanding stock of Amerex Companies, Inc. (“Amerex”).  For accounting purposes, Amerex is considered the acquirer of Airguide.  Airguide had no assets and no liabilities as of the July 5, 2006 merger date.  The unaudited consolidated balance sheet of the Company as of September 30, 2006 included herein reflects the consolidated financial position of Airguide and Amerex.

We have similarly not presented an unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2006, since Airguide had no separate revenue and no expenses for the period January 1, 2006 through the July 5, 2006 merger date.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 combines the statement of operations of Amerex for the period from inception (May 2, 2005) through December 31, 2005 with the statement of operations of Waste Express to give pro forma effect to the September 9, 2005 acquisition of Waste Express and exchange of Amerex’s shares of common stock for shares of common stock of Airguide as if the transactions were consummated on January 1, 2005.  Airguide had no revenue and no expenses during this period.

The pro forma adjustments reflected in these unaudited condensed combined pro forma financial statements are described in the notes hereto and are based on the Company's estimates, available information and assumptions that management believes are reasonable. The following unaudited pro forma condensed combined financial statements also do not include any adjustments to conform accounting practices of the combining entities or to reflect any cost savings or synergies anticipated as a result of having completed these transactions.  This information is also not necessarily indicative of the operating results or the financial position that would have occurred or could occur in future periods had these transactions been completed as of the dates or for the periods indicated.

AIRGUIDE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

		WASTE EXPRESS
		JANUARY 1, 2005
		TO PURCHASE	PRO FORMA	COMBINED
	AMEREX (a)	DATE (b)	ADJUSTMENTS	PRO FORMA

Revenue	$ 230,503	$ 442,168		$ 672,671
Cost of services	141,770	297,016		438,786
General, administrative and Professional	428,193	169,752		597,945
Depreciation and amortization	28,892	24,059	7,239 (c)	60,190

Loss from Operations	(368,352)	(48,659)	(7,239) (c)	(454,250)
Interest expense	(83,080)	(8,228)	(24,000) (d)	(115,308)
Amortization of debt discount and costs	(185,335)	-	(98,333) (e)	(283,668)
Other income	8,448	9,199	-	17,647

NET LOSS	$(628,319)	$(47,688)	$(128,572)	$(835,579

NET LOSS PER COMMON SHARE: BASIC AND DILUTED	$(628.32)	$(23.84)		$(0.04)

Weighted Average Number of Common Shares Outstanding: Basic and Diluted	1,000	2,000 (f)	18,773,594 (f) (3,000) (f)	18,773,594

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA

STATEMENT OF OPERATIONS

(a)

Derived from the audited statement of operations of Airguide, Inc. (dba Amerex Companies, Inc.) for the period from inception (May 2, 2005) through December 31, 2005.

(b)

Derived from the audited statement of operations of Waste Express for the period January 1, 2005 through September 9, 2005.

(c)

Reflects additional amortization of the step-up in basis of fixed and intangible assets based on the purchase price allocation of Waste Express assuming the purchase occurred on January 1, 2005.

(d)

Reflects additional contractual interest expense on Amerex’s note payable with Professional Traders Fund LLC at an annual interest rate of 8% assuming the note was issued January 1, 2005 to pay for the purchase price of Waste Express.

(e)

Reflects additional amortization of debt discount related to shares of common stock agreed to be issued in connection with Amerex’s note payable, assuming the note payable and related common stock obligation was issued on January 1, 2005.

(f)

1,000 shares of Amerex and 2,000 shares of Waste Express common stock were issued and outstanding during 2005. The pro forma adjustment eliminates these shares, and reflects the capitalization of the Company after the exchange of shares of common stock of Airguide, Inc. for shares of Amerex common stock as if the exchange occurred at the beginning of the period (January 1, 2005).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers.

Our articles of incorporation do not provide that we will indemnify an officer, director, or former officer or director. Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent permitted under the Oklahoma  General Corporation Act.  At this time, we do not maintain officer and director liability insurance. We are currently soliciting quotations from several agencies and expect to secure such insurance prior to the end of 2006.

The  indemnification and advancement of expenses provided by the bylaws shall not be deemed  exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer  and shall inure to the benefit of the heirs, executors and administrators of such person.

Our duties to indemnify and to advance expenses to a director or officer provided in the bylaws shall be in the nature of a contract between us and each such director or officer, and no amendment or repeal of any such provision of the bylaws shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Securities Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.  All such expenses will be paid by us.  The amounts listed below are estimates subject to future contingencies.

Securities and Exchange Commission Registration Fee Printing Expenses	$ 745

Accounting Fees and Expenses	$ 0

Legal Fees and Expenses*	$ 100,000

Blue Sky Fees and Expenses (including legal fees) *	$ 0

Registrar and Transfer Agent Fee	$ 10,000

Miscellaenous *	$ 10,000

TOTAL	$ 190,745
$$0

* Estimated and subject to amendment

Item 26.  Recent Sales of Unregistered Securities.

In the last three years, we sold the following unregistered securities:

On June 6, 2005, we issued 300,000 post-reverse split shares of common stock to Michelle Harrington.  This stock was issued to Harrington as highest bidder at a public auction levying on a $7,998.04 debt owed by us to Ms. Harrington for transfer agent services.  The judgment was dated May 10, 2005 in the Third Judicial District Court for Utah County, Utah.

At the closing of our reverse acquisition of Amerex on July 5, 2006, we issued: 18,230,000 shares of our common stock to the stockholders of Amerex; warrants to purchase 7,210,067 shares of our common stock to the warrant holders of Amerex as follows: a warrant expiring on November 21, 2010 to purchase 2,266,667 shares of our common stock at an exercise price of $0.01 per share, a warrant expiring on June 30, 2011 to purchase 984,000 shares of our common stock at an exercise price of $0.01 per share, and two warrants expiring on June 30, 2011, each to purchase 1,781,213 shares of our common stock at an exercise price of $0.50 per share; and a convertible note to the convertible note holder of Amerex in the aggregate principal amount of $6,800,000, with interest at ten percent (10%) per annum payable monthly, convertible into 13,600,000 shares of our common stock at a conversion price of $0.50 per share.

The issuances of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.  The Company made the determination that each investor had enough knowledge and experience in finance and business matters to evaluate the risks and merits of the investment.  There was no general solicitation or general advertising used to market the securities.  Also, the non-accredited and accredited investors were given a private placement memorandum containing the kind of information normally provided in a prospectus.  All purchasers represented in writing that they acquired the securities for their own accounts.  A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

#

Item 27. Exhibits.

Exhibit No.	Document
2.1

Share Exchange Agreement dated as of July 5, 2006 among Airguide, Inc., James P. Frack, AMEREX Companies, Inc., and the Stockholders of AMEREX Companies, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K filed July 11, 2006)

2.2	Agreement of Merger between CDX.com Colorado and CDX.com Merger Co (Oklahoma) dated July 28, 2005 (incorporated by reference to Exhibit 2.1of Form 10-QSB for the quarter ended September 30, 2004).

2.3	Stock Purchase Agreement between United Assurance and Airguide, Inc. dated August 1, 2005 (incorporated by reference to Exhibit 2.2 of Form 10-QSB for the quarter ended September 30, 2004)

2.4

Agreement and Plan of Merger between Airguide, Inc, and CDX.com Merger, Inc., and CDX.com (Oklahoma), dated July 28, 2005 (incorporated by reference to Exhibit 2.3 of  Form 10-QSB for the quarter ended September 30, 2004)

3.1	Restated Articles of Incorporation filed 7/27/2005 (incorporated by reference to Exhibit 3.1 of Form 10-QSB for the quarter ended September 30, 2004)

3.2	Certificate of Incorporation of Airguide, Inc. (incorporated by reference to Exhibit 3.4 of Form 10-QSB for the quarter ended September 30, 2004)

3.3	Bylaws of Airguide, Inc. (incorporated by reference to Exhibit 3.6 of Form 10-QSB for the year ended September 30, 2004)

4.1	10% Senior Convertible Note issued to CAMOFI Master LCD in the acquisition on July 5, 2006
4.2	Warrant issued to CAMOFI Master LCD in the acquisition on July 5, 2006. [Sent to Zach]
4.3	Form of warrant issued to former AMEREX Companies, Inc. warrant holders in the acquisition on July 5, 2006.
4.4

AMEREX Companies, Inc. 8% Secured Promissory Note, dated September 2, 2005, in the amount of $450,000 issued to Professional Traders Fund, LLC.(incorporated by reference to Exhibit 4.6 of Form 8-K filed July 11, 2006)

4.5	Warrant issued to CAMOFI Master LCD in connection with a line of credit on August 31, 2006.
5.1	Opinion of Counsel
10.1	Securities Purchase Agreement, dated November 21, 2005, between AMEREX Companies, Inc. and CAMOFI Master LDC. (filed herewith)
10.2

Form of Lock-Up Agreement dated November 21, 2005, between CAMOFI Master LCD and each of Richard Coody, Nick Malino, Ron Brewer, Robert Roever, John Smith, and Marwaan Karame. (incorporated by reference to Exhibit 10.2 of Form 8-K filed on July 11, 2006)

10.3	Registration Rights Agreement, dated November 21, 2005, between AMEREX Companies, Inc. and CAMOFI Master LDC. (incorporated by reference to Exhibit 10.3 of Form 8-K filed on July 11, 2006)
10.4	Escrow Agreement, dated November 21, 2005, between AMEREX Companies, Inc. and CAMOFI Master LDC. (incorporated by reference to Exhibit 10.4 of Form 8-K filed on July 11, 2006)
10.5	Subsidiary Guarantee, dated November 21, 2005, of Waste Express to CAMOFI Master LDC. (incorporated by reference to Exhibit 10.5 of Form 8-K filed on July 11, 2006)
10.6	Subsidiary Agreement, dated November 21, 2005, between Amerex Acquistion Corp. and CAMOFI Master LDC. (incorporated by reference to Exhibit 10.6 of Form 8-K filed on July 11, 2006)
10.7	Intercreditor Agreement , dated November 21, 2005, between CAMOFI and PTF. (incorporated by reference to Exhibit 10.7 of Form 8-K filed on July 11, 2006)
10.8	Loan Agreement, dated August 12, 2005 between DCI USA Inc. and AMEREX Companies, Inc. (incorporated by reference to Exhibit 10.8 of Form 8-K filed July 11, 2006)
10.9

Amendment, dated June 30, 2006 to Contract for Sale and Purchase of Business Assets, dated September 1, 2005, between Enhanced Operating Co., LLC and AMEREX Companies, Inc. (incorporated by reference to Exhibit 10.10 of Form 8-K filed on July 11, 2006)

10.11

Amendment, dated November 13, 2005, to Contract for Sale and Purchase of Business Assets, dated September 13, 2005, among NES Technology LLC, Industrial Waste Services LLC and AMEREX Companies, Inc. (incorporated by reference to Exhibit 10.13 of Form 8-K filed on July 11, 2006)

10.12	Employment Agreement, dated October 1, 2005, between AMEREX Companies, and Richard Coody. (incorporated by reference to Exhibit 10.23 of Form 8-K filed on July 11, 2006)
10.13	Lease Agreement, dated December 1, 2005, between Amerex Companies, Inc. and Capitoline Advisors, Inc.(incorporated by reference to Exhibit 10.29 of Form 8-K filed on July 11, 2006)
10.14	Lease Agreement, dated December 30, 2005, between Amerex Companies, Inc. and CDI, Inc. (incorporated by reference to Exhibit 10.30 of Form 8-K filed on July 11, 2006)
10.15	Line of Credit with CAMOFI Master LCD. (filed herewith)
21	Subsidiaries of Registrant (incorporated by reference to Exhibit 21 of Form 8-K filed on July 11, 2006).
23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

#

Item 28.  Undertakings.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any additional or changed material information on the plan of distribution;

(2)

For the purpose of determining any liability under the Act, treat each such post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time shall be deemed to be the bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

#

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of December, 2006.

AIRGUIDE, INC.

By:

/s/   Nicholas J. Malino

Nicholas J. Malino, Chief Executive Officer

By:

/s/   Brad Morris

Brad Morris, Controller

(Chief Accounting Officer)

#

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Nicholas Malino, with the power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and substitution for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Nicholas J. Malino Nicholas J. Malino	Director and Chief Executive Officer	December 14, 2006
/s/ Richard Coody Richard Coody	Director and President	December 14, 2006
/s/ Brad Moris Brad Morris	Controller	December 14, 2006

Exhibit Index

Exhibit No.	Document
2.1

Share Exchange Agreement dated as of July 5, 2006 among Airguide, Inc., James P. Frack, AMEREX Companies, Inc., and the Stockholders of AMEREX Companies, Inc. (incorporated by reference to Exhibit 2.1 of Form 8-K filed July 11, 2006)

2.2	Agreement of Merger between CDX.com Colorado and CDX.com Merger Co (Oklahoma) dated July 28, 2005 (incorporated by reference to Exhibit 2.1of Form 10-QSB for the quarter ended September 30, 2004).

2.3	Stock Purchase Agreement between United Assurance and Airguide, Inc. dated August 1, 2005 (incorporated by reference to Exhibit 2.2 of Form 10-QSB for the quarter ended September 30, 2004)

2.4

Agreement and Plan of Merger between Airguide, Inc, and CDX.com Merger, Inc., and CDX.com (Oklahoma), dated July 28, 2005 (incorporated by reference to Exhibit 2.3 of  Form 10-QSB for the quarter ended September 30, 2004)

3.1	Restated Articles of Incorporation filed 7/27/2005 (incorporated by reference to Exhibit 3.1 of Form 10-QSB for the quarter ended September 30, 2004)

3.2	Certificate of Incorporation of Airguide, Inc. (incorporated by reference to Exhibit 3.4 of Form 10-QSB for the quarter ended September 30, 2004)

3.3	Bylaws of Airguide, Inc. (incorporated by reference to Exhibit 3.6 of Form 10-QSB for the year ended September 30, 2004)

4.1	10% Senior Convertible Note issued to CAMOFI Master LCD in the acquisition on July 5, 2006.
4.2	Warrant issued to CAMOFI Master LCD in the acquisition on July 5, 2006.
4.3	Form of warrant issued to former AMEREX Companies, Inc. warrant holders in the acquisition on July 5, 2006. To be filed by amendment.
4.4

AMEREX Companies, Inc. 8% Secured Promissory Note, dated September 2, 2005, in the amount of $450,000 issued to Professional Traders Fund, LLC.(incorporated by reference to Exhibit 4.6 of Form 8-K filed July 11, 2006)

4.5	Warrant issued to CAMOFI Master LCD in connection with a line of credit on November 10, 2006.
5.1	Opinion of Counsel
10.1	Securities Purchase Agreement, dated November 21, 2005, between AMEREX Companies, Inc. and CAMOFI Master LDC. (filed herewith)
10.2

Form of Lock-Up Agreement dated November 21, 2005, between CAMOFI Master LCD and each of Richard Coody, Nick Malino, Ron Brewer, Robert Roever, John Smith, and Marwaan Karame. (incorporated by reference to Exhibit 10.2 of Form 8-K filed on July 11, 2006)

10.3	Registration Rights Agreement, dated November 21, 2005, between AMEREX Companies, Inc. and CAMOFI Master LDC. (incorporated by reference to Exhibit 10.3 of Form 8-K filed on July 11, 2006)
10.4	Escrow Agreement, dated November 21, 2005, between AMEREX Companies, Inc. and CAMOFI Master LDC. (incorporated by reference to Exhibit 10.4 of Form 8-K filed on July 11, 2006)
10.5	Subsidiary Guarantee, dated November 21, 2005, of Waste Express to CAMOFI Master LDC. (incorporated by reference to Exhibit 10.5 of Form 8-K filed on July 11, 2006)
10.6	Subsidiary Agreement, dated November 21, 2005, between Amerex Acquistion Corp. and CAMOFI Master LDC. (incorporated by reference to Exhibit 10.6 of Form 8-K filed on July 11, 2006)
10.7	Intercreditor Agreement, dated November 21, 2005, between CAMOFI and PTF. (incorporated by reference to Exhibit 10.7 of Form 8-K filed on July 11, 2006)
10.8	Loan Agreement, dated August 12, 2005 between DCI USA Inc. and AMEREX Companies, Inc. (incorporated by reference to Exhibit 10.8 of Form 8-K filed July 11, 2006)
10.9

Amendment, dated June 30, 2006 to Contract for Sale and Purchase of Business Assets, dated September 1, 2005, between Enhanced Operating Co., LLC and AMEREX Companies, Inc. (incorporated by reference to Exhibit 10.10 of Form 8-K filed on July 11, 2006)

10.11

Amendment, dated November 13, 2005, to Contract for Sale and Purchase of Business Assets, dated September 13, 2005, among NES Technology LLC, Industrial Waste Services LLC and AMEREX Companies, Inc. (incorporated by reference to Exhibit 10.13 of Form 8-K filed on July 11, 2006)

10.12	Employment Agreement, dated October 1, 2005, between AMEREX Companies, and Richard Coody. (incorporated by reference to Exhibit 10.23 of Form 8-K filed on July 11, 2006)
10.13	Lease Agreement, dated December 1, 2005, between Amerex Companies, Inc. and Capitoline Advisors, Inc.(incorporated by reference to Exhibit 10.29 of Form 8-K filed on July 11, 2006)
10.14	Lease Agreement, dated December 30, 2005, between Amerex Companies, Inc. and CDI, Inc. (incorporated by reference to Exhibit 10.30 of Form 8-K filed on July 11, 2006)
10.15	Line of Credit with CAMOFI Master LCD. (filed herewith)
21	Subsidiaries of Registrant (incorporated by reference to Exhibit 21 of Form 8-K filed on July 11, 2006).
23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)